EXHIBIT 10.8
AMENDED AND RESTATED LOAN AGREEMENT
Among
CEDAR SHOPPING CENTERS PARTNERSHIP, L.P. a Delaware limited partnership
(“Borrower”)
and
KEYBANK, NATIONAL ASSOCIATION (“Administrative Agent”),
and
KEYBANK, NATIONAL ASSOCIATION,
MANUFACTURERS AND TRADERS TRUST COMPANY,
TD BANK, N.A.
REGIONS BANK
CITIZENS BANK OF PENNSYLVANIA
RAYMOND JAMES BANK, FSB
TRISTATE CAPITAL BANK
and any other Lenders, if any, which may become parties to this Agreement (“Lenders”)

KEYBANC CAPITAL MARKETS LLC (“Arranger”)

UP TO $250,000,000.00 LOAN

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EXHIBITS

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SCHEDULES

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THIS AMENDED AND RESTATED LOAN AGREEMENT AMENDS AND RESTATES IN ITS ENTIRETY THAT CERTAIN LOAN AGREEMENT DATED AS OF JUNE 13, 2008 ENTERED INTO BETWEEN CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., AS BORROWER, KEYBANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, AND THE VARIOUS LENDERS PARTY THERETO
AMENDED AND RESTATED LOAN AGREEMENT
     This agreement (“Loan Agreement” or “Agreement”) is made and entered into as of the 17th day of October, 2008, by and between CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership having an address at 44 South Bayles Avenue, Port Washington, New York 11050 (“Borrower”), KEYBANK, NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts, 02110; MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation having an address at One M&T Plaza, Buffalo, New York 14203; TD BANK, N.A., having an address at 15 Park Street, Framingham, Massachusetts 01702; REGIONS BANK having an address at 1900 5th Ave. N., 15th Floor, Birmingham, Alabama 35203; CITIZENS BANK OF PENNSYLVANIA having an address at 1215 Superior Ave., 6th Floor, Cleveland, Ohio 44114; RAYMOND JAMES BANK, FSB, having an address at 710 Carillon Parkway, St. Petersburg, Florida 33716; and TRISTATE CAPITAL BANK, having an address at 789 E. Lancaster Avenue, Suite 240, Villanova, Pennsylvania 19085, and the other lending institutions which are or may hereafter become parties to the Loan Agreement (as defined below), as the Lenders (collectively, the “Lenders”), and KEYBANK, NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts, 02110 as administrative agent on behalf of the Lenders (the “Administrative Agent”).
WITNESSETH:
     1. BACKGROUND.
     1.1 Defined Terms. Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Loan Document, as referenced in Exhibit A.
     1.2 Borrower. Borrower is a limited partnership organized under the laws of the State of Delaware of which the sole general partner is CSC.
     1.3 Use of Loan Proceeds. Borrower has applied to Lenders for a revolving loan of not to exceed up to TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00), with an initial Established Loan Amount of One Hundred Fifty Million Dollars ($150,000,000.00) (“Loan”), the proceeds of which are to be used (a) to provide funds for the acquisition, development, construction, expansion, and renovation, of real estate properties by the Borrower, CSC, and the Borrower Subsidiaries, (b) to pay certain closing and transactional costs as approved by the Administrative Agent, and (c) for other lawful REIT purposes, including, without limitation, the disbursements on the Funding Date.
     1.4 Guaranties. As an inducement to Lenders to make the Loan, CEDAR SHOPPING CENTERS, INC., a Maryland corporation (“CSC”), and each Borrowing Base Property Owner (severally and collectively called “Guarantor” or “Guarantors”) have agreed to furnish guaranties to the Administrative Agent, for the ratable benefit of the Lenders. The establishment of the facility provided for herein and the making of the Loan is in the best interest of each of the Guarantors as the proceeds of the Loan are being, or may be, used to satisfy Debt of certain of the Guarantors and to make available funds to the Guarantors for working capital purposes and for acquisitions, development, capital expenditures, and refinancings of real estate properties. The Lenders have advised the Borrower that the Lenders will not establish this facility without the Guaranty from the Guarantors.
     1.5 Loan. Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, each of the Lenders agrees severally to make a loan to the Borrower up to a maximum aggregate principal amount equal to such Lender’s Commitment, and Borrower agrees to accept and repay the Loan in accordance with the terms of this Agreement.
     2. LOAN PROVISIONS.
     2.1 General Loan Provisions.
          2.1.1 Limit.
               (i) Subject to all of the terms and conditions hereof, the Lenders hereby agree to lend to Borrower, and Borrower may borrow, reborrow and repay from time to time sums (the “Loan Advances”) between the date hereof and the Maturity Date; provided, that (a) the aggregate of (1) the outstanding principal balance of the Loan plus (2) the L/C Exposure, shall at no time exceed (b) the least of (1) the Established Loan Amount, (2) the Total Commitment, or (3) the Availability (the least of (1), (2) or (3), the “Maximum Loan Amount”).
               (ii) The obligations of the Lenders hereunder are several and independent and not joint. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Loan.
               (iii) Provided no Default or Event of Default shall then be in existence, the Borrower may, on any one (1) or more occasions prior to the Maturity Date, request an increase the Established Loan Amount; provided, however, that (i) the amount of each such increase shall not be less than Ten Million ($10,000,000.00) Dollars, (ii) the aggregate amount of all such increases shall not cause the Established Loan Amount to exceed Two Hundred Fifty Million ($250,000,000.00) Dollars, and (iii) after any such increase the Established Loan Amount shall not exceed the Total Commitments (as such may be increased after the date hereof) as determined by the Administrative Agent. Such request may be made by the Borrower by written notice to the Administrative Agent, which election shall designate the desired increased Established Loan Amount. The Borrower shall execute, deliver and satisfy, and shall cause each Loan Party to execute, deliver, and satisfy, any and all documentation and other conditions reasonably required by the Administrative Agent and any Lender increasing its Commitment in order to evidence and effectuate the increase in the Established Loan Amount, including, without limitation, any new or replacement Note as may be required by any Lender increasing its Commitment or any new Lender issuing a new Commitment. Any such increase of the Established Loan Amount shall not be effective until written confirmation from the Administrative Agent to the Borrower and the Lenders of such increased amount and the confirmation that such amount does not exceed the Total Commitments. The Administrative Agent shall give the existing Lenders written notice of the Borrower’s request to so increase the Established Loan Amount hereunder, and the existing Lenders shall have a right of first refusal with respect to electing to increase their respective Commitments, which right must be exercised by providing the Administrative Agent with written notice of such election within ten (10) Business Days of the notice provided by the Administrative Agent. In the event the existing Lenders shall agree to increase their Commitments by an amount that is in excess of the requested increase, such increased Commitments shall be allocated by the Administrative Agent on a pro rata basis. In connection with any increase in the Established Loan Amount, no Lender shall be required to increase the amount of such Lender’s Commitment.
          2.1.2 Procedures and Limits. Until the Maturity Date, the Lenders shall, subject to the compliance with all of the other terms, conditions and provisions of this Agreement and there then continuing no Default or Event of Default, make disbursements to Borrower of Loan Advances in installments in accordance with the following:
               (i) Written Requests. Loan Advances shall be made, at Borrower’s written request to Administrative Agent, not more frequently than four (4) times a month, on the basis of written requests, made in accordance with the method and procedures described in Section 2.1.3 below; and Administrative Agent shall act upon such requests within three (3) Business Days following the receipt of a written request from Borrower for a Loan Advance, which action may include, without limitation, funding the requested Loan Advance, or specifying the basis for not funding and, when applicable, requesting additional information and supporting documentation. The date on which any Loan Advance is funded (or Letter of Credit issued) is herein called a “Drawdown Date.”
               (ii) Requisitions, Certifications. Each request for a Loan Advance shall be in writing and in the form attached hereto as Exhibit B-1, and shall include an updated Availability Certificate in the form of Exhibit B-1 attached hereto. Each such request shall specify (i) the amount of the Loan Advance requested, (ii) the purpose of the Loan Advance requested, (iii) the aggregate outstanding principal balance of the Loan plus L/C Exposure, (iv) the then aggregate remaining amount which may be funded under the Note, and (v) calculations evidencing the Borrower’s continued compliance with the Financial Covenants, as satisfied by the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower, except to the extent the contemplated Loan Advance will result in noncompliance with the Financial Covenants, and (vi) if the purpose of the Loan Advance is to fund project costs with respect to a Borrowing Base Property, such supporting invoices and other documentation as the Administrative Agent may reasonably require evidencing the project costs incurred or to be paid supporting such Loan Advance. Each request for a Loan Advance hereunder shall be for (a) a minimum amount of $500,000.00, and (b) an amount not to exceed

(x) the Maximum Loan Amount less (y) the aggregate of the then outstanding principal balance of the Loan plus L/C Exposure.
          2.1.3 Funding Procedures. The following terms and provisions shall apply to any Loan Advance:
               (i) Upon the satisfaction of the conditions set forth in this Section 2.1, to the extent applicable, Administrative Agent on behalf of the Lenders will either (x) deposit into a Depository Account of the Borrower or (y) disburse to, or for the benefit of, the Borrower or any Borrower Subsidiary (as directed by the Borrower) the amount of the Loan Advance requested by Borrower pursuant to this Section 2.1. Provided the Administrative Agent has received from the Lenders immediately available funds not later than 1:00 p.m. (Eastern time) on the proposed Drawdown Date (to the extent immediately available funds are received later than 1:00 p.m. (Eastern time), Administrative Agent, on behalf of the Lenders, will make the deposit into the Depository Account on the following Business Day), provided that if Borrower’s request for a Loan Advance so specifies, instead of making such deposit, Administrative Agent on behalf of the Lenders shall fund all or a portion of such Loan Advance received by the Administrative Agent from the Lenders directly by wire transfer of immediately available funds to a third party (in accordance with wiring instruction specified in such request), in which event such funds shall be wired by no later than 2:00 p.m. (Eastern time) on the proposed Drawdown Date.
               (ii) Each request for a Loan Advance hereunder shall constitute a representation and warranty by Borrower that the conditions set forth in Section 5.1 hereof, as the case may be, have been satisfied on the date of such request and will be satisfied on the proposed Drawdown Date, unless otherwise disclosed in writing to the Administrative Agent prior to or at the time of such request, including the Borrower’s continued compliance with the Financial Covenants, as satisfied by the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower, except to the extent the contemplated Loan Advance will result in noncompliance with the Financial Covenants. Notwithstanding any such disclosure, the disclosure by Borrower to the Administrative Agent that one or more of the conditions set forth in Section 5.1 hereof are not satisfied as of the date of Borrower’s request for a Loan Advance or will not be satisfied as of the proposed Drawdown Date shall entitle Administrative Agent and Lenders to refuse to make the Loan Advance requested by Borrower.
               (iii) If any Event of Default shall occur and be continuing, the Administrative Agent may or shall (at the direction of the Required Lenders), by notice to Borrower, terminate the obligation of the Lenders to fund Loan Advances in respect of the then unfunded portion of the Note, and, upon such notice being given, such obligation of the Lenders to make any further Loan Advances in respect of the then unfunded portion of the Note shall terminate immediately and the Lenders shall be relieved of all further obligations to make any Loan Advances to Borrower.
     2.2 Term of Loan.
          2.2.1 The Loan shall be for a term (the “Initial Term”) commencing on the date hereof and ending on June 13, 2011(the “Initial Maturity Date”) or such earlier date as the Loan is accelerated pursuant to the terms of this Agreement upon an Event of Default. The Initial Term may be extended for one year (“Extended Term”) until June 13, 2012 (“Extended Maturity Date”) upon satisfaction of the conditions set forth in Section 2.2.3 (hereinafter, the Initial Maturity Date and the Extended Maturity Date may be referred to herein sometimes as the “Maturity Date” as may be applicable).
          2.2.2 Termination/Reduction.
               (i) The Borrower shall have the right to terminate the Loan prior to the originally scheduled Maturity Date by providing the Administrative Agent (with the Administrative Agent giving prompt notice thereof to the Lenders) with ten (10) days’ written notice of the Borrower’s intention to terminate the Loan (the date of such termination being the “Borrower Termination Date”). In the event that the Borrower provides such written notice to the Administrative Agent, (i) as of the date of the notice, the Lenders shall have no further obligation to make or issue, and the Borrower shall have no further right to receive or request, any Loan Advances or any Letters of Credit hereunder, and (ii) the Borrower shall be obligated on the Borrower Termination Date to pay in full all accrued interest, principal and other charges due with respect to the Loan, including, without limitation, any Breakage Fees due on account of such payment and (y) either (1) provide Administrative Agent with cash collateral equal to the outstanding amount of all outstanding Letters of Credit from a source other than the proceeds of the Loan or (2) return all outstanding Letters of Credit to the Administrative Agent. If such cash collateral is posted, such funds shall be held in an interest bearing account at the Administrative Agent, shall be pledged to secure the Obligations, and shall be refunded on a dollar for dollar basis to the Borrower upon the return to the Administrative Agent, or the expiration, of each Letter of Credit.
               (ii) The Borrower shall have the right to reduce the Established Loan Amount to an amount not less than $100,000,000.00 prior to the originally scheduled Maturity Date by providing the Administrative Agent (with the Administrative Agent giving prompt notice thereof to the Lenders) with ten (10) days’ written notice of the Borrower’s intention to reduce the Established Loan Amount (the date of such reduction being the “Borrower Reduction Date”). In the event that the Borrower provides such written notice to the Administrative Agent, (i) as of the date of the notice, the Lenders shall have no further obligation to make or issue, and the Borrower shall have no further right to receive or request, any Loan Advances or any Letters of Credit such that (1) the outstanding principal balance of the Loan plus (2) the L/C Exposure, would exceed such reduced Established Loan Amount, and (ii) the Borrower shall be obligated on the Borrower Reduction Date to pay in full the excess of (1) the outstanding principal balance of the Loan plus (2) the L/C Exposure (less any portion of the L/C Exposure which is cash collateralized as set forth in section (y) below), over the reduced Established Loan Amount, including, without limitation, any Breakage Fees due on account of such payment due on account of such payment and/or (y) provide Administrative Agent with cash collateral equal to such excess with respect to Letters of Credit from a source other than the proceeds of the Loan. If such cash collateral is posted, such funds shall be held in an interest bearing account at the Administrative Agent, shall be pledged to secure the Obligations, and shall be refunded on a dollar for dollar basis to the Borrower upon the return to the Administrative Agent, or the expiration, of each Letter of Credit. In order to effect such reduced Established Loan Amount, the Administrative Agent shall reduce the Lenders’ Commitments on a pro rata basis.

          2.2.3 Upon satisfaction of each of the following conditions, Borrower may extend the Initial Maturity Date of the Loan until the Extended Maturity Date:
               (i) No Default. No Default shall exist on the date of the Borrower’s written notice for an extension as provided for below and on the Initial Maturity Date.
               (ii) Notice From Borrower. Borrower shall have given Administrative Agent (and the Administrative Agent shall give prompt notice thereof to the Lenders) written notice of Borrower’s request to exercise its extension right at least forty five (45) days, but no more than ninety (90) days, before the Initial Maturity Date.
               (iii) Covenant Compliance. No breach of any covenants imposed upon Borrower or Guarantor shall exist including, without limitation, the Financial Covenants.
               (iv) Conditions Satisfied. All of the conditions set forth in Section 5.1 of this Agreement, to the extent applicable, shall continue to be satisfied.
               (v) Extension Fee. The Borrower shall have paid to the Administrative Agent an extension fee (the “Extension Fee”) for the pro rata benefit of the Lenders of two-tenths of one percent (0.20%) of the outstanding Commitments of the Lenders, such Extension Fee to be payable at least five (5) days prior to the Initial Maturity Date.
               (vi) Appraisals. If reasonably required by the Administrative Agent, the Administrative Agent shall have obtained an updated Appraisal on each Borrowing Base Property.
               (vii) Additional Documents. Borrower and Guarantor shall have executed and delivered to Administrative Agent such agreements and documents as Administrative Agent may reasonably require incident to the extension.
Within thirty (30) days following receipt by Administrative Agent and each of the Lenders of Borrower’s written notice under clause 2.2.3(ii) above requesting the extension accompanied by those of the items described above which are then available, Administrative Agent shall notify Borrower in writing if all of the conditions precedent to the extension, other than payment of the Extension Fee, have been satisfied, or if further information, certificates or work are required. If Administrative Agent determines that the conditions to extension have been satisfied, other than payment of the Extension Fee, Administrative Agent shall so notify Borrower and the Lenders and upon Administrative Agent’s receipt of the Extension Fee not later than five (5) days prior to the Initial Maturity Date, so long as no Default exists, the term of the Loan shall be extended until the Extended Maturity Date.
     2.3 Interest Rate and Payment Terms. The Loan shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Note. This Agreement also provides for interest at a Default Rate, Late Charges and prepayment rights and fees. All payments for the account of Lenders shall be applied to the respective accounts of the Lenders in accordance with each Lender’s Commitment Percentage of the Loan. Any and all interest rate selection and conversion provisions in this Agreement are to be administered by the

Administrative Agent and to be allocated on a pro rata basis to the portion of the balance due under the Note held by each Lender based upon such Lender’s Commitment Percentage.
          2.3.1 Borrower’s Options. Principal amounts outstanding under the Loan shall bear interest at the following rates, at Borrower’s selection, subject to the conditions and limitations provided for in this Agreement: (i) Variable Rate or (ii) Effective LIBO Rate.
          2.3.2 Selection To Be Made. Borrower shall select, and thereafter may change the selection of, the applicable interest rate, from the alternatives otherwise provided for in this Agreement, by giving Administrative Agent a Notice of Rate Selection (in accordance with the requirements of Section 2.3.3, below): (i) three (3) Business Days prior to each Loan Advance, (ii) two (2) Business Days prior to the end of each Interest Period applicable to an Effective LIBO Rate Advance which shall be continued as an Effective LIBO Rate Advance, or (iii) two (2) Business Days prior to any Business Day on which Borrower desires to convert an outstanding Variable Rate Advance to an Effective LIBO Rate Advance.
          2.3.3 Notice. A “Notice of Rate Selection” shall be a written notice, given by cable, tested telex, telecopier, or by telephone if immediately confirmed by such a written notice, from an Authorized Representative of Borrower which: (i) is received by Administrative Agent not later than 10:00 a.m. (Eastern time): (a) if an Effective LIBO Rate is selected, at least two (2) Business Days prior to the first day of the Interest Period to which such selection is to apply, (b) if a Variable Rate is selected, on the first day of the Interest Period to which such selection is to apply; and (ii) as to each selected interest rate option, sets forth the aggregate principal amount(s) to which such interest rate option(s) shall apply and the Interest Period(s) applicable to each Effective LIBO Rate Advance.
          2.3.4 If No Notice. If Borrower fails to select an interest rate option in accordance with the foregoing prior to a Loan Advance, or at least two (2) Business Days prior to the last day of the applicable Interest Period of an outstanding Effective LIBO Rate Advance, or if an Effective LIBO Rate Advance is not available, any new Loan Advance made shall be deemed to be a Variable Rate Advance, and on the last day of the applicable Interest Period all outstanding principal amounts of the applicable Effective LIBO Rate Advance shall be deemed converted to a Variable Rate Advance.
          2.3.5 Telephonic Notice. Without any way limiting Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from Borrower prior to receipt of written confirmation. In each case Borrower hereby waives the right to dispute Administrative Agent’s record of the terms of such telephonic Notice of Rate Selection in the absence of manifest error.
          2.3.6 Limits On Options. Each Effective LIBO Rate Advance shall be in a minimum amount of $1,000,000.00. At no time shall there be outstanding a total of more than five (5) Effective LIBO Rate Advances combined at any time.
          2.3.7 Payment and Calculation of Interest. All interest shall be: (a) payable in arrears commencing on the first day of the calendar month following the Funding Date and on the same day of each month thereafter until the principal together with all interest and other charges payable with respect to the Loan shall be fully paid; and (b) calculated on the basis of a 360 day year and the actual number of days elapsed. Each change in the Prime Rate shall simultaneously change the Variable Rate payable under this Agreement. Interest at the Effective LIBO Rate shall be computed from and including the first day of the applicable Interest Period to, but excluding, the last day thereof.
          2.3.8 Mandatory Principal Payments.
               (i) If, on any day, the aggregate of (a) the outstanding principal balance of the Loan, plus (b) the L/C Exposure, exceeds the Maximum Loan Amount, then the Borrower shall make a principal payment to the Administrative Agent, for the ratable benefit of the Lenders, in the amount of such excess, including, without limitation, any payment required to comply with the terms of Section 3.4, below, in immediately available funds within ten (10) Business Days of demand from the Administrative Agent; provided, however, if during such ten (10) Business Day period the Borrower delivers to the Administrative Agent satisfactory Funding Evidence, such ten (10) Business Day period shall be extended for such additional time as is determined by the Administrative Agent to be required for Borrower, acting in due diligence, to obtain such funds, not to exceed an additional sixty (60) days.
               (ii) In connection with the release of the Lien in favor of the Administrative Agent on behalf of the Lenders on any Borrowing Base Property in accordance with Section 3.3, the Borrower shall prepay the Loan in an amount equal to the Release Price, if any, of the said Borrowing Base Property simultaneously with, or prior to, the release of the said Lien (any payment due under subsections (i) or (ii), a “Mandatory Principal Payment”).
               (iii) The entire principal balance of the Loan shall be due and payable in full on the Maturity Date.
          2.3.9 Prepayment. The Loan or any portion thereof may be prepaid in full or in part at any time upon two (2) Business Days prior written notice to the Administrative Agent without premium or penalty with respect to Variable Rate Advances and, with respect to Effective LIBO Rate Advances subject to the Breakage Fee. Any Mandatory Principal Prepayment and any other partial prepayment of principal shall first be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each installment of principal when due. Any amounts prepaid may be reborrowed subject to the terms hereof.
          2.3.10 Maturity. At Maturity all accrued interest, principal and other charges due with respect to the Loan shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall, at the option of the Administrative Agent, continue to bear interest thereafter at the Default Rate until so paid.
          2.3.11 Method of Payment; Date of Credit. All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments: (a) by direct charge to an account of Borrower maintained with

Administrative Agent, or (b) by wire transfer to Administrative Agent or (c) to such other bank or address as the holder of the Loan may designate in a written notice to Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to 1:00 p.m. (Eastern time); payments received after 1:00 p.m. (Eastern time) shall be credited to the Loan on the next Business Day. Payments which are by check, which Administrative Agent may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loan until such funds become immediately available to Administrative Agent, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payor bank.
          2.3.12 Billings. Administrative Agent may submit monthly billings reflecting payments due; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month. Neither the failure of Administrative Agent to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower’s payment obligations when due.
          2.3.13 Default Rate. Administrative Agent shall have the option of imposing, and shall impose upon the direction of the Required Lenders, and Borrower shall pay upon billing therefor, an interest rate which is four percent (4.0%) per annum above the Effective LIBO Rate or Variable Rate then in effect with respect to Loan Advances (as the case may be) (“Default Rate”): (a) following any Event of Default, unless and until the Event of Default is waived by Required Lenders; and (b) after Maturity. Borrower’s right to select pricing options shall cease upon the occurrence of any Event of Default unless and until the Event of Default is waived by Administrative Agent.
          2.3.14 Late Charges. Borrower shall pay a late charge (herein, the “Late Charge”) equal to five percent (5%) of the amount of any interest or scheduled payment of principal (other than the final principal payment due upon the Maturity Date), which is not paid within ten (10) days of the due date thereof. Late charges are: (a) payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Administrative Agent and the Lenders for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.
          2.3.15 Breakage Fees. Borrower shall pay to Administrative Agent, for the benefit of the Lenders, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of Administrative Agent (in the absence of manifest error), compensate Administrative Agent and the Lenders for the loss, cost or expense which it may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of an Effective LIBO Rate Advance on a date other than the last day of the applicable Interest Period of an Effective LIBO Rate Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any Effective LIBO Rate Advance to a Variable Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan which was to have borne interest at the Effective LIBO Rate pursuant to the request of Borrower to be made under the Loan Agreement (except as a result of any act or omission of Lender), or (iv) the failure of Borrower to borrow in accordance with any request submitted by it for an Effective LIBO Rate Advance. Such amounts payable by

Borrower shall be equal to any administrative costs actually incurred plus any amounts required to compensate for any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by Administrative Agent or any Lender to fund or maintain an Effective LIBO Rate Advance (herein, collectively, the “Breakage Fee”). A certificate from a Lender provided to the Borrower by the Administrative Agent setting forth the calculation and amount of its Breakage Fee shall be conclusive absent manifest error.
     2.4 Loan Fees; Administrative Agent’s Fees.
          2.4.1 Loan Fees. Borrower shall pay Administrative Agent for its own account the various fees in accordance with the fee letter between the Borrower and the Administrative Agent dated as of the date hereof.
          2.4.2 Line Fee. Borrower agrees to pay an unused line fee (the “Line Fee”) to the Administrative Agent, for the pro rata benefit of the Lenders. The amount of the Line Fee on any given day shall equal the Line Percentage multiplied by the amount on such day by which the Total Commitments exceed the sum of (a) the outstanding principal balance of the Loan, and (b) the L/C Exposure. The Line Fee shall be payable to the Administrative Agent quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, with a final payment on the Maturity Date and the first and last payments to be prorated based upon the partial calendar quarters to which they apply.
     2.5 Acceleration. The Administrative Agent may, and upon the request of the Required Lenders shall, accelerate the Loan, upon the occurrence an Event of Default which remains continuing. Upon such an acceleration, all principal, accrued interest, Breakage Fee, any other fees, and costs and expenses shall be due and payable together with interest on such principal at the Default Rate from the date of the Event of Default until paid.
     2.6 Additional Provisions Related to Interest Rate Selection.
          2.6.1 Increased Costs. If, due to any one or more of: (i) the introduction of any applicable law or regulation or any change (other than any change by way of imposition or increase of reserve requirements already referred to in the definition of Effective LIBO Rate) in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation; or (ii) the compliance with any guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law) (an event described in the preceding clause (i) or (ii) an “Increased Cost Event”), there shall be an increase in the cost to any Lender of agreeing to make or making, funding or maintaining Effective LIBO Rate Advances, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by any such Lender, with respect to all or any portion of the Loan, or any corporation controlling any Lender, on account thereof, then Borrower from time to time shall, within twenty (20) days after written demand by Administrative Agent, pay to such Lender the incremental increase in Lender’s cost due to the Increased Cost Event. A certificate as to the amount of the increased cost and the reason therefor submitted to Borrower by the Administrative Agent on behalf of an affected Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.

          2.6.2 Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for any Lender to make or maintain Effective LIBO Rate Advances or to continue to fund or maintain Effective LIBO Rate Advances, and such Lender, without cost or expense, cannot hold or administer its Commitment from an office where maintaining and funding Effective LIBO Rate Advances can be accomplished, then, on written notice thereof and demand by Administrative Agent or Required Lenders to Borrower, (a) the obligation of Administrative Agent to make Effective LIBO Rate Advances and to convert or continue any Loan as Effective LIBO Rate Advances shall terminate and (b) at the end of the applicable Interest Period (or on such earlier date as may be necessary to comply with such change), Borrower shall convert all principal outstanding under this Agreement into Variable Rate Advances.
          2.6.3 Additional LIBO Rate Conditions. The selection by Borrower of an Effective LIBO Rate and the maintenance of the Effective LIBO Rate Advance at such rate shall be subject to the following additional terms and conditions:
               A. Availability. If, before or after Borrower has selected to take or maintain an Effective LIBO Rate Advance, but before the Interest Period with respect thereto commences, the Administrative Agent notifies Borrower that:
          (a) Dollar deposits in the amount and for the maturity requested are not available to lenders in the London interbank market at the rate specified in the definition of LIBO Rate set forth above, or
          (b) reasonable means do not exist for Administrative Agent to determine the Effective LIBO Rate for the amounts and maturity requested, then the principal which would have been an Effective LIBO Rate Advance shall be a Variable Rate Advance.
               B. Payments Net of Taxes. All payments and prepayments of principal and interest under this Agreement shall be made net of any taxes (excluding Excluded Taxes) and costs (which are compensated under Section 2.6.1 above) resulting from having principal outstanding at or computed with reference to an Effective LIBO Rate. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs as to which payments are to be made net of are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes) as well as all levies, imposts, duties or fees whether now in existence or as the result of a change in or promulgation of any treaty, statute, regulation, or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes and other amounts resulting therefrom. Each Lender organized under the laws of a jurisdiction outside of the United States (a “Foreign Lender”) shall provide to the Borrower and the Administrative Agent two properly completed and executed Internal Revenue Service Forms W-8BEN or other applicable forms, certificates or documents prescribed by the Internal Revenue

Service of the United States certifying as to such Foreign Lender’s entitlement to complete exemption from United States withholding tax under an applicable statute or tax treaty with respect to payments to be made to such Foreign Lender hereunder (“Certificates of Exemption”). Each Foreign Lender shall provide such Certificates of Exemption on or before the Closing Date, and shall provide Certificates of Exemption on or before the first business day of each taxable year of such Foreign Lender thereafter. Each Foreign Lender that becomes a Lender pursuant to Section 13.3 after the Closing Date shall provide Certificates of Exemption on or before the date such Foreign Lender becomes a Lender and on or before the first business day of each taxable year of such Foreign Lender thereafter. If a Foreign Lender does not provide a Certificate of Exemption to Borrower and the Administrative Agent within the time periods set forth in the preceding sentence, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall be permitted to deduct the amount withheld from the amount it otherwise would have been required to pay, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Administrative Agent. Each Lender that is not a Foreign Lender and is not exempt from backup withholding under the Code with respect to payments made under this Agreement shall provide a properly completed and executed IRS Form W-9 to the Borrower promptly after becoming a Lender under this Agreement. If a Lender fails to comply with its obligations under the preceding sentence and Borrower pays backup withholding as a result of such failure, Borrower shall be permitted to deduct the amount withheld from the amount it otherwise would have been required to pay to the Lender. Without limiting the foregoing, the Borrower shall timely pay any Other Taxes to the relevant governmental authority in accordance with applicable law.
          2.6.4 Variable Rate Advances. Each Variable Rate Advance shall continue as a Variable Rate Advance until Maturity of the Loan, unless sooner converted, in whole or in part, to an Effective LIBO Rate Advance, subject to the limitations and conditions set forth in this Agreement.
     2.7 Letters of Credit.
          2.7.1 The Letter of Credit Commitment.
               (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.7, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any current or proposed Borrowing Base Property Owners (it being acknowledged that the Borrowing Base Property Requirements and/or the Equity Requirement for such proposed Borrowing Base Property may not yet have been met) as required in connection with the construction of improvements on a current or proposed Borrowing Base Property, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.7.2 below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower, such current or proposed Borrower Base Property Owners and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Total Commitment, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C

Obligations, shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
               (ii) The L/C Issuer shall not issue any Letter of Credit, if:
          (A) subject to Section 2.7.2(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Administrative Agent has approved such expiry date; or
          (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) the Administrative Agent shall have approved such expiry date, subject to Section 2.7.7, or (y) the subject Borrowing Base Property to which the Letter of Credit relates is scheduled to be completed at least ninety (90) days prior to the Letter of Credit Expiration Date.
               (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
          (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Legal Requirement applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
          (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;
          (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000.00, in the case of a standby Letter of Credit;

          (D) such Letter of Credit is to be denominated in a currency other than Dollars;
          (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
          (F) a default of any Lender’s obligations to fund under Section 2.7.3 exists or any Lender is at such time a Delinquent Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender, subject to the provisions of Section 13.2.8.
               (iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
               (v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 13 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 13 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
          2.7.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
               (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Representative of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. (Eastern Time) at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment;

and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
               (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Sections 2.1.3(ii) or 2.1.3(iii) shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Borrower Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.
               (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless clause (x) or (y) of Section 2.7.1(ii)(B) shall apply); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.7.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Administrative Agent has not approved or the Borrower has not qualified for such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 2.1.3(ii) or 2.1.3(iii) are not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
               (iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Administrative Agent has not approved or the Borrower has not qualified for such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 2.1.3(ii) or 2.1.3(iii) are not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
               (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          2.7.3 Drawings and Reimbursements; Funding of Participations.
               (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. (Eastern Time) on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a Variable Rate Advance under the Note to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of the Loan, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Sections 2.1.3(ii) and 2.1.3(iii). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.7.3(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               (ii) Each Lender shall upon any notice pursuant to Section 2.7.3(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. (Eastern Time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.7.3(iii), each Lender that so makes funds available shall be deemed to have made a Variable

Rate Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
               (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Loan Advance because the conditions set forth in Section 2.1.3(ii) or 2.1.3(iii) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.7.3(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.7.
               (iv) Until each Lender funds its Commitment Percentage of any Loan Advance or L/C Advance pursuant to this Section 2.7.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.
               (v) Each Lender’s obligation to make Loan Advances or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.7.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.7.3 is subject to the conditions set forth in Sections 2.1.3(ii) or 2.1.3(iii). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
               (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.7.3 by the time specified in Section 2.7.3(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
          2.7.4 Repayment of Participations.
               (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.7.3, if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
               (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.7.3(i) is required to be returned under any of the provisions of this Agreement (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          2.7.5 Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
               (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
               (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Borrower Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
               (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
               (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any debtor relief Legal Requirement; or

               (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Borrower Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will, immediately after discovery thereof, notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
          2.7.6 Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.7.5 provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          2.7.7 Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (the “Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at KeyBank, National Association.
          2.7.8 Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.
          2.7.9 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Commitment Percentage an annual Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Margin for Effective LIBO Rate Advances times the maximum stated amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.7.13. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date. The first and last payments of such Letter of Credit Fee are to be prorated based upon the partial calendar quarters to which they apply. If there is any change in the Applicable Margin for Effective LIBO Rate Advances during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin for Effective LIBO Rate Advances separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
          2.7.10 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, of one eighth of one percent (.125%) per annum, computed on the maximum stated amount of such Letter of Credit. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the maximum stated amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.7.13. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

          2.7.11 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          2.7.12 Letters of Credit Issued for Borrower Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Borrower Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Borrower Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Borrower Subsidiaries.
          2.7.13 Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time
     3. SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS.
     3.1 Security. The Loan together with interest thereon and all other charges and amounts payable by, and all other obligations of, Borrower and the other Loan Parties to the Administrative Agent and/or each of the Lenders, whenever incurred, direct or indirect, absolute or contingent, arising under or with respect to this Agreement, the Security Documents, or any other Loan Document, together with all other Obligations, shall be secured by the following collateral (the “Collateral”) which Borrower agrees to provide and maintain, or cause to be provided and maintained (whether provided for each in separate agreements or combined with various other agreements):
          3.1.1 Mortgage/Deed of Trust and Security Agreement.
               (i) A first priority mortgage/deed of trust (as applicable) and security agreement (individually and collectively, the “Mortgage”) granted by each Borrowing Base Property Owner to the Administrative Agent or a trustee on behalf of the Administrative Agent, as applicable, for the ratable benefit of the Lenders, on (i) each Collateral Property, (ii) all land, improvements, furniture, fixtures, equipment, and other assets (including, without limitation, property management agreements, contracts, contract rights, accounts, Licenses and Permits and general intangibles), including all after-acquired property, owned, or in which each Borrowing Base Property Owner has or obtains any interest, in connection with each Collateral Property; (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of each Borrowing Base Property Owner, whether now owned or hereafter acquired and related to each Collateral Property.
               (ii) Each Mortgage shall secure the payment and performance of the Obligations.

               (iii) At the option of the Administrative Agent, each Mortgage shall be either (x) a first priority mortgage/deed of trust (as applicable) and security agreement granted by the applicable Borrowing Base Property Owner to the Administrative Agent or a trustee on behalf of the Administrative Agent, as applicable, on behalf of the Lenders, or (y) an amendment, restatement and consolidation of a first priority mortgage/deed of trust (as applicable) and security agreement acquired by the Administrative Agent, for the ratable benefit of the Lenders, with proceeds of a Loan Advance.
               (iv) In the event that in connection with the granting of any Mortgage on a Borrowing Base Property, the Administrative Agent, for the ratable benefit of the Lenders, purchases by assignment an existing mortgage loan or loans on such Borrowing Base Property, the Borrower represents, warrants, covenants and agrees as follows:
          (A) The request for the Administrative Agent to purchase by assignment such loan or loan shall constitute a representation and warranty by the Borrower that (i) all signatures by the Borrower, any Borrower Subsidiary and, to the best of the Borrower’s knowledge, all other persons or entities on the assigned promissory note, mortgage, and all other documents, instruments, and agreements executed in connection therewith are genuine, (ii) such documents, together with any other documents or instruments supplied by the Borrower to the Administrative Agent, sets forth the entire agreement with respect to the loan arrangement evidenced thereby, and (iii) the applicable Borrowing Base Property Owner is absolutely and unconditionally indebted under said documents and does not have any offsets, defenses, or counterclaims thereunder, or otherwise against the lender thereunder, or any predecessor in interest to such lender;
          (B) The Borrower waives, on its own behalf and on behalf of CSC and the Loan Parties any offsets, defenses or counterclaims that exist or may have existed with respect to such assigned loan arrangement and assigned documents; and
          (C) The Borrower shall cause to be delivered to the Administrative Agent such documents, instruments and agreements as the Administrative Agent shall reasonably require in order to evidence and effectuate such assignment and the terms and conditions hereof.
          3.1.2 Collateral Assignment of Leases and Rents. A first priority collateral assignment of leases and rents (individually and collectively, the “Assignment of Leases and Rents”) granted by each Borrowing Base Property Owner to the Administrative Agent, for the ratable benefit of the Lenders, with respect to all Leases of each Collateral Property and all income and profits to be derived from the operation and leasing of each Collateral Property.
          3.1.3 Collateral Assignment of Contracts. A first priority collateral assignment and security agreement granted by each Borrowing Base Property Owner to the Administrative Agent, for the ratable benefit of the Lenders, with respect to all Licenses and Permits and all contracts, agreements and warranties now owned or hereafter acquired by each Collateral Property Owner and related in any manner to each Collateral Property.

          3.1.4 Guaranties. The unconditional, continuing guaranty (singly and collectively the “Guaranty”) from each Guarantor, pursuant to which each Guarantor shall guaranty the prompt, punctual, and faithful payment of the Loan and the performance of all Borrower’s other Obligations to the Administrative Agent and each of the Lenders under the Loan Documents, with the Guaranty from CSC being delivered on the Closing Date, and the Guaranty from each other Guarantor being delivered when the applicable Individual Property is admitted as a Borrowing Base Property.
          3.1.5 Environmental Compliance and Indemnification Agreement. A compliance and indemnification agreement with respect to environmental matters (“Environmental Indemnity”) from Borrower and each Guarantor in favor of the Administrative Agent and each of the Lenders.
          3.1.6 Ownership Interest and Inter-Company Loan Pledge. A first priority pledge granted to the Administrative Agent, for the ratable benefit of the Lenders, with respect to (i) the ownership interest in (x) each Borrowing Base Property Owner held by any Loan Party or Borrower Subsidiary (with the exception of any Borrowing Base Property directly owned by the Borrower) or JV Partner and (y) each manager/general partner of a Borrowing Base Property Owner (with the exception of any Borrowing Base Property directly owned by the Borrower) and (ii) any inter-company loans from time to time due from any Borrowing Base Property Owner held by the Borrower or any Loan Party to the Borrower.
          3.1.7 Additional Documents. Any other documents, instruments and agreements set forth on the Loan Agenda.
     3.2 Loan Documents and Security Documents. The Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the following loan documents (the “Loan Documents”), each as the same may be hereafter modified or amended, consisting of: (i) this Loan Agreement; (ii) separate promissory notes in the form of Exhibit C, annexed hereto, payable to each Lender in the aggregate principal amount of Established Loan Amount; (iii) the various documents and agreements referenced in Section 3.1, above, and (iv) any other documents, instruments, or agreements heretofore or hereafter executed to further evidence or secure the Loan.
     The Loan Documents, referenced in items 3.1.1 through and including 3.1.7, together with any such other Loan Documents as may be executed in accordance with Section 3.5, below, as to any Collateral Property, are sometimes referred to herein, singly and collectively as the “Security Documents”.
     3.3 Removal of Individual Property as a Borrowing Base Property — Borrower. From time to time during the term of this Agreement following (i) Borrower’s written request (“Collateral Release Request”) indicating that (x) the Borrower intends to sell or refinance the subject Borrowing Base Property or (y) the removal of one or more Borrowing Base Properties is necessary to cure or remedy a Default hereunder, and (ii) satisfaction of the Release Conditions, the Administrative Agent shall release such Borrowing Base Property from the Lien held by the Administrative Agent, for the ratable benefit of the Lenders, release the subject Borrowing Base Property Owner from the Guaranty, terminate the assignments made by such Borrowing Base

Property Owner pursuant to Sections 3.1.2 and 3.1.3, release the Environmental Indemnity (subject to the terms thereof) delivered pursuant to Section 3.1.5, and release its Lien upon the ownership interest in such Borrowing Base Property Owner and its manager or general partner which was pledged by the Borrower as Collateral pursuant to Section 3.1.6, and thereafter such Borrowing Base Property Owner shall no longer be a Loan Party for the purposes of this Agreement (provided, however, any such release by the Administrative Agent shall not be deemed to terminate or release such Borrowing Base Property Owner from any obligation or liability under any Loan Document which specifically by its terms survives the said release or the payment in full of the Obligations). The “Release Conditions” are the following:
          3.3.1 The Borrower shall make a Mandatory Principal Payment equal to the Release Price, if any, relative to the subject Borrowing Base Property or substitute a new Borrowing Base Property subject to the requirements of Section 3.5 below.
          3.3.2 Upon release of the Lien on the subject Borrowing Base Property, the Financial Covenants shall remain satisfied (or be satisfied if the release cures a Default which resulted from the Financial Covenants not being satisfied).
          3.3.3 No Default shall exist under this Agreement or the other Loan Documents at the time of any such release, except for any Default which is cured or remedied by the removal of such Individual Property from being a Borrowing Base Property.
          3.3.4 No Event of Default shall exist under this Agreement or the other Loan Documents at the time of the Collateral Release Request or at the time of any such release, except for any Event of Default which is cured or remedied by the removal of such Individual Property from being a Borrowing Base Property.
          3.3.5 All representations and warranties contained herein or in the other Loan Documents shall be true and correct in all material respects as of the time of any such release (other than representations and warranties which speak as of a specific date or which Administrative Agent was notified of were not true and correct prior to a request for a Loan Advance which was nonetheless made or which apply to the Individual Property being released).
          3.3.6 The Borrower shall pay or reimburse the Administrative Agent for all appraisal fees, title insurance and recording costs, reasonable legal fees and expenses and other reasonable costs and expenses incurred by Administrative Agent in connection with the release.
     Any failure of any removal and release requested by the Borrower to meet in all material respects all of the Release Conditions shall be deemed a rejection of the proposed Collateral Release Request and, subject to the other terms and conditions hereof as to whether any Individual Property is a Borrowing Base Property, such Borrowing Base Property shall remain a Borrowing Base Property hereunder and shall be included within the Collateral. At the request of the Borrower, the Administrative Agent shall use reasonable efforts to cooperate in the assignment of the Security Documents to a new lender with respect to any Borrowing Base Property being released, subject to the execution of customary documents with respect to any such assignment.

     3.4 Removal of Individual Property as a Borrowing Base Property — Administrative Agent.
          3.4.1 An Individual Property shall no longer be deemed to be a Borrowing Base Property upon the determination by the Administrative Agent of the occurrence of any of the following:
               (i) A Major Event of Loss occurs as to a Borrowing Base Property, or a Borrowing Base Property as to which an Event of Loss occurs is not, or ceases to be, a Restoration Property, or upon completion of the Repair Work, will not meet all of the Borrowing Base Property Requirements, unless such Major Event of Loss or Event of Loss will not materially interfere with the contemplated development and completion of the Borrowing Base Property; or
               (ii) Subsections (f) or (g) in the definition of Eligibility Criteria are no longer satisfied with respect to such Borrowing Base Property; or
               (iii) The Required Lenders have instructed the Administrative Agent to remove a Borrowing Base Property if a tenant or tenants which have Leases or prospective tenant or tenants which have letters of intent with respect to such Borrowing Base Property are subject to bankruptcy or insolvency proceedings and have filed a motion to reject such Lease or letter of intent, or have not assumed such Lease or letter of intent within sixty (60) days (or such longer period granted by the applicable bankruptcy court, not to exceed one hundred eighty (180) days) after such tenant’s or prospective tenant’s bankruptcy filing, and to the extent the space occupied or to be occupied by such tenants is deemed vacant, either subsection (f) or (g) of the Eligibility Criteria for such Borrowing Base Property would not be satisfied.
          3.4.2 Upon any such Individual Property no longer being deemed to be a Borrowing Base Property, the Borrower shall make a Mandatory Principal Payment when required equal to the Release Price (if any) for such Borrowing Base Property.
          3.4.3 With respect to any Individual Property determined by the Administrative Agent to no longer be deemed a Borrowing Base Property in accordance with this Section 3.4, if the Release Conditions are satisfied with respect thereto, the Administrative Agent shall release such Individual Property from the Lien held by the Administrative Agent, release the subject Borrowing Base Property Owner from the Guaranty, terminate the assignments made by such Borrowing Base Property Owner pursuant to Sections 3.1.2 and 3.1.3, release the Environmental Indemnity delivered pursuant to Section 3.1.5, and release its Lien upon the ownership interest in such Borrowing Base Property Owner and its manager or general partner which was pledged by the Borrower as Collateral pursuant to Section 3.1.6, and thereafter such Borrowing Base Property Owner shall no longer be a Loan Party for the purposes of this Agreement (provided, however, any such release by the Administrative Agent shall not be deemed to terminate or release such Borrowing Base Property Owner from any obligation or liability under any Loan Document which specifically by its terms survives the said release or the payment in full of the Obligations). However, if the said Release Conditions are not satisfied with respect to such Individual Property, although such Individual Property shall no longer be a Borrowing Base Property, the Individual Property shall not be released from the Lien held by the Administrative

Agent (shall continue to be a Collateral Property) and there shall be no release of the Collateral relating to such Individual Property or the subject Borrowing Base Property Owner, until such time as the Release Conditions are satisfied with respect thereto.
     3.5 Additional Borrowing Base Property. From time to time during the term of this Agreement following Borrower’s written request (“Additional Collateral Request”), compliance with the provisions of this Section 3.5, and compliance with the requirements for inclusion as a Borrowing Base Property, as set forth in the definition thereof, the Required Lenders shall authorize the Administrative Agent to accept one or more Individual Properties as Borrowing Base Properties (as identified by the Borrower in its written request) to be held by the Administrative Agent as Collateral. The Required Lenders shall agree to the acceptance of the Individual Property as an additional Borrowing Base Property only upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Administrative Agent and the Required Lenders:
          3.5.1 If sought by the Borrower, the Borrower shall have obtained Preliminary Approval for the addition of such Individual Property.
          3.5.2 The Borrower (or applicable Loan Party) shall have satisfied all of the Borrowing Base Property Requirements as to such Individual Property.
          3.5.3 No Event of Default shall exist under this Agreement or the other Loan Documents at the time of the Additional Collateral Request or at the time of any such Individual Property becoming a Borrowing Base Property, except for any Default which is cured or remedied by such Individual Property becoming a Borrowing Base Property.
          3.5.4 All representations and warranties contained herein or in the other Loan Documents shall be true and correct in all material respects as of the time of any such Individual Property becoming a Borrowing Base Property (or shall become true by virtue of such Individual Property becoming a Borrower Base Property) (other than representations and warranties which speak as of a specific date or which Administrative Agent was notified of were not true and correct prior to a request for a Loan Advance which was nonetheless made), including the Borrower’s continued compliance with the Financial Covenants, as satisfied by the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower.
          3.5.5 The Borrower shall pay or reimburse the Administrative Agent for all appraisal fees, title insurance and recording costs, reasonable legal fees and expenses and other costs and expenses incurred by Administrative Agent in connection with the additional Borrowing Base Property.
          3.5.6 The Borrower, the subject Borrowing Base Property Owner, and the subject Individual Property shall have satisfied all applicable conditions precedent set forth in Article 5 prior to the inclusion of the Individual Property as a Borrowing Base Property.
     Any failure of the proposed Borrowing Base Property to meet in all material respects all of the foregoing conditions shall be deemed a rejection of the proposed Borrowing Base Property for that Additional Collateral Request and such proposed Borrowing Base Property shall not be included in the Borrowing Base for any purpose unless and until all of the foregoing conditions are satisfied or waived by the Administrative Agent and the Required Lenders. The Administrative Agent shall give the Borrower prompt written notice of the decision of the Required Lenders with respect to the admission or rejection of any Individual Property as a Borrowing Base Property.
     4. CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES. Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents including, but not limited to, the selection of interest rates, the submission of requests for Loan Advances and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent. The present Authorized Representatives are listed on Exhibit D.
     5. CONDITIONS PRECEDENT.
     5.1 Closing Loan and Funding Initial Loan Advance. It shall be a condition precedent of Lenders’ obligation to close the Loan and to fund the initial proceeds of the Loan that each of the following conditions precedent be satisfied in full (as determined by each Lender in its discretion which discretion shall be exercised reasonably and in good faith having due regard for the advice of the Administrative Agent), unless specifically waived in writing by all of the Lenders at or prior to the date of the closing and funding of the initial Loan Advance (the “Closing Date”) (in the event that the closing of the Loan is an earlier date than the date of the initial funding of the Loan, then the term “Closing Date” shall refer to the date of the closing by execution of this Agreement, and the term “Funding Date” shall refer to the date of funding of the initial Loan Advance):
          5.1.1 Satisfactory Loan Documents. On the Closing Date, each of the Loan Documents shall be satisfactory in form, content and manner of execution and delivery to Administrative Agent and Administrative Agent’s counsel and all Loan Documents shall be in full force and effect.
          5.1.2 Financial Information; No Material Change.
               (i) No change shall have occurred in the financial condition, business, affairs, operations or control of Borrower and/or the Loan Parties, since the date of the Consolidated financial statements of CSC, the Borrower, and the Loan Parties most recently delivered to Administrative Agent or any of the Lenders, which change has had or could reasonably be expected to have a Material Adverse Effect; and Borrower and the other Loan Parties shall have furnished Administrative Agent such other financial information, and certifications as reasonably requested by the Administrative Agent.
               (ii) The Borrower shall have provided to the Administrative Agent such certificates and other evidence as the Administrative Agent may reasonably require to evidence that the Borrower, CSC and each of the Borrowing Base Property Owners (both before and after giving effect to the Loan) is solvent, has assets having a fair value in excess of the amount required to pay such Person’s probable liabilities and existing Debts as such become absolute and mature, and has adequate capital for the conduct of such Person’s business and the ability to pay such Person’s Debts from time to time incurred in connection therewith as such Debts mature, including the Closing Compliance Certificate (the “Closing Compliance Certificate”) set forth as Exhibit CC hereto or in such other form reasonably acceptable to Administrative Agent.
          5.1.3 Warranties and Representations Accurate. All warranties and representations made by or on behalf of any of the Borrower and the other Loan Parties, or any of them, to Administrative Agent or any of the Lenders shall be true, accurate and complete in all material respects and shall not omit any material fact necessary to make the same not misleading.
          5.1.4 Validity and Sufficiency of Security Documents. The Security Documents shall create a valid and perfected lien in and to the Collateral and each of the Security Documents and related UCC filings shall have been duly recorded and filed to the satisfaction of Administrative Agent and Administrative Agent’s counsel, including, without limitation, as follows:
               (i) Prior to funding the Loan Advances, the Borrower, the other Loan Parties, and any other Persons executing Loan Documents on the Closing Date shall have delivered to the Administrative Agent with respect to the Security Documents or, in the case of UCC-1 financing statements, delivery of such financing statements in proper form for recording, and shall have taken all such other actions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens and security interests intended to be created by the Security Documents in the Collateral covered thereby. Notwithstanding the foregoing, the recordation of the Security Documents and the UCC filings shall not be a condition precedent under this Section 5.1.4 provided that Administrative Agent shall obtain satisfactory gap title insurance coverage. Such filings, recordings and other actions shall include, without limitation, in addition to the Mortgage, the Assignment of Leases and Rents, and the UCC-1 financing statements; and
               (ii) on or prior to the Closing Date, the Administrative Agent shall have received the results of a UCC, tax lien and judgment search as may be reasonably requested by the Administrative Agent with respect to the Borrower, and any other Loan Parties, and the results of such search shall indicate there are no judgments which the Administrative Agent shall reasonably determine in good faith could reasonably be expected to have a Material Adverse Effect or Liens not permitted under the Loan Documents or to be satisfied with the proceeds of the initial Loan Advance or otherwise permitted by Administrative Agent.
          5.1.5 Litigation. On the Closing Date, there shall not be any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower’s knowledge, threatened (a) with respect to the Loan, the transactions contemplated in the Loan Documents, or (b) with respect to the Borrower, any other Loan Party, or any other Borrower Subsidiary, which , in the case of this clause (b), are not fully covered (subject to deductibles) by an insurance policy issued by a reputable and financially viable insurance company, or, to the extent not so covered, which the Administrative Agent shall reasonably determine in good faith could reasonably be expected to have a Material Adverse Effect.
          5.1.6 Formation Documents and Entity Agreements.
               (i) On the Closing Date, the Administrative Agent shall have received a certificate of an officer of each limited liability company which is a manager or general partner of a Loan Party or limited partnership which is a general partner of a Loan Party annexing and certifying as to (a) resolutions of such limited liability company authorizing and approving the transactions contemplated by the Loan Documents, and the execution and delivery thereof by such limited liability company in respect of the documents to which it is a party on its own behalf, or as a general partner or manager of such other Loan Party or limited partnership, in respect of any of the Loan Documents, (b) signatures and incumbency of all officers of such limited liability company executing documentation on behalf of such entity or on behalf of any entity as to which such limited liability company is a general partner or manager, as the case may be, in connection with the transactions contemplated by the Loan Documents, (c) the Formation Documents of such limited liability company, the Loan Party which it is a manager or general partner of, the limited partnership which it is general partner of, and the Loan Party which such limited partnership is a general partner of, having been duly executed, delivered and filed (to the extent required by applicable Legal Requirements) and remaining in full force and effect and unmodified except as stated therein as of the date of such certificate (and annexing copies thereof) and (d) such limited liability company, the Loan Party which it is a manager or general partner of, the limited partnership which it is general partner of, and the Loan Party which such limited partnership is a general partner of, being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification.
               (ii) On the Closing Date, the Administrative Agent shall have received a certificate of the secretary of each corporation which is a Loan Party or the general partner of another Loan Party annexing and certifying as to (a) corporate resolutions of such entity authorizing and approving the transactions contemplated by the Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party on its own behalf, or as a general partner of such other Loan Party, in respect of any of the Loan Documents, (b) signatures and incumbency of all officers of such corporation executing documentation on behalf of such entity or on behalf of any entity as to which such corporation is a general partner, in connection with the transactions contemplated by the Loan Documents, (c) the Formation Documents of such corporation and Loan Party having been duly executed, delivered and filed (to the extent required by applicable Legal Requirements) and remaining in full force and effect and unmodified except as stated therein as of the date of such certificate (and annexing copies thereof) and (d) such corporation and Loan Party being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification.
          5.1.7 Compliance With Law. Administrative Agent and each of the Lenders shall have received and approved evidence that there are no Legal Requirements which prohibit or adversely limit the capacity or authority of the Borrower or any Loan Party to enter into the Loan and perform the obligations of such Person with respect thereto.
          5.1.8 Compliance With Financial Covenants. Administrative Agent shall have received the Closing Compliance Certificate or other evidence reflecting the Borrower’s compliance with the Financial Covenants and the terms and conditions hereof.
          5.1.9 Borrowing Base Property Due Diligence. Administrative Agent shall have received and completed a review of such due diligence as the Administrative Agent may reasonably require with respect to any Borrowing Base Property, consistent with customary commercial lending practices for properties of a similar nature including, without limitation, satisfaction of the Borrowing Base Property Requirements.
          5.1.10 Condition of Property. There shall have been no material unrepaired or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Borrowing Base Properties.
          5.1.11 Insurance. Borrower shall have provided to Administrative Agent with respect to each Borrowing Base Property, the Borrower and the Collateral evidence of: (i) insurance coverages which meet the property, hazard, and other insurance requirements set forth on Exhibit E of this Loan Agreement to the satisfaction of Administrative Agent; and (ii) payment of the premiums for such insurance in accordance with the requirements set forth in Section 7.5.3.
          5.1.12 Third Party Consents and Agreements. The Administrative Agent shall have received such third party consents and agreements as the Administrative Agent may reasonably require with respect to the Loan.
          5.1.13 Cash Management. The Borrower shall open the Depository Account, as provided for herein.
          5.1.14 Legal and other Opinions. Administrative Agent shall have received and approved legal opinion letters from counsel representing the Borrower and the other Loan Parties which meet Administrative Agent’s legal opinion requirements and covering such matters incident to the transactions contemplated herein as the Administrative Agent may request.
          5.1.15 Equity Requirement. The Equity Requirement with respect to each Borrowing Base Property shall have been and shall remain satisfied.
          5.1.16 No Default. There shall not be any Default under any of the Loan Documents.
     6. WARRANTIES AND REPRESENTATIONS. Borrower, the Administrative Agent and the Lenders acknowledge and agree that all representations and warranties made in this Section 6 shall be deemed to be made as of the date hereof; however, as provided for in Section 6.22 all such representations and warranties shall be deemed to be reaffirmed as of any proposed Drawdown Date, unless, in the case of Sections 6.4, 6.7, 6.9, and 6.14 as modified only by such additional disclosures as shall be provided to the Administrative Agent in writing after the date hereof to reflect events occurring after the date hereof which do not constitute a Default hereunder, and including the Borrower’s continued compliance with the Financial Covenants, as satisfied by the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower, except to the extent the contemplated action will result in noncompliance with the Financial Covenants. Subject to such limitations, Borrower warrants and represents to Administrative Agent and each of the Lenders for the express purpose of inducing Lenders to enter into this Agreement, to make each Loan Advance, to issue each Letter of Credit and to otherwise complete all of the transactions contemplated hereby as follows:
     6.1 Formation. Each Loan Party has been duly formed and is validly existing and in good standing as a corporation, partnership or limited liability company, as the case may be, under the laws of the State of its formation. Each Loan Party has the requisite corporate, partnership or company power and authority, as applicable, to own its assets and conduct its businesses as currently conducted and owned, and to enter into and perform its obligations under each Loan Document to which it is a party. Each Loan Party is in good standing and authorized to do business in each jurisdiction where the ownership of its assets and/or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.
     6.2 Proceedings; Enforceability. Each Loan Party has taken all requisite corporate, partnership or company action, as applicable, to authorize the execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party. Each Loan Document which is required to be executed and delivered on or prior to the date on which this representation and warranty is being made has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     6.3 Conflicts. Neither the execution, delivery and performance of the Loan Documents by the Loan Parties or compliance by any Loan Party with the terms and provisions thereof (including, without limitation, the granting of Liens pursuant to the Security Documents), (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality having jurisdiction over Borrower, the Property or any Loan Party, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions of, or constitute a default under, or result in the creation or imposition (or the obligation to create or impose) of any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other agreement, contract or instrument to which any Loan Party is a party or by which it or any of its properties or assets is bound or to which it may be subject, or (iii) will violate any provision of any Formation Document of any Loan Party.
     6.4 Ownership and Taxpayer Identification Numbers. All of the partners, owners, stockholders, and members, respectively and as may be applicable, of each Loan Party (other than the Borrower and CSC) are listed in Exhibit F (as such may be updated from time to time in accordance with Section 6.22). The exact correct name and organizational number(s) and federal employment identification number(s) of the Borrower, CSC and each such Loan Party are accurately stated in Exhibit F. Each Borrowing Base Property Owner is a Wholly-Owned Subsidiary of the Borrower, a JV Entity or CSC.
     6.5 Litigation. There are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of each Loan Party’s knowledge, threatened with respect to the Loan, the transactions contemplated in the Loan Documents, or any other Borrower Subsidiary, which are not fully covered (subject to deductibles) by an insurance policy issued by a reputable and financially viable insurance company, or, to the extent not so covered, have or could reasonably be expected to have a Material Adverse Effect.
     6.6 Information. All factual information furnished by or on behalf of the Borrower or any Loan Party to the Administrative Agent and/or any of the Lenders (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any Loan Party to the Administrative Agent and/or any of the Lenders will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided. There is no material fact presently known to the Borrower which has not been disclosed to Administrative Agent, and thereupon disclosed by Administrative Agent to the Lenders, which has or could reasonably be expected to have a Material Adverse Effect.
     6.7 Taxes. All Loan Parties have made all required tax filings and are not delinquent in the payment of any federal, state and local taxes, assessments, impositions or other governmental charges applicable to them and/or their respective assets, except to the extent same are being contested in a manner which complies with the requirements of Section 8.2.3.
     6.8 Financial Information. The Consolidated financial statements of CSC, the Borrower, and the Loan Parties delivered to the Administrative Agent present fairly the financial condition of each at the dates of such statements of financial condition and the results of operations for the periods covered thereby in accordance with GAAP, consistently applied. Since December 31, 2007, no change has occurred which could reasonably be expected to have a Material Adverse Effect. All financial statements of the Borrower, the Borrower Subsidiaries, or any other Loan Parties hereafter furnished to Administrative Agent or any of the Lenders shall be true, accurate and complete in all material respects and shall fairly present the financial condition of Borrower and respective Loan Party as of the date thereof in accordance with GAAP, consistently applied.
     6.9 Control Provisions. The Borrower controls, directly or indirectly, and without the requirement for consent of any other Person (other than CSC), the management of each Borrowing Base Property Owner, subject to the rights of those minority or other equity interest holders as the Administrative Agent may approve.

     6.10 Formation Documents.The Borrower has delivered or caused to be delivered to the Administrative Agent true and complete copies of all Formation Documents of the Loan Parties, and all amendments thereto.
     6.11 Bankruptcy Filings. No Loan Party is contemplating either a filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against any Loan Party.
     6.12 Investment Company. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     6.13 {RESERVED}
     6.14 Borrowing Base Properties.
          6.14.1 Each of the Borrowing Base Property Owners possesses such Licenses and Permits issued by the appropriate federal, state, or local regulatory agencies or bodies necessary to develop, own and operate (as applicable) each Borrowing Base Property given status of the development of the Borrowing Base Property, except where the failure to possess any such License or Permit would not have a Material Adverse Effect. The Borrowing Base Property Owners are in material compliance with the terms and conditions of all such Licenses and Permits, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Licenses and Permits are valid and in full force and effect, except where the invalidity of such Licenses and Permits or the failure of such Licenses and Permits to be in full force and effect would not result in a Material Adverse Effect. Neither the Borrower nor any of the Borrowing Base Property Owners has received any written notice of proceedings relating to the revocation or modification of any such Licenses and Permits which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.
          6.14.2 (i) The Borrowing Base Property Owners have either (x) fee simple title to the Borrowing Base Properties or (y) a leasehold estate interest in the Borrowing Base Properties, as set forth in Schedule 6.14.2(i) (as such may be updated from time to time in accordance with Section 6.22); (ii) the interest of the Borrowing Base Property Owners in the Borrowing Base Properties are not subject to any Liens except for those in favor of the Administrative Agent for the ratable benefit of the Lenders securing the repayment of Obligations and other Permitted Liens; (iii) neither the Borrower nor any of the Borrowing Base Property Owners has received written notice of the assertion of any claim by anyone adverse to any Loan Party’s ownership, or leasehold rights in and to any Borrowing Base Property (except as may be disclosed in any update from time to time in accordance with Section 6.22); and (iv) no Person has an option or right of first refusal to purchase all or part of any Borrowing Base Property or any interest therein which has not been waived (except as may be disclosed in Schedule 6.14.2(i) or in any update from time to time in accordance with Section 6.22);

          6.14.3 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect or is disclosed in the Environmental Reports (as defined in the Environmental Indemnity) (i) each Borrowing Base Property is free of any Hazardous Materials in violation of any Environmental Legal Requirements applicable to such property; (ii) none of the Borrowing Base Property Owners or Borrower has received any written notice of a claim under or pursuant to any Environmental Legal Requirements applicable to a Borrowing Base Property or under common law pertaining to Hazardous Materials on or originating from any Borrowing Base Property (except as may be disclosed in any update from time to time in accordance with Section 6.22); and (iii) none of the Borrowing Base Property Owners or Borrower has received any written notice from any Governmental Authority claiming any material violation of any Environmental Legal Requirements that is uncured or unremediated (except as may be disclosed in any update from time to time in accordance with Section 6.22);
          6.14.4 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) with respect to the Borrowing Base Properties, each Major Lease is in full force and effect (except as may be disclosed in any update from time to time in accordance with Section 6.22), (ii) except as set forth in Schedule 6.14.4(ii) (as such may be updated from time to time in accordance with Section 6.22), to the Borrower’s knowledge, none of the Borrowing Base Property Owners is in default after notice and the expiration of all applicable cure periods in the performance of any material obligation under any Major Lease and the Borrower has no knowledge of any circumstances which, with the passage of time or the giving of notice, or both, would constitute an event of default by any party under any of the Major Leases, (iii) except as set forth in Schedule 6.14.4(iii) (as such may be updated from time to time in accordance with Section 6.22), to the Borrower’s knowledge, no tenant is in default under any Major Lease, (iv) except as otherwise expressly set forth in Schedule 6.14.4(iv) (as such may be updated from time to time in accordance with Section 6.22), to the Borrower’s Knowledge, there are no actions, voluntary or involuntary, pending against any tenant under a Major Lease under any bankruptcy or insolvency laws, and (v) none of the Major Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered by any of the Borrowing Base Property Owners or any other Person, except with respect to the Lien in favor of the Administrative Agent on behalf of the Lenders securing the repayment of Obligations.
          6.14.5 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) each Ground Lease with respect to a Borrowing Base Property is valid, binding and in full force and effect as against the applicable Borrowing Base Property Owners and, to the Borrower’s knowledge, the other party thereto, (ii) none of Borrowing Base Property Owner’s interest in the Ground Leases is subject to any pledge, lien, assignment, license or other agreement granting to any third party any interest therein, and (iii) no payments under any Ground Lease with respect to a Borrowing Base property are delinquent and no notice of default thereunder has been sent or received by any Loan Party which has not been cured or waived prior to the date hereof, and to the knowledge of the Borrower, there does not exist under any of the Ground Leases any default by any Borrowing Base Property Owners or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Borrowing Base Property Owners, and (iv) the identity of each ground lessor under a Ground Lease with respect to a Borrowing Base Property and whether each such ground lessor is an Affiliate of any Loan Party are set forth in Schedule 6.14.5.

     6.15 Use of Proceeds. The proceeds of the Loan shall be used solely and exclusively as provided in Section 1.3. No portion of the proceeds of the Loan shall be used directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry any margin stock or to extend credit to others for the purpose thereof or to repay or refund indebtedness previously incurred for such purpose, or (ii) for any purpose which would violate or in inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations T, U and X thereof.
     6.16 Insurance. The Collateral Properties are insured by insurers of recognized financial responsibility against such losses and risks in compliance with the requirements of Exhibit E hereto.
     6.17 Deferred Compensation and ERISA. Neither Borrower nor any other Loan Party, other than CSC, has any pension, profit sharing, stock option, insurance or other arrangement or Plan for employees covered by ERISA except as may be designated to Administrative Agent in writing by Borrower from time to time and, to the best of the Borrower’s Knowledge, no Reportable Event has occurred and is now continuing with respect to any such ERISA Plan. The granting of the Loan, the performance by Borrower and/or any of the Loan Parties of their respective obligations under the Loan Documents and Borrower’s and/or such other Loan Parties’ conducting of their respective operations do not and will not violate any provisions of ERISA.
     6.18 Conditions Satisfied. Assuming that the Administrative Agent and the Lenders have approved all matters requiring their approval, all of the conditions precedent to closing and funding the initial Loan Advance have been satisfied or waived.
     6.19 No Default. There is no Default on the part of Borrower or any of the other Loan Parties under this Agreement or any of the other Loan Documents and no event has occurred and is continuing which could, with the passing of time, the giving of notice, or both, constitute a Default under any Loan Document.
     6.20 Other Loan Parties’ Warranties and Representations. Borrower has no reason to believe that any warranties or representations made in writing by any of the Loan Parties to the Administrative Agent or any of the Lenders are untrue, incomplete and or misleading in any material respect.
     6.21 Qualification as a REIT. CSC qualified as a REIT under the provisions of the Code, as applicable, for its fiscal year ended December 31, 2002, and has remained qualified from December 31, 2002 through the date hereof. All appropriate federal income tax returns for the fiscal years through December 31, 2006 have been filed by CSC with the IRS and no previously filed return has been examined and reported on by the IRS. CSC has not incurred any liability for excise taxes pursuant to Section 4981 of the Code. CSC is organized in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code, and CSC’s proposed method of operation consistent with CSC’s business and the business activities contemplated by this Agreement will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

     6.22 Regarding Representations and Warranties. Each request by any Borrower for a Loan Advance and/or the issuance of a Letter of Credit: (i) shall constitute an affirmation by Borrower that the foregoing representations and warranties remain true and correct as of the date of such request (except as to the representations and warranties in Sections 6.4, 6.7, 6.9, and 6.14 which may be modified only to reflect events occurring after the date hereof as specifically disclosed in writing to Administrative Agent prior to or simultaneously with such written request) and, unless Administrative Agent is notified to the contrary prior to the disbursement of the requested Loan Advance or the issuance of the requested Letter of Credit, will be so on the date of such Loan Advance or issuance of such Letter of Credit, and (ii) shall constitute the representation and warranty of Borrower to Administrative Agent and each of the Lenders that the information set forth in each such request is true and correct in all material respects and omits no material fact necessary to make the same not misleading. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by each Loan Party shall be deemed to have been relied upon by the Administrative Agent and each of the Lenders notwithstanding any investigation heretofore or hereafter made by the Administrative Agent and/or any of the Lenders or on its behalf.
     7. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that from the date hereof and so long as any indebtedness is outstanding hereunder, or any of the Loan or other obligations remains outstanding, as follows:
     7.1 Notices. Borrower shall within five (5) business days after it has actual knowledge thereof, notify Administrative Agent in writing (and Administrative Agent shall thereafter promptly notify the Lenders) of the occurrence of any act, event or condition which constitutes a Default or Event of Default under any of the Loan Documents. Such notification shall include a written statement of any remedial or curative actions which Borrower proposes to undertake and/or to cause any of other Loan Parties to cure or remedy such Default or Event of Default.
     7.2 Financial Statements; Reports; Officer’s Certificates. Borrower shall furnish or cause to be furnished to Administrative Agent (and Administrative Agent shall thereafter promptly furnish copies of same to the Lenders), the following financial statements, reports, certificates, and other information, all in form and manner of presentation reasonably acceptable to Administrative Agent:
          7.2.1 Annual Statements. Within ninety (90) days after the close of each Fiscal Year, (i) the Consolidated statement of financial condition of CSC, as at the end of such Fiscal Year and the related Consolidated statement of income and retained earnings and statement of cash flows for such Fiscal Year, in each case, commencing with the Fiscal Year ending December 31, 2008, setting forth comparative figures for the preceding fiscal year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, in an unqualified opinion, together with (ii) consolidating income statements for the Borrower and each Borrower Subsidiary; such financial statements to include and to be supplemented by such detail and supporting data and schedules as Administrative Agent may from time to time reasonably determine;

          7.2.2 Periodic Statements. (A) Within forty five (45) days after the close of each calendar quarter (except for the quarter ending on December 31), the following (i) the Consolidated statement of financial condition of CSC, as at the end of such quarterly period, the related Consolidated statement of income and retained earnings (for the current quarter and on a year to date basis), and statement of cash flows (on a year to date basis), in each case commencing with the Fiscal Year ending December 31, 2008, setting forth comparative figures for the related periods in the prior Fiscal Year, internally prepared, in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments, all in form and manner of presentation reasonably acceptable to Administrative Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Administrative Agent may from time to time reasonably determine, together with (ii) consolidating income statements for the Borrower and each Borrower Subsidiary, (iii) an Officer’s Certificate from the Borrower certifying that such financial statements fairly present the financial condition of CSC in accordance with GAAP, consistently applied, and that no Event of Default has occurred and is continuing, or if it is, a statement as to the nature thereof, and (iv) an updated Cash Flow Projection in the form of Schedule CF, and (B) a listing of all filings by Borrower or CSC with the SEC, including, without limitation, full copies of Guarantor’s 10-Q and 10-K filings not later than five (5) Business Days following filing with the SEC.
          7.2.3 Borrowing Base Property Reports. Quarterly and annually, upon delivery of each of the financial statements required pursuant to Sections 7.2.1 and 7.2.2, above, the following financial statements for each of the Borrowing Base Property Owners internally prepared by Borrower and certified by Borrower to be true, accurate and complete in all material respects: (i) upon commencement of payment of rent by any tenant, to the extent not included in the deliveries under Section 7.2.1 or 7.2.2, an operating statement showing all Net Operating Income, including, without limitation, the results of operation for the current quarter and on a year-to-date basis for the period just ended and, annually, an operating statement for the year just ended; (ii) in the form customarily used by the Borrower, a detailed, current rent roll of the subject Borrowing Base Property, containing such details as Administrative Agent may reasonably request, and (iii) any update to the Operating Pro Forma originally delivered in connection with each Borrowing Base Property.
          7.2.4 SEC Reports. Within five (5) days after being received, copies of all correspondence from the SEC, other than routine non-substantive general communications from the SEC.
          7.2.5 Compliance Certificates. Within forty-five (45) days after the close of each quarterly accounting period in each Fiscal Year of the Borrower (except for the quarter ending on December 31, which shall be submitted within ninety days after the close of such quarter), a Compliance Certificate in form of Exhibit G, annexed hereto, together with an Officer’s Certificate from the Borrower providing and otherwise certifying the compliance or non-compliance by the Borrower with the Financial Covenants, with such supporting detail as is reasonably deemed necessary by the Administrative Agent to verify the calculations incorporated therein, along with a report containing, to the extent not included in the deliveries under Sections 7.2.1, 7.2.2, or 7.2.3 for all Individual Properties, a summary listing of all Net Operating Income, revenues, rent roll, mortgage Debt, in each case, as applicable, and, in addition, for each

Individual Property acquired during the quarter just ended, the cost basis and the amount and terms of any assumed Debt.
          7.2.6 Data Requested. Within a reasonable period of time and from time to time, such other financial data or information as Administrative Agent or any Lender (through the Administrative Agent) may reasonably request with respect to the Collateral Properties, the Borrower, and/or the other Loan Parties including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, deposit accounts, mortgage information, physical condition of the Collateral Properties and pending lease proposals;
          7.2.7 Tax Returns. Upon Administrative Agent’s or Required Lenders’ (through the Administrative Agent) request, copies of all federal and state tax returns of the Borrower and the other Loan Parties;
          7.2.8 Lease Notices. Concurrently with the giving or receipt thereof, and within ten (10) Business Days of receipt thereof, copies of all notices of default given or received by any Loan Party with respect to any Major Lease.
          7.2.9 Ground Lessor Interest Notices. Concurrently with the giving thereof, and within five (5) Business Days of receipt thereof, copies of all material notices, other than routine correspondence, given or received by any Loan Party with respect to any Ground Lease with respect to a Borrowing Base Property.
          7.2.10 Entity Notices. Concurrently with the issuance thereof, copies of all material written notices (excluding routine correspondence) given to the partners, owners, stockholders, and/or members, respectively, of the Borrower.
          7.2.11 Property Acquisition or Sale. Within five (5) Business Days of receipt thereof, copies of all notices in any way relating to a proposed sale or acquisition of any Individual Property which the Borrower or any Borrower Subsidiary intends to consummate.
          7.2.12 Property Finance. Within five (5) Business Days of receipt thereof, copies of all notices in any way relating to (a) a proposed finance or refinance of any Individual Property which the Borrower or any Borrower Subsidiary intends to consummate, (b) the occurrence of any monetary or material non-monetary default or monetary or material non-monetary event of default under any Debt which is recourse to the Borrower, or any other default or event of default under any Debt which is recourse to the Borrower, the occurrence of which could reasonably be expected to have a Material Adverse Effect, or (c) the occurrence of any monetary or material non-monetary default or monetary or material non-monetary event of default under any Debt in excess of $10,000,000.00 which is secured by an Individual Property, or any other default or event of default under any Debt in excess of $10,000,000.00 which is secured by an Individual Property, the occurrence of which could reasonably be expected to have a Material Adverse Effect.
          7.2.13 Notice of Litigation. Within ten (10) Business Days after an officer of either Borrower, any Borrower Subsidiary, or any Loan Party obtains knowledge thereof, written notice of any pending or, to the best of the Borrowers’ knowledge, threatened action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) (a) relating in any way to the Loan, the transactions contemplated in the Loan Documents (including, without limitation, with regard to all Distributions), or (b) the transactions contemplated in any documentation executed in connection therewith, or the Borrower, any other Loan Party, or any other Borrower Subsidiary, which, in the case of this clause (b), is not fully covered (subject to deductibles) by an insurance policy issued by a reputable and financially viable insurance company, or, to the extent not so covered, which could reasonably be expected to have a Material Adverse Effect.
     7.3 Existence. Borrower shall do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect (x) the partnership, company or corporate existence, as applicable, of each Loan Party and (y) the material rights, licenses, permits and franchises of each Loan Party, (ii) comply with all laws and other Legal Requirements applicable to it and its assets, business and operations, the non-compliance with which could reasonably be expected to have a Material Adverse Effect, (iii) to the extent applicable, at all times maintain, preserve and protect all material franchises and trade names and all the remainder of its property used or useful in the conduct of its business, and (iv) keep and cause each Loan Party to keep, its assets in good working order and repair, ordinary wear and tear and damage by casualty or taking by condemnation excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.
     7.4 Payment of Taxes. Borrower shall duly pay and discharge, and cause each Loan Party to duly pay and discharge, before the same shall become overdue, all taxes, assessments, impositions, and other governmental charges payable by it or with respect to the Collateral Properties, to the extent that same are not paid by the tenants under the respective Leases; provided, however, the failure of any Loan Party to pay such taxes, assessments, impositions, or other governmental charges shall not constitute a Default or Event of Default as long as same are being contested in a manner which complies with the requirements of Section 8.2.3.
     7.5 Insurance; Casualty, Taking.
          7.5.1 Borrower shall at all times maintain or cause the appropriate Person to maintain in full force and effect the following insurance: (i) the Collateral Properties shall be insured by insurers of recognized financial responsibility against such losses and risks in compliance with the Major Leases and the requirements set forth in Exhibit E hereto, and (ii) all other assets of the Borrower and the Borrower Subsidiaries shall be insured with such insurance as is reasonable and usual for Persons conducting business operations similar to those of the Borrower and in compliance with the terms of any secured financing with respect thereto.
          7.5.2 Without limiting the generality of the insurance requirements set forth herein, only if commercially available at commercially reasonable rates (in an amount reasonably consistent with the amount of such insurance generally obtained by companies engaging in real estate business operations of a similar size and nature as that of the Borrower) either (i) the insurance policies required hereunder shall not include any so called “terrorist exclusion” or similar exclusion or exception to insurance coverage relating to the acts of terrorist groups or individuals, or (ii) excess or blanket coverage with respect thereto shall be provided, which excess or blanket coverage must be in an amount, from an insurer, and in accordance with terms and conditions reasonably acceptable to the Administrative Agent.
          7.5.3 All insurance premiums shall be paid, at Borrower’s option either annually in advance or in installments when due, and Administrative Agent shall be provided with evidence of such payment of insurance premiums (or evidence of the relevant installment payment) prior to each renewal or replacement of such coverages.
          7.5.4 In the event of any damage or destruction to any Collateral Property by reason of fire or other hazard or casualty, Borrower shall give immediate written notice thereof to Administrative Agent. With respect to any such damage or destruction, the Borrower shall make the Mandatory Principal Payment, if any is required, set forth herein. If there is any condemnation for public use of any Collateral Property, Borrower shall give immediate written notice thereof to Administrative Agent (and Administrative Agent shall thereafter promptly notify the Lenders). With respect to any such condemnation, the Borrower shall make the Mandatory Principal Payment, if any is required, set forth herein. Further, Borrower shall upon the request of the Administrative Agent provide to the Administrative Agent a report as to the status of any insurance adjustment, condemnation claim, or restoration resulting from any casualty or taking.
     7.6 Inspection. Borrower shall cause the other Loan Parties to permit the Administrative Agent and the Lenders and its/their agents, representatives and employees to inspect the Collateral Properties, and any and all other assets of the Borrower or any of the Loan Parties, at reasonable hours upon reasonable notice. The Borrower shall be responsible for the reasonable costs incurred by the Administrative Agent of one (1) such inspection of each Borrowing Base Property or other asset per year, and all such inspections by Administrative Agent (accompanied by any Lender or Lenders) if an Event of Default is in existence.
     7.7 Loan Documents. Borrower shall (and shall cause the other Loan Parties to) observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by it under, and to pay when due all costs, fees and expenses, and other Obligations to the extent required under, the Loan Documents.
     7.8 Further Assurances. Borrower shall and shall cause the other Loan Parties to execute and deliver to the Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts, necessary or desirable in the reasonable judgment of the Administrative Agent, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations or for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents.
     7.9 Books and Records. Borrower shall and shall cause the other Loan Parties and Borrower Subsidiaries to keep and maintain in accordance with GAAP (or such other accounting basis reasonably acceptable to the Administrative Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of the Borrower and such other Loan Parties and Borrower Subsidiaries and all items of income and expense in connection with their respective business and operations and in connection with any services, equipment or furnishings provided in connection with the operation of the business of the Borrower, the other Loan Parties, and the

Borrower Subsidiaries, whether such income or expense is realized thereby or by any other Person. The Administrative Agent (accompanied by any Lender or Lenders) shall have the right, not more than once each quarter (unless an Event of Default shall have occurred and be continuing in which case as often as the Administrative Agent shall reasonably determine), during normal business hours and upon reasonable notice, to examine such books, records and accounts at the office of the Person maintaining such books, records, correspondence, and accounts and to make such copies or extracts thereof as the Administrative Agent shall desire at Administrative Agent’s cost and expense. Borrower shall give the Administrative Agent fifteen (15) Business Days notice of any change in the location of its financial records from the address specified at the beginning of this Agreement. The Administrative Agent may discuss the financial and other affairs of the Borrower, the other Loan Parties, and the Borrower Subsidiaries with any of its partners, owners, and any accountants hired by Borrower, it being agreed that Administrative Agent and each of the Lenders shall use reasonable efforts not to divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing its rights and remedies under the Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein). Any assignee or transferee of the Loan, co-lender, or any holder of a participation interest in the Loan shall deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.
     7.10 Business and Operations. Borrower shall (and shall cause the other Loan Parties and Borrower Subsidiaries to) (i) continue to engage in the type of businesses, acquisition, sale, financing, development and operation of retail properties and usual and customary uses incidental to such retail activities presently conducted by them as of the Closing Date, respectively, and (ii) be qualified to do business and in good standing under the laws of each jurisdiction, and otherwise to comply with all Legal Requirements, as and to the extent the same are required for the ownership, maintenance, management and operation of the assets of such Person except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
     7.11 Title. (i) Borrower shall and shall cause the other Loan Parties to warrant and defend (x) the title to each item of Collateral owned by such Person and every part thereof, subject only to the Liens (if any) permitted hereunder, (y) the validity and priority of the Liens and security interests held by the Administrative Agent pursuant to the Loan Documents, in each case against the claims of all Persons whomsoever, and (z) the title to and in the Collateral Properties, and (ii) Borrower and the other Loan Parties shall be responsible, jointly and severally, to reimburse Administrative Agent and the Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by the Administrative Agent and/or any of the Lenders if an interest in any item of Collateral, other than as permitted hereunder, is claimed by another Person.
     7.12 Estoppel. Borrower shall (and shall cause the other Loan Parties to), within ten (10) Business Days after a request therefor from the Administrative Agent, which request shall not be made by Administrative Agent more than once each Fiscal Year, furnish to the Administrative Agent a statement, duly acknowledged and certified, setting forth (i) the amount then owing by Borrower in respect of the Obligations, (ii) the date through which interest on the Loan has been paid, (iii) any offsets, counterclaims, credits or defenses to the payment by any Loan Party to the Obligations of which Borrower has knowledge and (iv) whether any written notice of Default from Administrative Agent to the Borrower or any of the other Loan Parties is then outstanding and acknowledging that this Agreement and the other Loan Documents are in full force and effect and unmodified, or if modified, giving the particulars of such modification.
     7.13 ERISA. Borrower shall (and shall cause each of the other Loan Parties and Borrower Subsidiaries to) as soon as possible and, in any event, within ten (10) days after any Loan Party, Borrower Subsidiary, or any ERISA Affiliate knows of the occurrence of any of the following which could reasonably be expected to have a Material Adverse Effect, deliver to Administrative Agent a certificate of an executive officer of the Borrower setting forth details as to such occurrence and the action, if any, that the applicable Borrower or other Loan Party or Borrower Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such Borrower, Loan Party, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred; (ii) that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; (iii) that a contribution required to be made to a Plan has not been timely made; (iv) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; (vii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (viii) that such Borrower, Loan Party, Borrower Subsidiary, or ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA; or (ix) or that such Borrower, the Loan Party or Borrower Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). Upon the request of the Administrative Agent, the Borrower shall (and shall cause the other Loan Parties and Borrower Subsidiaries to) deliver to Administrative Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to Administrative Agent pursuant to the first sentence hereof, copies of any material notices received by the Borrower, a Loan Party, a Borrower Subsidiary, or any ERISA Affiliate with respect to any Plan shall be delivered to Administrative Agent no later than ten (10) days after the date such report has been filed with the Internal Revenue Service or such notice has been received by such Borrower, Loan Party or Borrower Subsidiary or ERISA Affiliate, as applicable.

     7.14 Depository Account.
          7.14.1 Borrower shall maintain an operating and other depository account (the “Depository Account”) with KeyBank, National Association (or any successor thereto), unless otherwise agreed by Administrative Agent in writing.
          7.14.2 Administrative Agent is hereby authorized, on or after the due date, to charge such Depository Account of Borrower with the amount of all payments due under this Agreement, the Note or the other Loan Documents, with the Borrower’s obligation to make any required payment being satisfied to the extent there are sufficient collected funds in the Depository Account in the amount of such payment.
     7.15 Costs and Expenses. Borrower shall pay all costs and expenses (excluding salaries or wages of full time employees of Administrative Agent) reasonably incurred by Administrative Agent in connection with the implementation and syndication of the Loan and the administration of the Loan, and reasonably incurred by the Administrative Agent or any of the Lenders in connection with the enforcement of the Administrative Agent’s and Lenders’ rights under the Loan Documents, including, without limitation, legal fees and disbursements, appraisal fees, inspection fees, plan review fees, travel costs, fees and out-of-pocket costs of independent engineers and other consultants. Borrower’s obligations to pay such costs and expenses shall include, without limitation, all reasonable attorneys’ fees and other costs and expenses for preparing and conducting litigation or dispute resolution arising from any breach by Borrower or the Loan Parties of any covenant, warranty, representation or agreement under any one or more of the Loan Documents.
     7.16 Appraisals.
          7.16.1 Appraisal. Administrative Agent shall have the right at its option (which it shall exercise at the direction of the Required Lenders), from time to time, to order an appraisal of one or more of the Borrowing Base Properties prepared at Administrative Agent’s direction by an appraiser selected by Administrative Agent (the “Appraisal”), after notice to the Borrower. An appraiser selected by Administrative Agent shall be an MAI member with an appropriate level of professional experience appraising commercial properties in the respective area(s) of the Borrowing Base Properties and otherwise qualified pursuant to provisions of applicable laws and regulations under and pursuant to which Administrative Agent operates.
          7.16.2 Costs of Appraisal. Borrower shall pay for the costs of each Appraisal and each updated Appraisal only (i) after the occurrence of an Event of Default, or (ii) in connection with an annual Appraisal to be ordered by the Administrative Agent for each Borrowing Base Property, or (iii) in connection with any request by the Borrower to extend the Initial Maturity Date to the Extended Maturity Date, or (iv) if a material adverse change has occurred to any Borrowing Base Property.
     7.17 Indemnification. Borrower shall at all times, both before and after repayment of the Loan, at its sole cost and expense defend, indemnify, exonerate and save harmless Administrative Agent and each of the Lenders and all those claiming by, through or under Administrative Agent and each of the Lenders (“Indemnified Party”) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, reasonable attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the Security Documents) be imposed upon, incurred by or asserted or awarded against the Indemnified Party and arising from or out of:
               (i) any damage to person or property arising out of any violation of any Legal Requirement, or
               (ii) any brokerage or finder’s fees in respect of the Loan arising from any act or course of dealing by the Borrower or any Loan Party, or
               (iii) any claim brought by any third party related to the Collateral or the Loan or arising out of the execution and delivery of the Loan Documents; or
               (iv) any act, omission, negligence or conduct at any Collateral Property, or arising or claimed to have arisen, out of any act, omission, negligence or conduct of Borrower, any Borrower Subsidiary, or any tenant, occupant or invitee thereof which is in any way related to any Collateral Property.
Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party.
     7.18 Leasing Matters.
          7.18.1 Administrative Agent’s Approval Required.
               (i) Except as provided for herein, the Loan Parties may enter into, modify, terminate, or amend any Lease for any Individual Property without the approval of the Administrative Agent or the Lenders.
               (ii) Administrative Agent’s prior written approval, which shall not be unreasonably withheld or delayed, shall be required in each instance as to the entering into of any Major Lease.
               (iii) For any Major Lease requiring approval hereunder, the approval shall relate to: (i) the economic and other terms of the Major Lease; (ii) each tenant under a proposed Major Lease; (iii) each guarantor of a tenant’s obligations under a proposed Major Lease; (iv) any material modification or amendment to the Major Lease, and (v) any optional termination, cancellation or surrender of any Major Lease by the Loan Party thereto but not a termination resulting from a default of the tenant thereunder.
          7.18.2 Borrower’s Requests. Subject to Section 7.18.5, any request by Borrower for an approval from Administrative Agent with respect to leasing matters shall be sent to the

Administrative Agent and shall be accompanied to the extent available, by the following: (i) the proposed lease or amendment or modification thereof complete with all applicable schedules and exhibits and a lease abstract; (ii) a complete copy of any proposed guaranty; (iii) comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes); and (iv) an executive summary of the terms and conditions of the proposed lease and, if applicable, the proposed guaranty.
          7.18.3 Response. The Administrative Agent shall act on requests from Borrower for any approval required under Section 7.18.2 in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within ten (10) Business Days for approvals required under Section 7.18.2, in each instance following Administrative Agent’s receipt thereof with all required supporting information. Administrative Agent’s response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof.
          7.18.4 Advance Information. In order to expedite the processing of requests for such approvals, Borrower agrees to provide the Administrative Agent with as much advance information as is possible in a commercially reasonable manner in advance of Borrower’s formal request for an approval.
          7.18.5 Preliminary Submission.
               (i) At Borrower’s option, after the preparation or execution of a term sheet or letter of intent with any proposed tenant under a Major Lease requiring approval herein, the Borrower may deliver to the Administrative Agent a preliminary submission consisting of, to the extent available, (x) an executive summary or abstract of the terms and conditions of the proposed lease and, if applicable, the proposed guaranty and (y) comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor. Administrative Agent shall act on requests from Borrower for any approval under this section in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within ten (10) Business Days following Administrative Agent’s receipt thereof. In the event that Administrative Agent approves such summary material and financial information for any Major Lease, the material shall be referred to herein as an “Approved Lease Term Sheet”.
               (ii) Administrative Agent shall not withhold its approval of (x) the economic terms of any lease which are not materially less favorable than the economic terms established by an Approved Lease Term Sheet, or (y) the identity of the tenant and each guarantor, and any terms or other substantive provisions, reflected in an Approved Lease Term Sheet, unless there has been a material adverse change in the financial condition of the tenant or any such guarantor since the approval of such Approved Lease Term Sheet.
     7.19 Permanent Financings. The Borrower and/or the Borrower Subsidiaries shall not incur any multi-property cross-collateralized financings in excess of $25,000,000.00 outstanding in the aggregate without the prior approval of the Administrative Agent.

     7.20 Leverage Ratio. The Leverage Ratio as determined as of each Calculation Date shall be less than seventy percent (70%). The Leverage Ratio covenant shall be tested by the Administrative Agent as of each Calculation Date, such calculation and results to be verified by the Administrative Agent.
     7.21 Fixed Charge Ratio. The Fixed Charge Ratio as determined as of each Calculation Date shall be not less than 1.35:1. The Fixed Charge Ratio covenant shall be tested by the Administrative Agent as of each Calculation Date with results based upon the results for the most recent Calculation Period, such calculation and results to be verified by the Administrative Agent.
     7.22 Net Worth. The Borrower’s Net Worth as determined as of each Calculation Date shall be equal to or greater than the aggregate of (a) $536,025,018.00, plus (b) eighty-five percent (85%) of the cumulative net cash proceeds received from and the value of assets acquired (net of Debt incurred or assumed in connection therewith) through the issuance of Capital Stock by CSC or the Borrower after December 31, 2003. For purposes of this section “net” means net of underwriters’ discounts, commissions and other reasonable out-of-pocket expenses of issuance actually paid to any Person (other than a Loan Party or an Affiliate of any Loan Party). The Net Worth covenant shall be tested by the Administrative Agent as of each Calculation Date, such calculation and results to be verified by the Administrative Agent.
     7.23 Borrowing Base Property Covenants.
          7.23.1 Each Borrowing Base Property shall at all times following completion thereof be a retail center located in the United States owned by a Borrowing Base Property Owner.
          7.23.2 The ownership of each Borrowing Base Property shall at all times be consistent with the Borrower’s business strategy, and following completion thereof each Borrowing Base Property shall at all times be of an asset quality consistent with the quality of other completed Borrowing Base Properties owned by the Borrowing Base Property Owners as of the date hereof.
     7.24 Variable Rate Debt. The aggregate Pro Rata amount of the Debt (including the Loan) of the Consolidated CSC Entities and the Unconsolidated CSC Entities which is Variable Rate Indebtedness shall not exceed thirty (30%) percent of the Total Asset Value.
     7.25 Replacement Documentation. Upon receipt of an affidavit of an officer of Administrative Agent as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.
     7.26 Other Covenants. The Borrower hereby represents and warrants to Administrative Agent and the Lenders that no Collateral is in the possession of any third party bailee (such as at a warehouse) other than construction materials stored offsite pursuant to the customary bailee or custodial procedures. In the event that the Borrower and/or any of the other

Loan Parties, after the date hereof, intends to store or otherwise deliver any Collateral or other personal property in which the Administrative Agent has been granted a security interest to such a bailee, then the Borrower shall receive the prior written consent of the Administrative Agent not to be unreasonably withheld or delayed and such bailee must acknowledge in writing that the bailee is holding such Collateral or such other personal property for the benefit of the Administrative Agent and the Lenders.
     7.27 Maintenance of REIT Status. CSC shall engage in such business activities, and shall refrain from engaging in such activities, so as to continue to meet the requirements for qualification and taxation as a REIT under the Code.
     7.28 Lenders’ Consultants.
          7.28.1 Right to Employ. The Borrower agrees that the Administrative Agent shall have the right to employ on its behalf and on behalf of the Lenders, its own personnel, or one or more engineers, architects, environmental advisors, scientists, accountants, and attorneys to act as an advisor to Administrative Agent and the Lenders in connection with the Loan (each of which shall be a “Lenders’ Consultant”).
          7.28.2 Functions. The functions of a Lenders’ Consultant shall include, without limitation: (i) inspection and physical review of any Collateral Property; (ii) review and analysis of environmental matters; (iii) review and analysis of financial and legal matters; and (iv) providing usual inspection and review services in connection with the development and construction of the Borrowing Base Properties or in the event of the use of Net Proceeds for any Repair Work.
          7.28.3 Payment. The reasonable costs and fees of Lenders’ Consultants shall be paid by Borrower upon billing therefor and, if not so paid within thirty (30) days, may be paid directly by the Lenders through a Loan Advance.
          7.28.4 Access. Borrower shall provide Lenders’ Consultants with reasonable access to all Collateral Properties.
          7.28.5 No Liability. Neither Administrative Agent nor any Lender shall have liability to Borrower, any Loan Party, Guarantor, or third party on account of: (i) services performed by Lenders’ Consultant; or (ii) any failure or neglect by Lenders’ Consultant to properly perform services. Borrower shall have no rights under or relating to any agreement, report, or similar document prepared by any Lenders’ Consultant for Administrative Agent or Lenders. No Lenders’ Consultant shall have liability to Borrower, any Loan Party, Guarantor, or third party on account of: (x) services performed by such Lenders’ Consultant; or (y) any failure or neglect by such Lenders’ Consultant to properly perform services, except for its gross negligence or willful misconduct.
     7.29 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     8. NEGATIVE COVENANTS. Borrower covenants and agrees that from the date hereof and so long as any indebtedness is outstanding hereunder, or any of the Loan or other obligations remains outstanding, the Borrower shall not (and shall not suffer or permit the other Loan Parties, and/or the Borrower Subsidiaries to):
     8.1 No Changes to Borrower and other Loan Parties. Without the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed after not less than thirty (30) days’ prior written notice (with reasonable particularity of the facts and circumstances attendant thereto): (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change the organizational number (if any) assigned by its jurisdiction of formation or its federal employment identification number (if any). Borrower agrees to take all such action and execute all such documents as the Administrative Agent may reasonably require in order to maintain the Administrative Agent’s priority and perfection in the Collateral.
     8.2 Restrictions on Liens. Create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including, without limitation, the Borrowing Base Properties), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse) or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets (including, without limitation, any item of Collateral) or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or asset or any portion thereof, or permit or suffer any such action to be taken, except the following (singly and collectively, “Permitted Liens”):
          8.2.1 Liens created by the Loan Documents;
          8.2.2 Liens to secure Permitted Debt that by the terms of Section 8.4 is permitted to be secured, provided that (x) the Borrower will be in compliance with the Financial Covenants considering the consequences of the granting of any such Lien and (y) no such Lien shall be secured by any Borrowing Base Property, the ownership interest in any Borrowing Base Property Owner, or any other assets of any Borrowing Base Property Owner;
          8.2.3 Liens for taxes, assessments or other governmental charges not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings, if (x) to the extent such contest concerns a Borrowing Base Property, reasonable reserves in an amount not less than the tax, assessment or governmental charge being so contested shall have been established in a manner reasonably satisfactory to the Administrative Agent or deposited in cash (or cash equivalents) with the Administrative Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law, (y) no imminent risk of sale, forfeiture or loss of any interest in any Borrowing Base

Property or the Collateral or any part thereof arises during the pendency of such contest and (z) such contest does not have and could not reasonably be expected to have a Material Adverse Effect;
          8.2.4 Liens in respect of property or assets imposed by law, which do not secure Debt, such as judgment Liens (provided such judgment Liens do not cause the occurrence of an Event of Default under Section 10.1), carriers’, warehousemen’s, material men’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, (x) which, except for such judgment Liens, do not in the aggregate materially detract from the value of any property or assets or have, and could not reasonably be expected to have, a Material Adverse Effect, (y) which, except for such judgment Liens, are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and (z) which as to any Borrowing Base Property do not have a lien priority prior to the Lien in favor of the Administrative Agent, for the benefit of the Lenders, with respect to the Obligations, including, without limitation, any future Loan Advances;
          8.2.5 Personal property financing leases entered into in the ordinary course of business with respect to equipment, fixtures, furniture, furnishings and similar assets.
     8.3 Consolidations, Mergers, Sales of Assets, Issuance and Sale of Equity. (i) Dissolve, terminate, liquidate, consolidate with or merge with or into any other Person, (ii) issue, sell, lease, transfer or assign to any Persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), including, without limitation, any securities, membership or partnership interests, or other interests of any kind in any other Loan Party or Borrower Subsidiary, directly or indirectly (whether by the issuance of rights of, options or warrants for, or securities convertible into, any such security, membership or partnership interests or other interests of any kind), (iii) permit another Person to merge with or into it, (iv) acquire all or substantially all the capital stock, membership or partnership interests or assets of any other Person, or (v) take any action which could have the effect, directly or indirectly, of diluting the economic interest of any Loan Party in any other Loan Party or Borrower Subsidiary; except the following:
          8.3.1 Transfers pursuant to the Security Documents and other agreements in favor of Administrative Agent for the ratable benefit of the Lenders;
          8.3.2 Any such dissolution, liquidation, or termination which does not involve a Loan Party;
          8.3.3 With the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed, any consolidation, merger, or issuance so long as the Borrower is the surviving entity, provided that (w) no Event of Default is continuing before or after giving effect thereto, (x) the Borrower will be in compliance with the Financial Covenants considering the consequences of such event, (y) no such event shall cause a Change of Control, and (z) except as otherwise approved by the Administrative Agent, each Borrowing Base Property Owner will continue to be a Wholly-Owned Subsidiary of the Borrower, CSC or a JV Entity;

          8.3.4 Sales of any Borrowing Base Property, provided the Release Conditions are satisfied with respect thereto;
          8.3.5 Leases of all or any portion of any Borrowing Base Property which either (i) are permitted by the terms of this Agreement without Administrative Agent’s consent or approval or (ii) are approved as provided for in this Loan Agreement;.
          8.3.6 Sales, transfers or assignments of other assets of the Borrower, any Loan Party or any Borrower Subsidiary which are not within the Collateral, provided that the Borrower will be in compliance with the Financial Covenants considering the consequences of the sale; provided further, however, that the prior written approval of the Administrative Agent must be obtained (not to be unreasonably withheld or delayed), in every instance, in the event that the aggregate amount of any such sales, transfers, or assignments of said other assets exceeds ten percent (10%) of the Total Asset Value, as verified by the Administrative Agent;
          8.3.7 Sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced;
          8.3.8 Transactions, whether outright or as security, for which Administrative Agent’s, the Required Lenders’ or the Lenders’, as applicable, prior written consent has been obtained to the extent such approval is required under this Agreement;
          8.3.9 In connection with a Permitted Investment;
          8.3.10 The issuance or sale of equity interests in the Borrower or CSC, so long as such sale or issuance does not result in a Change of Control; or
          8.3.11 Mergers of and between Loan Parties, provided (i) the Borrower and CSC shall at all times remain surviving entities, (ii) the Administrative Agent receives ten (10) Business Days prior written notice of the proposed merger, and (iii) Borrower agrees to take all such action and execute all such documents as the Administrative Agent may reasonably require in order to maintain the Administrative Agent’s priority and perfection in the Collateral.
     8.4 Restrictions on Debt. (i) Create, incur or assume any Debt, or make any voluntary prepayments of any Debt in respect of which it is an obligor, (ii) enter into, acquiesce, suffer or permit any amendment, restatement or other modification of the documentation evidencing and/or securing any Debt under which it is an obligor, (iii) increase the amount of any Debt existing as of the Closing Date; except with respect to the following (singly and collectively, “Permitted Debt”):
          8.4.1 The Obligations;
          8.4.2 Individual Property secured Debt of the Borrower, CSC or any Borrower Subsidiary which is recourse to the Borrower or CSC consistent with customary project finance market terms and conditions (excluding the Obligations) in an amount not to exceed twenty five percent (25%) of the Total Asset Value in the aggregate outstanding at any one time, provided that the Borrower will be in compliance with the Financial Covenants considering the consequences of the incurrence of such Debt;

          8.4.3 Individual Property secured Debt of the Borrower, CSC or any Borrower Subsidiary which is nonrecourse to the Borrower (other than recourse in connection with customary nonrecourse or “bad boy” carve out provisions) or CSC, provided that the Borrower will be in compliance with the Financial Covenants considering the consequences of the incurrence of such Debt;
          8.4.4 Indebtedness incurred in the ordinary course of business for the purchase of goods or services which are payable, without interest, within ninety (90) days of billing; and
          8.4.5 Transactions, whether secured or unsecured, for which Administrative Agent’s prior written consent has been obtained to the extent such approval is required under this Agreement; and
          8.4.6 Unsecured Debt not to exceed $10,000,000.00 in the aggregate outstanding at any time.
          8.4.7 Debt under capital leases of the type described in Section 8.2.5.
     8.5 Other Business. Enter into any line of business or make any material change in the nature of its business, purposes or operations, or undertake or participate in activities other than the continuance of its present business except as otherwise specifically permitted by this Agreement or the other Loan Documents.
     8.6 Change of Control. Permit or otherwise suffer to occur any Change of Control.
     8.7 Forgiveness of Debt. Voluntarily cancel or otherwise forgive or release any Debt owed to it by any Person, except for adequate consideration and except for settlement of lease obligations of tenants in the Borrower’s reasonable business judgment.
     8.8 Affiliate Transactions. After the Closing Date, enter into, or be a party to, any transaction with any Person which is an Affiliate of any Loan Party, except transactions (a) involving the offering or sale of a Person’s equity interests on an arm’s length basis, or (b) entered into in the ordinary course of business and on terms which are no less favorable to such Loan Party or Borrower Subsidiary than would be obtained in a comparable arm’s-length transaction with an unrelated third party, provided that this Section 8.8 shall not apply to transactions entirely between and among Loan Parties or entirely between and among Borrower Subsidiaries that are not Loan Parties.
     8.9 ERISA. Except for Code Section 401(k) plans, establish or be obligated to contribute to any Plan.
     8.10 Bankruptcy Filings. With respect to any of the Loan Parties, file a petition under any state or federal bankruptcy or insolvency laws for the liquidation of all or a major portion of its assets or property.
     8.11 Investment Company. Become an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

     8.12 Use of Proceeds. Permit the proceeds of the Loan, or any other accommodation at any time made hereunder, to be used for any purpose which entails a violation of, or is inconsistent with, Regulation T, U or X of the Board, or for any purpose other than those set forth in Section 1.3.
     8.13 Distributions. Authorize, declare, or pay any Distributions on behalf of the Borrower, except for Permitted Distributions.
     8.14 Restrictions on Investments. Make or permit to exist or to remain outstanding any Investment except which are in:
               (i) marketable direct or guaranteed general obligations of the United States of America which mature within one year from the date of purchase;
               (ii) bank deposits, certificates of deposit and banker’s acceptances, or other obligations in or of the Lenders or banks located within and chartered by the United States of America or a state and having assets of over $500,000,000.00;
               (iii) the Borrower’s Subsidiaries (both Subsidiaries as of the date hereof and any other Person that becomes a Borrower Subsidiary), subject in all instances to the terms of this Agreement; and
               (iv) Permitted Investments.
     8.15 Negative Pledges, etc. Enter into any agreement subsequent to the Closing Date (other than a Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the Collateral, including, without limitation, any hereafter acquired property, (b) specifically prohibits the amendment or other modification of this Agreement or any other Loan Document, or (c) could reasonably be expected to have a Material Adverse Effect.
     9. SPECIAL PROVISIONS.
     9.1 Legal Requirements. Borrower, any Borrower Subsidiary or any Loan Party may contest in good faith any claim, demand, levy or assessment under any Legal Requirements by any person or entity if: (i) the contest is based upon a material question of law or fact raised by Borrower in good faith; (ii) such Person properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful; (iv) if the contest concerns a Borrowing Base Property or a Borrowing Base Property Owner, reasonable reserves in an amount necessary to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary shall have been established in a manner reasonably satisfactory to the Administrative Agent or deposited in cash (or cash equivalents) with the Administrative Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law; (vi) no Event of Default exists; (vii) if the contest relates to an Environmental Legal Requirement, the conditions set forth in the Environmental Indemnity relating to such contests shall be satisfied; (viii) no imminent risk of sale, forfeiture or loss of any interest in any Borrowing Base Property or the Collateral or any part thereof arises during the pendency of such contest; and (ix) such contest could not reasonably be expected to have a Material Adverse Effect.
     9.2 Limited Recourse Provisions.
          9.2.1 Borrower Fully Liable. Borrower shall be fully liable for the Loan and the Obligations of Borrower to the Administrative Agent and each of the Lenders.
          9.2.2 Certain Non-Recourse. This Agreement and all Loan Documents have been executed by the undersigned in its capacity as an officer of CSC, as general partner of the Borrower on behalf of the Borrower or the Loan Parties, and not individually, and none of the trustees, officers, directors, members, limited partners, or shareholders of the Borrower or CSC or any Loan Party shall be bound or have any personal liability hereunder or thereunder except under any Guaranty or other Loan Document signed by such Person, other than a signature in a representative capacity. Under no circumstances shall any party be entitled to seek recourse or commence any action against any of the trustees, officers, directors, members, limited partners, or shareholders of the Borrower or CSC or any such Person’s personal assets for the performance or payment of any obligation hereunder. In all other Loan Documents, all parties shall not seek recourse or commence any action against any of the trustees, officers, directors, members, limited partners, or shareholders of Borrower or CSC or any of such Person’s personal assets for the performance or payment of any obligation hereunder or thereunder, except under any Guaranty or other Loan Document signed by such Person, other than a signature in a representative capacity.
          9.2.3 Additional Matters. Nothing contained in the foregoing non-recourse provisions or elsewhere shall: (i) limit the right of Administrative Agent or any of the Lenders to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, excluding only any injunctive relief ordering payment of obligations by any Person or entity for which personal liability does not otherwise exist; or (ii) limit the liability of any attorney, law firm, accountant or other professional who or which renders or provides any written opinion or certificate to Administrative Agent or any of the Lenders in connection with the Loan even though such person or entity may be a limited partner of Borrower.
     9.3 Payment of Obligations. Upon the return to the Administrative Agent, or the expiration, of all of the Letters of Credit and the payment in full of the Obligations, in immediately available funds, including, without limitation, all unreimbursed costs and expenses of the Administrative Agent and of each Lender for which the Borrower is responsible, and the termination of the Loan, the Administrative Agent shall release any security and other collateral interests as provided for herein and under the other Loan Documents and shall execute and deliver such documents and termination statements as Borrower or any other Loan Party reasonably requests to evidence such termination and release. However, such release by the Administrative Agent shall not be deemed to terminate or release any Person from any obligation or liability under the Loan Documents which specifically by its terms survives the payment in full of the Obligations. At the request of the Borrower, the Administrative Agent shall use reasonable efforts to cooperate in the assignment of the Security Documents to a new lender, subject to the execution of customary documents with respect to any such assignment

     10. EVENTS OF DEFAULT. The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Administrative Agent following an Event of Default.
     10.1 Default and Events of Default. The term “Default” as used herein or in any of the other Loan Documents shall mean any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default. The occurrence of any of the following events, continuing uncured beyond any applicable grace, notice or cure period, respectively, shall constitute an event of default (“Event of Default”). Upon the occurrence of any Event of Default described in Section 10.1.8, any and all Obligations shall become due and payable without any further act on the part of the Administrative Agent. Upon the occurrence of any other Event of Default, the Administrative Agent may declare that any and all Obligations shall become immediately due and payable.
          10.1.1 Failure to Pay the Loan. The failure by the Borrower to pay when due any principal of, interest on, or fees in respect of, the Loan, and the specific grace period, if any, allowed for the default in question in Section 10.2 or elsewhere in this Agreement shall have expired without such default having been cured.
          10.1.2 Failure to Make Other Payments. The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment Obligation other than any payment Obligation on account of the principal of, or interest on, or fees in respect of, the Loan, and the specific grace period, if any, allowed for the default in question in Section 10.2 or elsewhere in this Agreement shall have expired without such default having been cured.
          10.1.3 Note, Security Documents, and Other Loan Documents. Any other default in the performance of any term or provision of the Note, or of the Security Documents, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the Note, the Security Documents, or any other Loan Document, regardless of whether any then undisbursed portion of the Loan is sufficient to cover any payment of money required thereby, and the specific grace period, if any, allowed for the default in question in Section 10.2 or elsewhere in this Agreement shall have expired without such default having been cured.
          10.1.4 Default under Other Agreements. The occurrence of any breach of any covenant or Obligation imposed by, or of any default under, any agreement (including any Loan Document) between the Administrative Agent and/or the Lenders and the Borrower, and/or the Loan Parties in connection with the Loan, or any instrument given by the Borrower and such Persons to the Administrative Agent and/or the Lenders, in connection with the Loan and the expiry, without cure, of any applicable grace period in Section 10.2, elsewhere in this Agreement, or in the applicable Loan Document (notwithstanding that the Administrative Agent and/or the Lenders may not have exercised all or any of its/their rights on account of such breach or default).
          10.1.5 Representations and Warranties. If any representation or warranty made by the Borrower or by any of the other Loan Parties or the Borrower Subsidiaries in the Loan Documents was untrue or misleading in any material respect as of the date made or deemed made (updated as provided for herein), including, without limitation, all representations and warranties made in Article 6 herein, and shall have a Material Adverse Effect.
          10.1.6 Affirmative Covenants. The breach of any covenant contained in Article 7 herein, including, without limitation, the Financial Covenants.
          10.1.7 Negative Covenants. The breach of any covenant contained in Article 8 herein.
          10.1.8 Financial Status and Insolvency.
               A. Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of Borrower, or of the whole or any substantial part of the property or assets of Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for ninety (90) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for ninety (90) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for ninety (90) days; or (ix) have an attachment or execution levied against any substantial portion of the property of Borrower or against any portion of the Collateral which is not discharged or dissolved by a bond within sixty (60) days; or
               B. any such event set forth in subsection A above shall occur with respect to any Loan Party;
          10.1.9 Loan Documents. If any Loan Document for any reason other than the satisfaction in full of all Obligations shall cease to be in full force and effect (other than in accordance with its terms), thereby preventing the Administrative Agent and/or the Lenders from obtaining the practical realization of the benefits thereof, or if any Loan Document shall be declared null and void or any Loan Party shall claim or declare any such Loan Document to no longer be in full force and effect or is null and void, or if the Liens and security interests purported to be created by any of the Loan Documents shall cease to be valid, perfected, first priority (except as otherwise expressly provided herein) security interests;
          10.1.10 Judgments. One or more judgments or decrees shall be entered against Borrower or any Loan Party or Borrower Subsidiary involving a liability (not paid or fully covered (subject to deductibles) by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments exceeds $750,000.00;
          10.1.11 ERISA. (i) If any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof and a waiver of such standard or extension of any amortization period is not granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of a distress termination proceeding under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan has not been timely made, a Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code, or a Loan Party has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) and any of the foregoing could have a Material Adverse Effect; (ii) if there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability which could have, or reasonably be expected to have, a Material Adverse Effect; or (iii) if any such lien, security interest or liability is imposed or granted and, individually, and/or in the aggregate, in the reasonable opinion of the Administrative Agent could have, or reasonably be expected to have, a Material Adverse Effect.
          10.1.12 Change of Control. If a Change of Control shall occur.
          10.1.13 Indictment; Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, any other Loan Party, and/or any Borrower Subsidiary under any applicable law where the relief, penalties, or remedies sought or available include the forfeiture of any property of Borrower and/or any other such Person and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower and/or any other such Person of its business in the ordinary course.
          10.1.14 Termination of Guaranty or Consent. Except as otherwise provided herein, the termination or attempted termination of any Guaranty by any Guarantor of the Obligations.
          10.1.15 Cross-Default. The existence of a BOFA Event of Default.
          10.1.16 Generally. A default by Borrower in the performance of any term, provision or condition of this Agreement to be performed by Borrower, or a breach, or other failure to satisfy, any other term provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, including, without limitation, as set forth in Section 10.2. below.
     10.2 Grace Periods and Notice. As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

          10.2.1 No Notice or Grace Period. There shall be no grace period and no notice provision with respect to the payment of principal at maturity and/or in connection with a Mandatory Principal Prepayment (except as provided in Section 2.3.8 above) and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors (any of which events shall also result in an immediate termination of the Lenders’ Commitments hereunder), or subject to Sections 10.2.4 and 10.2.5, with respect to a breach of warranty or representation under Article 6, or (subject to Section 10.2.5) with respect to the breach of any of the affirmative covenants set forth in Article 7 (unless a grace or cure period is specifically provided for therein) or (subject to Section 10.2.5) with respect to the breach of any of the negative covenants set forth in Article 8.
          10.2.2 Nonpayment of Interest. As to the nonpayment of interest there shall be a three (3) Business Day grace period without any requirement of notice from Administrative Agent.
          10.2.3 Other Monetary Defaults. All other monetary defaults shall have a three (3) Business Day grace period following notice from Administrative Agent.
          10.2.4 Nonmonetary Defaults Capable of Cure. Subject to Section 10.2.1, as to non-monetary Defaults which are reasonably capable of being cured or remedied, unless there is a specific shorter or longer grace period provided for in this Loan Agreement or in another Loan Document, there shall be a thirty (30) day grace period following notice from Administrative Agent or, if such Default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time not to exceed a total of ninety (90) days from Administrative Agent’s notice as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such ninety (90) day period. However, where there is an emergency situation in which there is danger to person or property, it shall be an immediate Event of Default if such curative action shall not be commenced as promptly as possible. As to breaches of warranties and representations there shall be a thirty (30) day grace period following notice from Administrative Agent.
          10.2.5 Borrowing Base Property Defaults. As to any non-monetary Defaults which are reasonably capable of being cured or remedied by the removal of any Individual Property or Individual Properties from being Borrowing Base Properties, there shall be a thirty (30) day grace period following notice from the Administrative Agent for the Borrower to cure or remedy such Default by paying the Release Price with respect thereto, if required.
     11. REMEDIES.
     11.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, whether or not the indebtedness evidenced by the Note and secured by the Security Documents shall be due and payable or Administrative Agent shall have instituted any foreclosure or other action for the enforcement of the Security Documents or the Note, Administrative Agent may, and shall upon the direction of the Required Lenders, in addition to any other remedies which Administrative Agent may have hereunder or under the other Loan

Documents, or otherwise, and not in limitation thereof, and in Administrative Agent’s and Required Lenders’ sole and absolute discretion:
          11.1.1 Accelerate Debt. Administrative Agent may, and with the direction of the Required Lenders shall, declare the indebtedness evidenced by the Note and secured by the Security Documents immediately due and payable (provided that in the case of a voluntary petition in bankruptcy filed by Borrower or an involuntary petition in bankruptcy filed against Borrower (after expiration of the grace period, if any, set forth in Section 10.1.8), such acceleration shall be automatic).
          11.1.2 Collateralize Letters of Credit. Administrative Agent may require the Borrower to deposit into accounts maintained with, and pledged to the Administrative Agent, cash proceeds in an amount equal to the L/C Exposure, which deposits shall secure the L/C Exposure.
          11.1.3 Pursue Remedies. Administrative Agent may pursue any and all remedies provided for hereunder, under any one or more of the other Loan Documents, and/or otherwise.
     11.2 Written Waivers. Except as otherwise provided in Section 13.4, if a Default or an Event of Default is waived by the Required Lenders, in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of Administrative Agent, the Default or Event of Default so waived shall be deemed to have never occurred.
     11.3 Power of Attorney. For the purpose of exercising the rights granted by this Article 11, as well as any and all other rights and remedies of Administrative Agent under the Loan Documents, Borrower hereby irrevocably constitutes and appoints Administrative Agent (or any agent designated by Administrative Agent) its true and lawful attorney-in-fact, with full power of substitution, upon and following any Event of Default which is continuing, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of Borrower. In connection with the foregoing power of attorney, the Borrower hereby grants unto the Administrative Agent (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. The foregoing power of attorney shall not be affected by any disability or incapacity suffered by the Borrower and shall survive the same. All powers conferred upon the Administrative Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Administrative Agent.
     12. SECURITY INTEREST AND SET-OFF.
     12.1 Security Interest. Borrower hereby grants (and shall cause each other Loan Party to grant in an applicable Security Document) to the Administrative Agent and each of the Lenders, a continuing lien, security interest and right of setoff (with setoff being subject to Section 12.2) as security for all of the Obligations, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of

Administrative Agent or any of the Lenders or any entity under common control with the Administrative Agent and its successors and assigns, or in transit to any of them.
     12.2 Set-Off. If any Event of Default occurs, any such deposits, balances or other sums credited by or due from Administrative Agent, any affiliate of Administrative Agent or any of the Lenders, or from any such affiliate any of the Lenders, to Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by Administrative Agent against any or all of Borrower’s Obligations irrespective of whether demand shall have been made and although such obligations may be unmatured, in the manner set forth herein. Within five (5) Business Days of making any such set off, appropriation or application, Administrative Agent agrees to notify Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to indebtedness of the Borrower to such Lender, other than the Obligations evidenced by the Note due to such Lender, such amount shall be applied ratably to such other indebtedness and to the Obligations evidenced by the Note due to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Note due to such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note due to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to Obligations under the Note due to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Note its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
     12.3 Right to Freeze. The Administrative Agent and each of the Lenders shall also have the right, at its option, upon the occurrence of any event which would entitle the Administrative Agent and each of the Lenders to set off or debit as set forth in Section 12.2, to freeze, block or segregate any such deposits, balances and other sums so that Borrower may not access, control or draw upon the same.
     12.4 Additional Rights. The rights of Administrative Agent, the Lenders and each affiliate of Administrative Agent and each of the Lenders under this Article 12 are in addition to,

and not in limitation of, other rights and remedies, including other rights of set off, which Administrative Agent or any of the Lenders may have.
     13. THE ADMINISTRATIVE AGENT AND THE LENDERS
     13.1 Rights, Duties and Immunities of the Administrative Agent.
          13.1.1 Appointment of Administrative Agent. Each Lender hereby irrevocably designates and appoints KeyBank, National Association, as Administrative Agent of such Lender to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent to take such actions, exercise such powers and perform such duties as are expressly delegated to or conferred upon the Administrative Agent by the terms of this Loan Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article 13. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or in the other Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or otherwise exist against the Administrative Agent. Except as provided for in Section 13.3, the provisions of this Article 13 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof; provided, however, the Borrower may rely on any consent, waiver, approval, certificate or instrument delivered by the Administrative Agent as evidencing that the Administrative Agent has received, to the extent required hereunder, the prior approval of the Required Lenders or the Lenders.
          13.1.2 Administration of Loan by Administrative Agent. The Administrative Agent shall be responsible for administering the Loan on a day-to-day basis. In the exercise of such administrative duties, the Administrative Agent shall use the same diligence and standard of care that is customarily used by the Administrative Agent with respect to similar loans held by the Administrative Agent solely for its own account.
     Each Lender delegates to the Administrative Agent the full right and authority on its behalf to take the following specific actions in connection with its administration of the Loan:
               (i) to fund the Loan in accordance with the provisions of the Loan Documents, but only to the extent of immediately available funds provided to the Administrative Agent by the respective Lenders for such purpose;
               (ii) to receive all payments of principal, interest, fees and other charges paid by, or on behalf of, the Borrower and, except for fees to which the Administrative Agent is entitled pursuant to the Loan Documents or otherwise, to distribute all such funds to the respective Lenders as provided for hereunder;
               (iii) to keep and maintain complete and accurate files and records of all material matters pertaining to the Loan, and make such files and records available for inspection and copying by each Lender and its respective employees and agents during normal business hours upon reasonable prior notice to the Administrative Agent;

               (iv) to provide the Lenders with copies of all material and/or substantive notices, reports and other information, and notice of all material and/or substantive matters or occurrences, obtained by the Administrative Agent provided by or with respect to the Borrower or any other Loan Party; and
               (v) to do or omit doing all such other actions as may be reasonably necessary or incident to the implementation, administration and servicing of the Loan and the rights and duties delegated hereinabove.
          13.1.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Loan Agreement or any other Loan Document by or through its agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to its rights and duties hereunder or under the Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          13.1.4 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Loan Agreement or the other Loan Documents, except for its or their gross negligence or willful misconduct. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any recital, statement, representation or warranty made by the Borrower or any of its officers or agents contained in this Loan Agreement or the other Loan Documents or in any certificate or other document delivered in connection therewith; (ii) the performance or observance of any of the covenants or agreements contained in, or the conditions of, this Loan Agreement or the other Loan Documents; (iii) the state or condition of any properties of the Borrower or any other obligor hereunder constituting Collateral for the Obligations of the Borrower hereunder, or any information contained in the books or records of the Borrower; (iv) the validity, enforceability, collectibility, effectiveness or genuineness of this Loan Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (v) the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.
          13.1.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of the taking or failing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Loan Documents in accordance with any written request of the Required Lenders, or all of the Lenders, if required hereunder, and each such request of the Required Lenders, or all of the Lenders, if required hereunder, and any action taken or failure to act by the Administrative Agent pursuant thereto, shall be binding upon all of the Lenders; provided, however, that the Administrative Agent shall not be required in any event to act, or to refrain from acting, in any manner which is contrary to the Loan Documents or to applicable law.
          13.1.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has actual knowledge of the same or has received notice from a Lender or the Borrower referring to this Loan Agreement, describing such Default or Event of Default and stating that such notice is a notice of default (a “Notice of Default”). In the event that the Administrative Agent obtains such actual knowledge or receives such a notice, the Administrative Agent shall give prompt notice thereof to each of the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, or all of the Lenders, if required hereunder. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.
          13.1.7 Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrower and has made its own decision to enter into this Loan Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to Closing any Loan hereunder have been satisfied and in taking or not taking any action under this Loan Agreement and the other Loan Documents.
          13.1.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent, ratably in proportion to their respective Commitments, for (i) any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under this Loan Agreement or the other Loan Documents, (ii) any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, amendment, waiver and/or enforcement of this Loan Agreement and the other Loan Documents, and (iii) any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Loan Agreement or the other Loan Documents or any other document delivered in connection therewith or any transaction contemplated thereby, or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent that they arise from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the

Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.
          13.1.9 Administrative Agent in its Individual Capacity. With respect to its Commitment as a Lender, and the Loans made by it and the Note issued to it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its subsidiaries and affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrower or any subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.
          13.1.10 Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice to the Lenders and Borrower. The Required Lenders, for good cause, may remove Administrative Agent at any time by giving thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the other Lenders. Upon any such resignation or removal, the Required Lenders shall appoint a successor Administrative Agent, which successor Administrative Agent shall, if such appointment is prior to the occurrence of an Event of Default which is continuing, be subject to the approval of the Borrower, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation or the Required Lenders’ giving notice of removal, as the case may be, then the retiring Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If in such instance the retiring Administrative Agent appoints as the successor Administrative Agent a Lender, such Lender shall accept such appointment. Each such successor Administrative Agent shall be a Lender or a financial institution which meets the requirements of an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.
          13.1.11 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent may, and shall at the direction of the Required Lenders, or all of the Lenders, if required hereunder, and provided that the Lenders have given to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of this Loan Agreement and the other Loan Documents respecting the foreclosure, the sale, or other disposition of all or any part of the Collateral and the exercise of any other legal or equitable rights or remedies as it may have hereunder or under any other Loan Document or otherwise by virtue of applicable law, or to refrain from so acting if similarly requested by the Required Lenders. The Administrative Agent shall be fully protected in so acting or refraining from acting upon the instruction of the Required Lenders, or all of the Lenders, if required hereunder, and such instruction shall be binding upon all the Lenders. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such foreclosure, sale or other disposition or the exercise of any other right or remedy, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all costs and liabilities incurred in respect of all actions taken or omitted in accordance with such direction, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. The Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim actions as it believes necessary to preserve the rights of the Lenders hereunder and in and to any Collateral securing the Obligations, including but not limited to petitioning a court for injunctive relief, appointment of a receiver or preservation of the proceeds of any Collateral. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents, including without limitation the Note, other than through the Administrative Agent.
     13.2 Respecting Loans and Payments.
          13.2.1 Procedures for Loans. Administrative Agent shall give written notice to each Lender of each request for a Loan Advance, or conversion of an existing Loan Advance from a Variable Rate Advance to an Effective LIBO Rate Advance, by facsimile transmission, hand delivery or overnight courier, not later than 11:00 a.m. (Eastern time) (i) three (3) Business Days prior to the making of any Loan Advance, (ii) two (2) Business Days prior to any conversion of an existing Loan Advance to an Effective LIBO Rate Advance, or (iii) on the first day of any conversion to a Variable Rate Advance. Each such notice shall be accompanied by a written summary of the request for a Loan Advance and shall specify (a) the date of the requested Loan Advance, (b) the aggregate amount of the requested Loan Advance, (c) each Lender’s pro rata share of the requested Loan Advance, and (d) the applicable interest rate selected by Borrower with respect to such Loan Advance, or any portion thereof, together with the applicable Interest Period, if any, selected, or deemed selected, by Borrower. Each Lender shall, before 11:00 a.m. (Eastern time) on the date set forth in any such request for a Loan Advance, make available to Administrative Agent, at an account to be designated by Administrative Agent at KeyBank, National Association, Boston, Massachusetts, in same day funds, each Lender’s ratable portion of the requested Loan Advance provided that no Lender shall be required to fund any Loan Advance to the extent that such Lender’s aggregate outstanding Loan Advances would exceed its Commitment. After Administrative Agent’s receipt of such funds and upon Administrative Agent’s determination that the applicable conditions to making the requested Loan Advance have been fulfilled, Administrative Agent shall make such funds available to Borrower as provided for in this Loan Agreement. Within a reasonable period of time following the making of each Loan Advance, but in no event later than ten (10) Business Days following such Loan Advance, Administrative Agent shall deliver to each Lender a copy of Borrower’s request for Loan Advance. Promptly after receipt by Administrative Agent of written request from any Lender, Administrative Agent shall deliver to the requesting Lender the accompanying certifications and such other instruments, documents, certifications and approvals delivered by or on behalf of Borrower to Administrative Agent in support of the requested Loan Advance.
          13.2.2 Nature of Obligations of Lenders. The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment Percentage of the Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment Percentage provided herein.
          13.2.3 Payments to Administrative Agent. All payments of principal of and interest on the Loan or the Note shall be made to the Administrative Agent by the Borrower or any other obligor or guarantor for the account of the Lenders in immediately available funds as provided in the Note and this Loan Agreement. Except as otherwise expressly provided herein, the Administrative Agent agrees promptly to distribute to each Lender, on the same Business Day upon which each such payment is made, such Lender’s proportionate share of each such payment in immediately available funds excluding Liquidation Proceeds which shall be distributed in accordance with Section 13.2.4 below. The Administrative Agent will disburse such payments to the Lenders on the date of receipt thereof if received prior to 1:00 p.m. on such date and, if not, on the next Business Day. The Administrative Agent shall upon each distribution promptly notify Borrower of such distribution and each Lender of the amounts distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender. Each payment to the Administrative Agent under the first sentence of this Section shall constitute a payment by the Borrower to each Lender in the amount of such Lender’s proportionate share of such payment, and any such payment to the Administrative Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Administrative Agent without regard to whether or when the Administrative Agent makes distribution thereof as provided above. If any payment received by the Administrative Agent from the Borrower is insufficient to pay both all accrued interest and all principal then due and owing, the Administrative Agent shall first apply such payment to all outstanding interest until paid in full and shall then apply the remainder of such payment to all principal then due and owing, and shall distribute the payment to each Lender accordingly.
          13.2.4 Distribution of Liquidation Proceeds. Subject to the terms and conditions hereof, the Administrative Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:

First:	To the Administrative Agent, towards any fees and any expenses for which the Administrative Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Administrative Agent.

Second:	To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages (or pro rata if the Lenders have not ratably funded such amounts) until all Lenders have been reimbursed for all fees and expenses which such Lenders have previously paid to the Administrative Agent and not theretofore paid to such Lenders.

Third:	To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loan, with each Lender applying such proceeds for purposes of this Agreement first against the outstanding principal balance due to such Lender under the Loan and then to accrued and unpaid interest due under the Loan.

Fourth:	To all applicable Lenders in accordance with their proportional share based upon their respective Commitment Percentages (or pro rata if the Lenders have not ratably funded such amounts) until all Lenders have been paid in full all other amounts due to such Lenders under the Loan including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents.

Fifth:	To the Borrower or such third parties as may be entitled to claim Liquidation Proceeds.
          13.2.5 Adjustments. If, after Administrative Agent has paid each Lender’s proportionate share of any payment received or applied by Administrative Agent in respect of the Loan and other Obligations, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant to any bankruptcy or insolvency law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Administrative Agent’s request, promptly return its proportionate share of such payment or application to Administrative Agent, together with such Lender’s proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application.
          13.2.6 Setoff. If any Lender (including the Administrative Agent), acting in its individual capacity, shall exercise any right of setoff against a deposit balance or other account of the Borrower held by such Lender on account of the obligations of the Borrower under this Loan Agreement, such Lender shall remit to the Administrative Agent all such sums received pursuant to the exercise of such right of setoff, and the Administrative Agent shall apply all such sums for the benefit of all of the Lenders hereunder in accordance with the terms of this Loan Agreement.
          13.2.7 Distribution by Administrative Agent. If in the opinion of the Administrative Agent distribution of any amount received by it in such capacity hereunder or under the Note or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Administrative Agent may request full and complete indemnity from the Lenders, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

          13.2.8 Delinquent Lender. If for any reason any Lender shall fail or refuse to abide by its obligations under this Loan Agreement, including without limitation its obligation to make available to Administrative Agent its pro rata share of any Loans, expenses or setoff (a “Delinquent Lender”) and such failure is not cured within five (5) days of receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to Administrative Agent, other Lenders, the Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Loans, this Loan Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, with such Delinquent Lender’s Commitment not being included when calculating any Required Lender or Unanimous Lender decision hereunder, and (ii) a Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Loans until, as a result of application of such assigned payments the Lenders’ respective pro rata shares of all outstanding Loans shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its pro rata share of any Loans or expenses as to which it is delinquent, together with interest thereon at the Default Rate from the date when originally due until the date upon which any such amounts are actually paid.
     The non-delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration, (pro rata, based on the respective Commitments of those Lenders electing to exercise such right) the Delinquent Lender’s Commitment to fund future Loans (the “Future Commitment”). Upon any such purchase of the pro rata share of any Delinquent Lender’s Future Commitment, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Each Delinquent Lender shall indemnify Administrative Agent and each non-delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Administrative Agent or by any non-delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its pro rata share of a Loan or to otherwise perform its obligations under the Loan Documents.
          13.2.9 Holders. The Administrative Agent may deem and treat the Lender designated in the Register as the proportionate owner of such interest in the Note for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any designated interest in the Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such interest in the Note or of any Note or Note issued in exchange therefor.

     13.3 Assignment by Lenders.
          13.3.1 Assignment. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 13.3.1, participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
                   (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount needs to be assigned; and
     (B) in any case not described in Section 13.3.1(i)(A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
                    (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
                    (iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.3.1(i)(B) and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
                    (iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent for recording in the Register an Assignment and Acceptance, substantially in the form of Exhibit H hereto (the “Assignment and Acceptance”), together with a processing and recordation fee in the amount of $3,000.00; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
                    (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
                    (vi) No Assignment to Natural Person. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.3.2, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.3.11, 2.6, 7.15 and 7.17 with respect to facts and circumstances occurring prior to the effective date of such assignment. Promptly following delivery of notice of such assignment and written request, the Borrower (at its expense) shall, in exchange for each surrendered Note, execute and deliver a Note to the assignee Lender. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.3.3.
          13.3.2 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C

Obligations, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          13.3.3 Participations. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, but upon notice to the Borrower and the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 13.4.1(i) through (viii) that affects such Participant. Subject to Section 13.3.4 below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.3.11 and 2.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3.1 above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.2 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender.
          13.3.4 Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.3.11 or 2.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, provided in no instance shall the Borrower’s Obligations be increased as a result thereof. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.3.11 as though it were a Lender.
          13.3.5 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or foreclosure with respect to any such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          13.3.6 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     13.4 Administrative Matters.
          13.4.1 Amendment, Waiver, Consent, Etc. Except as otherwise provided herein or as to any term or provision hereof which specifically provides for the consent or approval of the Administrative Agent, the Required Lenders and/or the Lenders, as applicable, no term or provision of this Loan Agreement or any other Loan Document may be changed, waived, discharged or terminated, nor may any consent required or permitted by this Loan Agreement or any other Loan Document be given, unless such change, waiver, discharge, termination or consent receives the written approval of the Required Lenders.
     Notwithstanding the foregoing, the unanimous written approval of all the Lenders (other than a Delinquent Lender) shall be required with respect to any proposed amendment, waiver, discharge, termination, or consent which:
               (i) has the effect of (a) extending the final scheduled maturity or the date of any amortization payment of any Loan or Note, (b) reducing the rate or extending the time of payment of interest or fees thereon, (c) increasing or reducing the principal amount thereof, or (d) otherwise postponing or forgiving any indebtedness thereunder,
               (ii) releases or discharges any material portion of the Collateral other than in accordance with the express provisions of the Loan Documents,
               (iii) amends, modifies or waives any provisions of this Section 13.4,
               (iv) amends any of the Financial Covenants,
               (v) amends the definition of Eligibility Criteria,
               (vi) amends any payment distribution provisions hereunder;
               (vii) modifies the percentage specified in the definition of Required Lenders,
               (viii) except as otherwise provided in this Loan Agreement, changes the amount of any Lender’s Commitment or Commitment Percentage, or

               (ix) releases or waives any guaranty of the Obligations or indemnifications provided in the Loan Documents;
and provided, further, that without the consent of the Administrative Agent, no such action shall amend, modify or waive any provision of this Article or any other provision of any Loan Document which relates to the rights or obligations of the Administrative Agent.
          13.4.2 Deemed Consent or Approval. With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Loan Agreement, or if the Administrative Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Administrative Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The Administrative Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:
“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE ADMINISTRATIVE AGENT AND RECITED ABOVE,”
and if (and only if) the foregoing legend is included by the Administrative Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to the Administrative Agent within ten (10) calendar days of such Lender’s receipt of such notice.
     13.5 Arranger. Notwithstanding the provisions of this Agreement or of the other Loan Documents, the Arranger, in its capacity as such, shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents. To the extent requested by the Administrative Agent, the Arranger has coordinated, or will coordinate, the initial syndication of the Loan and the assignment of interests in the Loan.
     14. CASUALTY AND TAKING.
     14.1 Casualty or Taking; Obligation To Repair. In the event of the occurrence of an Event of Loss as to any Collateral Property, Borrower shall give immediate written notice thereof to Administrative Agent and proceed with reasonable diligence, in full compliance with all Legal Requirements and the other requirements of the Loan Documents, to repair, restore, rebuild or replace the affected Collateral Property to the condition immediately prior to such Event of Loss (each, the “Repair Work”).
     14.2 Adjustment of Claims. All insurance claims or condemnation or similar awards shall be adjusted or settled by Borrower, at Borrower’s sole cost and expense, but subject to Administrative Agent’s prior written approval for any Borrowing Base Property, which approval shall not be unreasonably withheld; provided that (i) the Administrative Agent shall have the right to participate in any adjustment or settlement for any Borrowing Base Property with respect to which the Net Proceeds in the aggregate are equal to or greater than Five Hundred Thousand Dollars ($500,000.00) and (ii) if any Event of Default exists under any of the Loan Documents, Administrative Agent shall have the right to adjust, settle, and compromise such claims without the approval of Borrower.
     14.3 Payment and Application of Insurance Proceeds and Condemnation Awards.
          14.3.1 Except as otherwise provided for herein, all Net Proceeds shall be paid to Administrative Agent and, at Administrative Agent’s option, be applied to Borrower’s Obligations or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement to the condition immediately prior to such Event of Loss (collectively, “Cost To Repair”). If any Net Proceeds are received directly by any Loan Party, such Loan Party shall hold such Net Proceeds in trust for the Administrative Agent and shall promptly deliver such Net Proceeds in kind to the Administrative Agent. Notwithstanding any other term or provision of this Agreement, provided no Default or Event of Default is then in existence, all Net Proceeds related to any Collateral Property which is not a Borrowing Base Property shall be released to the Borrower to such repair and reconstruction, without the Borrower having to satisfy the conditions of section 14.3 and 14.4 hereof.
          14.3.2 Notwithstanding the terms and provisions hereof, with respect to any Borrowing Base Property, if the Net Proceeds do not exceed Five Hundred Thousand Dollars ($500,000.00) and the Insurance/Taking Release Conditions have been satisfied in a manner reasonably acceptable to the Administrative Agent, Administrative Agent shall release the Net Proceeds to pay for the actual Cost to Repair and the applicable Loan Party shall commence and diligently prosecute to completion, the Repair Work relative to the subject Collateral Property, with any excess being retained by the applicable Loan Party.
          14.3.3 Notwithstanding the terms and provisions hereof, with respect to any Borrowing Base Property, if either (i) the Net Proceeds are equal to or greater than Five Hundred Thousand Dollars ($500,000.00) or (ii) the Net Proceeds do not exceed Five Hundred Thousand Dollars ($500,000.00), but the Insurance/Taking Release Conditions have not been satisfied with respect to such Event of Loss, the Administrative Agent shall release so much of the Net Proceeds as may be required to pay for the actual Cost To Repair in accordance the limitations and procedures set forth in Section 14.4, if the following conditions are satisfied in a manner reasonably acceptable to the Administrative Agent:
               (i) no Default or Event of Default shall have occurred and be continuing under the Loan Documents;

               (ii) in Administrative Agent’s good faith judgment such Net Proceeds together with any additional funds as may be deposited with and pledged to Administrative Agent, on behalf of the Lenders, are sufficient to pay for the Cost To Repair. In order to make this determination, Administrative Agent shall be furnished by the Borrower with an estimate of the Cost to Repair accompanied by an independent architect’s or engineer’s certification as to such Cost to Repair and appropriate plans and specifications for the Repair Work;
               (iii) the subject Event of Loss was not a Major Event of Loss;
               (iv) Administrative Agent in the exercise of its reasonable discretion, shall have determined that all rent payments from Leases of the subject Collateral Property which have commenced at the time of the casualty which are to abate pursuant to their terms are to be payable to the Borrowing Base Property Owner, subject to deductibles, if any, permitted pursuant to the insurance policies to be maintained pursuant to this Agreement, from Rent Loss Proceeds;
               (v) in Administrative Agent’s good faith judgment, the Repair Work can reasonably be completed on or before the time required under applicable Legal Requirements; and
               (vi) the Borrowing Base Property continues to satisfy the Borrowing Base Property Requirements.
     14.4 Conditions To Release of Insurance Proceeds. If Administrative Agent elects or is required to release insurance proceeds, Administrative Agent may impose reasonable conditions on such release which shall include, but not be limited to, the following:
          14.4.1 Prior written approval by Administrative Agent, which approval shall not be unreasonably withheld or delayed of plans, specifications, cost estimates, contracts and bonds for the Repair Work to the extent such materials were not previously approved by the Administrative Agent in connection with the admission of the Borrowing Base Property;
          14.4.2 Such evidence of costs, payments and completion as Administrative Agent may reasonably require;
          14.4.3 For Repair Work related to the completed and operating component of an OD Property, the funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial monthly disbursements equal to 90% of the costs of the work completed prior to the certification by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, that the Repair Work is completed, and then upon final completion of the Repair Work as certified by such Lender’s Consultant or independent architect or engineer, and the receipt by Administrative Agent of satisfactory evidence of payment and release of all liens, the balance of the funds shall be released;
          14.4.4 Determination by Administrative Agent that the undisbursed balance of such Net Proceeds on deposit with Administrative Agent, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost To Repair, free and clear of all liens and claims for lien;
          14.4.5 All work to comply with the Legal Requirements applicable to the construction of the Improvements; and
          14.4.6 The absence of any Default under any Loan Documents.
     14.5 The Administrative Agent shall have the right to hire, at the cost and expense of the Borrower, a Lender’s Consultant to assist the Administrative Agent in the determination of the satisfaction of the conditions provided for herein for the release of the Net Proceeds, to pay the Costs to Repair and to periodically inspect the status of the construction of any Repair Work.
     14.6 In the event that the Administrative Agent makes any Net Proceeds available to any Loan Party for the payment of Costs to Repair as provided for herein, upon the completion of the Repair Work as certified by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, and receipt by Administrative Agent of satisfactory evidence of payment and release of all liens, any excess Net Proceeds still held by the Administrative Agent shall be remitted by the Administrative Agent to the Borrower provided that no Event of Default shall have occurred and be continuing;
     14.7 The terms and provisions of this Article 14 shall be subject to the terms and provisions of any Lease as to which the Administrative Agent has agreed otherwise with respect to the use and disbursement of Net Proceeds in any subordination and non-disturbance agreement entered into between the tenant under such Lease and the Administrative Agent and shall also be subject to the terms and provisions of any condominium documents as to which a Collateral Property is subject.
     14.8 The Administrative Agent acknowledges that provided that no Event of Default has occurred and is continuing, all Rent Loss Proceeds shall be payable to the Borrower or the applicable Loan Party.
     15. GENERAL PROVISIONS.
     15.1 Notices. Any notice or other communication in connection with this Loan Agreement, the Note, the Security Documents, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (iii) sent by facsimile transmission if a FAX Number is designated below addressed:
If to Borrower:
Cedar Shopping Centers Partnership, L.P.
44 South Bayles Avenue
Port Washington, New York 11050
Attention: Leo S. Ullman
FAX Number: (516) 767-6497

and
Attention: Lawrence E. Kreider, Jr.
FAX Number: (516) 767-4562
with copies by regular mail or such hand delivery or facsimile transmission to:
Cedar Shopping Centers Partnership, L.P.
44 South Bayles Avenue
Port Washington, New York 11050
Attention: Stuart H. Widowski, Esquire
FAX Number: (516) 767-6497
and to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038-4982
Attention: Karen Scanna, Esquire
Fax Number: (212) 806-6006
If to Administrative Agent or as Lender:
KeyBank, National Association
225 Franklin Street, 18th Floor
MA-01-22-0018
Boston, Massachusetts 02110
Attention: Jeffry M. Morrison
FAX Number: (617) 385-6293
with copies by regular mail or such hand delivery or facsimile transmission to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Kevin J. Lyons, Esquire
FAX Number: (617) 880-3456
If to Lenders:
Manufacturers and Traders Trust Company
213 Market Street
Harrisburg, Pennsylvania 17101
Attention: Peter J. Ostrowski, Vice President
FAX Number: 717-255-2390
TD Bank, N.A.
15 Park Street

Framingham, Massachusetts 01702
Attention: David Yesue, Assistant Vice President
FAX Number: (508) 879-8237
Regions Bank
1900 5th Ave. N., 15th Floor
Birmingham, AL 35203
Attention: Lori Chambers, Vice President
FAX Number: (205) 326-4075
Citizens Bank of Pennsylvania
1215 Superior Ave., 6th Floor
Cleveland, Ohio 44114
Attention: Kellie Anderson, Senior Vice President
FAX Number: (216) 277-4607
TriState Capital Bank
789 E. Lancaster Ave., Suite 240
Villanova, PA 19085
Attention: Joseph Rago
FAX Number: (610) 581-7110
Ramond James Bank, FSB
710 Carillon Parkway
St. Petersburg, FL 33716
Attention: Steven F. Paley, Senior Vice President
FAX Number: (727) 567-8830
     and to such addresses as set forth in the Assignment and Acceptance.
     Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.
     A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of postmark, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if so mailed, on the date of actual receipt as evidenced by the return receipt, or (iv) if so delivered, upon actual receipt, or (v) if facsimile transmission is a permitted means of giving notice, upon receipt as evidenced by confirmation.
     15.2 Limitations on Assignment. Borrower may not assign this Agreement or the monies due thereunder without the prior written consent of the Lenders in each instance, but in such event Lenders may nevertheless at their option make the Loan under this Agreement to Borrower or to those who succeed to the title of Borrower and all sums so advanced by Lenders shall be deemed a Loan Advance under this Agreement and not to be modifications thereof and shall be secured by all of the Collateral given at any time in connection herewith.
     15.3 Further Assurances. Borrower shall upon request from Administrative Agent from time to time execute, seal, acknowledge and deliver such further instruments or documents which Administrative Agent may reasonably require to better perfect and confirm its rights and remedies hereunder, under the Note, under the Security Documents and under each of the other Loan Documents.
     15.4 Payments.
               (i) All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Administrative Agent (excluding principal and interest), then to all expenses, costs, indemnity claims due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after an Event of Default, payments will be applied to the obligations of Borrower to Administrative Agent and the Lenders as set forth herein.
               (ii) Any payments required by this Agreement, the Note or any of the other Loan Documents, or any other instruments or agreements executed in connection herewith or therewith, may (but not before the due date thereof) be deducted by each Lender from the amount, if any, not already advanced, and the same shall be deemed to be a Loan Advance, or may be deducted from any Loan Advance due hereunder. Any attorneys’ fees, appraisal charge, inspection fee, or any other expense payable by Borrower as herein provided for, or incurred in connection with the drafting of the Loan Documents and other instruments evidencing or securing the Obligations and all other Loan Documents may be likewise deducted from the amounts, if any, not already advanced or from any Loan Advance payable to Borrower and, in any event, charged as a Loan Advance hereunder.
     15.5 Parties Bound. The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of Borrower and the Administrative Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.
     This Agreement is a contract by and among Borrower, the Administrative Agent and each of the Lenders for their mutual benefit, and no third person shall have any right, claim or interest against either Administrative Agent, any of the Lenders or Borrower by virtue of any provision hereof.
     15.6 Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.
          15.6.1 Substantial Relationship. It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.

          15.6.2 Place of Delivery. Borrower agrees to furnish to Administrative Agent at the Administrative Agent’s office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.
          15.6.3 Governing Law. This Agreement, except as otherwise provided in Section 15.6.4, and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of law, except insofar as the formation of Borrower under Delaware law requires Delaware law to apply with respect to matters of authorization to enter into the transactions contemplated by this Agreement.
          15.6.4 Exceptions. Notwithstanding the foregoing choice of law:
               (i) The procedures governing the enforcement by Administrative Agent of its foreclosure and other remedies under the Security Documents and under the other Loan Documents with respect to each Collateral Property shall be governed by the laws of the State in which such Collateral Property is located;
               (ii) Administrative Agent shall comply with applicable law of such State to the extent required by the law of such jurisdiction in connection with the foreclosure of the security interests and liens created under the Security Documents and the other Loan Documents with respect to each Collateral Property or other assets situated in such State; and
               (iii) provisions of Federal law and the law of such State shall apply in defining the terms Hazardous Materials, Environmental Legal Requirements and Legal Requirements applicable to each Collateral Property as such terms are used in this Loan Agreement, the Environmental Indemnity and the other Loan Documents.
Nothing contained herein or any other provisions of the Loan Documents shall be construed to provide that the substantive laws of any other State shall apply to any parties, rights and obligations under any of the Loan Documents, which, except as expressly provided in clauses (i), (ii) and (iii) of this Section 15.6.4, are and shall continue to be governed by the substantive law of the State of New York, except as set forth in clauses (i) , (ii) and (iii) of this Section 15.6.4. In addition, the fact that portions of the Loan Documents may include provisions drafted to conform to the law of any other State is not intended, nor shall it be deemed, in any way, to derogate the parties’ choice of law as set forth or referred to in this Loan Agreement or in the other Loan Documents. The parties further agree that the Administrative Agent may enforce its rights under the Loan Documents including, but not limited to, its rights to sue the Borrower or to collect any outstanding indebtedness in accordance with applicable law.
          15.6.5 Consent to Jurisdiction. Borrower hereby consents to personal jurisdiction in any State of New York court located in the First Department of the New York State Unified Court System or Federal court located within the Southern District of the State of New York.
          15.6.6 JURY TRIAL WAIVER. BORROWER, ADMINISTRATIVE AGENT, AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LOAN AGREEMENT, ARISING OUT OF, UNDER

OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER, ADMINISTRATIVE AGENT, AND EACH OF THE LENDERS TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.
     15.7 Survival. All representations, warranties, covenants and agreements of Borrower, or a Loan Party, herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of Borrower or a Loan Party pursuant hereto are significant and shall be deemed to have been relied upon by Administrative Agent and each of the Lenders notwithstanding any investigation made by Administrative Agent or any of the Lenders or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loan pursuant thereto. No review or approval by Administrative Agent or the Lenders or any of their representatives, of any opinion letters, certificates by professionals or other item of any nature shall relieve Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower or a Loan Party, or any one or more of them, under any one or more of the Loan Documents.
     15.8 Cumulative Rights. All of the rights of Administrative Agent and the Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Administrative Agent may determine in its sole good faith judgment.
     15.9 Claims Against Administrative Agent or Lenders.
          15.9.1 Borrower Must Notify. The Administrative Agent and each of the Lenders shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Administrative Agent and each of the Lenders within thirty (30) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Administrative Agent or any of the Lenders does not remedy or cure the default, if any there be, with reasonable promptness thereafter. Such actual knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the persons or officials referred to in Exhibit D as Authorized Representatives.
          15.9.2 Remedies. If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Administrative Agent or any of the Lenders has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Administrative Agent’s and each of the Lenders’ responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation to grant such consent or give such approval and to pay Borrower’s reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings; and (ii) in the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Administrative Agent or any of the Lenders, where it is also so determined that Administrative Agent or any of the Lenders acted in gross negligence or bad faith, the payment of any actual, direct, compensatory damages sustained by Borrower as a result thereof plus Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings. Without limiting the foregoing, neither the Administrative Agent nor any Lender or any of their related Indemnified Parties shall be liable to the Borrower or any of the Loan Parties or their respective employees, officers, directors, agents, advisors or attorneys other than for their own gross negligence, willful misconduct or bad faith, except as otherwise provided in clause (i) above.
          15.9.3 Limitations. In no event, however, shall Administrative Agent and each of the Lenders be liable to Borrower or to any Loan Party or anyone else for other damages such as, but not limited to, indirect, speculative or punitive damages whatever the nature of the breach by Administrative Agent or any of the Lenders of its obligations under this Loan Agreement or under any of the other Loan Documents. In no event shall Administrative Agent or any of the Lenders be liable to Borrower or to any Loan Party or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Administrative Agent and each of the Lenders within the time period specified above.
     15.10 Regarding Consents. Except to the extent expressly provided herein, any and all consents to be made hereunder by the Administrative Agent, Required Lenders, or Lenders shall be in the sole and absolute discretion of the Party to whom consent rights are given hereunder.
     15.11 Obligations Absolute. Except to the extent prohibited by applicable law which cannot be waived, the Obligations of Borrower and the obligations of the Guarantor and the other Loan Parties under the Loan Documents shall be joint and several, absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower or any Loan Party may have at any time against Administrative Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.

     15.12 Table of Contents, Title and Headings. Any Table of Contents, the titles and the headings of sections are not parts of this Loan Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of its or their provisions.
     15.13 Counterparts. This Loan Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.
     15.14 Satisfaction of Commitment Letter. The Loan being made pursuant to the terms hereof and of the other Loan Documents is being made in satisfaction of Administrative Agent’s and each of the Lenders’ obligations under the Commitment Letter dated February 26, 2008, as amended. The terms, provisions and conditions of this Agreement and the other Loan Documents supersede the provisions of the Commitment Letter.
     15.15 Time Of the Essence. Time is of the essence of each provision of this Agreement and each other Loan Document.
     15.16 No Oral Change. This Loan Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent). In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Loan Agreement or any of the other Loan Documents.
     15.17 Monthly Statements. While Administrative Agent may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that: (i) the failure of Administrative Agent to issue any Statement on one or more occasions shall not affect Borrower’s obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Lenders and so Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lenders’ rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.
     15.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction completed hereby, the Borrower and each other Loan Party acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and Keybanc Capital Markets LLC (the “Arranger”) and the

Lenders, on the other hand, and the Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); and (ii) the Administrative Agent, the Lenders and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, each Lender and/or the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
[The balance of this page is intentionally left blank]

     IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a sealed instrument as of the date first written above.

BORROWER:	CEDAR SHOPPING CENTERS
PARTNERSHIP, L.P.

	By:	Cedar Shopping Centers, Inc., general partner

	By:	/s/ Brenda J. Walker
Name: Brenda J. Walker
Title: Vice President

ADMINISTRATIVE AGENT:	KEYBANK, NATIONAL ASSOCIATION

	By:	/s/ Jeffrey M. Morrison
Name: Jeffry M. Morrison
Title: Senior Banker

LENDER:		KEYBANK, NATIONAL ASSOCIATION,
a national banking association

	By:	/s/ Jeffrey M. Morrison
Name: Jeffry M. Morrison
Title: Senior Banker

LENDER:		RAYMOND JAMES BANK, FSB

	By:	/s/ Steven F. Paley
Name: Steven F. Paley
Title: Senior Vice President

LENDER:		MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ Peter J. Ostrowski
Name: Peter J. Ostrowski
Title: Vice President

LENDER:		TD BANK, N.A.

	By:	/s/ David Yesue
Name: David Yesue
Title: Assistant Vice President

LENDER:		REGIONS BANK

	By:	/s/ Lori Chambers
Name: Lori Chambers
Title: Vice President

LENDER:		CITIZENS BANK OF PENNSYLVANIA

	By:	/s/ Kellie Anderson
Name: Kellie Anderson
Title: Senior Vice President

LENDER:		TRISTATE CAPITAL BANK

	By:	/s/ Joseph L. Rago
Name: Joseph L. Rago
Title: Senior Vice President

EXHIBIT A TO LOAN AGREEMENT
DEFINITIONS
Additional Collateral Request as defined in Section 3.5.
Administrative Agent. KeyBank, National Association, acting as agent for the Lenders.
Adjusted Appraised Value. With respect to any Collateral Property that is the subject of an Appraisal, the as stabilized appraised value set forth in such Appraisal, as such may be reviewed and adjusted by the Administrative Agent acting reasonably and in good faith.
Adjusted FFO shall mean, for CSC, net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from (i) debt restructurings, (ii) sales of real property, and (iii) extraordinary and/or nonrecurring items, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof relative to funds from operations promulgated by the National Association of Real Estate Investment Trusts or its successor.
Adjusted LIBO Rate. The term “Adjusted LIBO Rate” means for each Interest Period the rate per annum obtained by dividing (i) the LIBO Rate for such Interest Period, by (ii) a percentage equal to one hundred percent (100%) minus the maximum reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirements (including, without limitation, any basic, supplemental, marginal and emergency reserve requirements) for Administrative Agent (or of any subsequent holder of a Note which is subject to such reserve requirements) in respect of liabilities or assets consisting of or including Eurocurrency liabilities (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the Interest Period.
Adjusted Net Operating Income: For any period of determination, for any Individual Property, the Pro Rata share of (i) Net Operating Income less (ii) management fees (calculated as the greater of either 3% of total revenue or actual management expenses incurred), to the extent not already deducted from Net Operating Income, less (iii) allowances for capital expenditures in the amount of $0.20 per annum per rentable square foot of completed improvements.
Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.
Affiliate shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
Agreement as defined in the Preamble.

Applicable Margin shall mean for LIBO Rate Loans and for Variable Rate Loans, respectively, the following

Applicable Margin for LIBO Rate Loans	Applicable Margin for Variable Rate Loans
225 basis points	75 basis points
Appraisal shall mean an MAI appraisal ordered by the Administrative Agent in form and substance acceptable to the Required Lenders and prepared by an appraiser acceptable to the Administrative Agent.
Approved Anchor Tenant means a tenant that meets any one of the following tests, as determined by the Required Lenders:
1. The tenant is national in nature, or publicly traded on a major stock exchange;
2. The Tenant holds an investment grade rating by Standard & Poor’s Ratings Group, a division of McGraw-Hill Corporation, Moody’s Investor Service, Inc. or another nationally recognized rating agency reasonably acceptable to the Administrative Agent;
3. The tenant is one of the ten largest tenant of properties owned by the Borrower and the Borrower Subsidiaries (calculated either by reference to square footage or by annualized base rent); or
4. The tenant is either the first or second largest in its subject competitive market by market share (either by general/global market share, or specific market share in the subject Individual Property’s market).
Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Arranger as defined in the cover page.
Assignee Group means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
Assignment and Acceptance as defined in Section 13.3.1.
Authorized Representatives as defined in Section 4 and listed on Exhibit D.
Availability shall mean, from time to time, an amount determined by the Administrative Agent as of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent, equal to the lesser of the following:

(a)	The aggregate of the following for the Borrowing Base Properties:
i.	For each Borrowing Base Property which is not an OD Property, the lesser of (A) seventy percent (70%) of the Borrowing Base Value of such Borrowing Base Property as of the date of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent, or (b) seventy percent (70%) of the total costs as set forth on the Construction Budget for such Borrowing Base Property; plus

ii.	For each Borrowing Base Property which is an OD Property, the aggregate of (A) seventy percent (70%) of the Borrowing Base Value of the completed component of such Borrowing Base Property as of the date of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent, plus (B) the lesser of (I) seventy percent (70%) of the Borrowing Base Value of the development component of such Borrowing Base Property as of the date of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent, or (II) seventy percent (70%) of the total costs as set forth on the Construction Budget for the development component of such Borrowing Base Property.
(b)	the Implied Loan Amount.
Banking Day. The term “Banking Day” means a day on which banks are not required or authorized by law to close in the city in which Administrative Agent’s principal office is situated.
BOFA Credit Agreement means that certain Loan Agreement dated as of January 30, 2004 entered into between Bank of America, N.A. , as administrative agent, the various lenders party thereto, and the Borrower, as the same has been (or may in the future be) amended or modified from time to time.
BOFA Event of Default means an “Event of Default” as defined under the BOFA Credit Agreement.
Book Value shall mean the value of such property or asset, as determined in accordance with GAAP.
Borrower as defined in the Preamble.
Borrower GP shall mean CSC.
Borrower Subsidiaries shall mean, individually and collectively, all of the Subsidiaries of the Borrower and/or CSC.
Borrower Reduction Date as defined in Section 2.2.2.(ii).

Borrower Termination Date as defined in Section 2.2.2.(i).
Borrowing Base Property and Borrowing Base Properties. The Individual Properties initially listed in Exhibit J hereto, plus any Individual Property which subsequently becomes a Borrowing Base Property in accordance with Section 3.5, hereof, but not including (i) any Borrowing Base Property which is determined by the Administrative Agent to no longer be a Borrowing Base Property in accordance with Section 3.4, hereof, or (ii) any Borrowing Base Property which is released as Collateral in accordance with Section 3.3, hereof.
Borrowing Base Property Requirements.
     (a) The Individual Property satisfies all Eligibility Criteria.
     (b) The Borrower (or applicable Loan Party) has executed all Security Documents in connection with such Individual Property, including, without limitation, the Security Documents set forth in Sections 3.1.1 through and including Section 3.1.6, hereof.
     (c) The Individual Property is owned, ground leased or net leased by a Wholly-Owned Subsidiary of the Borrower, CSC or a JV Entity, except as otherwise approved by the Administrative Agent and the Lenders.
     (d) Administrative Agent and the Required Lenders shall have received and completed a satisfactory review of such due diligence as the Administrative Agent and the Required Lenders may reasonably require (with the Borrower delivering such due diligence to the Administrative Agent for delivery to the Lenders) with respect to any Individual Property (with the Administrative Agent agreeing to use reasonable efforts to utilize any due diligence previously submitted by the Borrower and received by the Administrative Agent pursuant the BOFA Credit Agreement), including, as applicable and to the extent available given the current status and nature of the development of the Individual Property, without limitation:
     (i) A mortgagee’s title insurance policy naming the Administrative Agent, on behalf of the Lenders, as the first mortgagee, which meets Administrative Agent’s title insurance requirements previously furnished to Borrower to the reasonable satisfaction of Administrative Agent and Administrative Agent’s counsel; and such other evidence of the perfection of its security interests as Administrative Agent and Administrative Agent’s counsel may reasonably require;
     (ii) A site plan and a current, on site instrument survey of the Individual Property containing a certification thereon, or on a separate surveyor’s certificate, of a land surveyor reasonably acceptable to Administrative Agent which meets Administrative Agent’s survey requirements previously furnished to Borrower to the reasonable satisfaction of Administrative Agent and its counsel;
     (iii) If the Individual Property is ground leased by the Borrowing Base Property Owner, a copy of the Ground Lease. Further, in the event that the ground lessor of the Individual Property is (x) an Affiliate of any Loan Party, the said ground lessor shall join in the Mortgage to include within the Collateral the fee interest in the said Individual Property or (y) not an Affiliate of any Loan Party, the Administrative Agent shall receive an Estoppel Certificate in the form of Exhibit EC annexed hereto from the ground lessor or in the form required by the ground lease provided such form is reasonably acceptable to the Administrative Agent.
     (iv) The Borrower has utilized reasonable efforts to obtain executed estoppel certificates and subordination, nondisturbance and attornment agreements from tenants under Major Leases;
     (v) Copies of all Major Leases (or letters of intent) and, to the extent required by the Administrative Agent, copies of other Leases;
     (vi) A copy of the property management agreement with respect to the Individual Property, if any, and, if requested by the Administrative Agent, a consent by the property manager to the collateral assignment of the property management agreement to the Administrative Agent, on behalf of the Lenders;
     (vii) A copy of any reciprocal easement agreements or other development or similar agreements with respect to the Individual Property and, only if there are material financial obligations of a recurring and defined nature payable by the owner of the Borrowing Base Property thereunder, if requested by the Administrative Agent, an estoppel certificate from all of the parties thereto in form and substance reasonably acceptable to the Administrative Agent;
     (viii) Evidence of existence of all Licenses and Permits to evidence compliance with Legal Requirements with respect to the construction, use and operation of the Individual Property, to the extent same are then available given the current status of the Individual Property;
     (ix) Evidence of insurance complying with the requirements of Exhibit E, hereto;
     (x) A current Appraisal showing the Adjusted Appraised Value;
     (xi) A current environmental Phase I Site Assessment performed by a firm reasonably acceptable to the Administrative Agent within six (6) months of submission to the Administrative Agent, which indicates the property is free from recognized hazardous materials or substances apparent from the inspection, or affected by such environmental matters as may be reasonably acceptable to the Administrative Agent and each of the Required Lenders in their sole and absolute discretion;
     (xii) A current structural report performed by a firm reasonably acceptable to the Administrative Agent within six (6) months of submission to the Administrative Agent relative to any improvements on the Individual Property

(excluding those improvements contemplated to be replaced in connection with the development or renovation of the Individual Property);
     (xiii) With respect to an Individual Property to be developed or renovated, a pro forma construction budget detailing the total development costs of the project to the time at which said project becomes a Stabilized Asset, including the interest reserve and contingencies (the “Construction Budget”), together with a development schedule detailing start date, schedule of draws/payment of project costs and a completion date, as well as projected timeline of issuance of Licenses and Permits, if not previously issued;
     (xiv) The Operating Pro Forma;
     (xv) An executive summary describing the project, and a leasing status and prospect schedule; and
     (xvi) Such other real estate documents reasonably deemed appropriate for commercially reasonable underwriting by the Administrative Agent in respect of the Borrowing Base Property.
Notwithstanding the foregoing, the requirements set forth in sections (xiii), (xiv) and (xv) above shall not be required to be satisfied as to the development component of an OD Property until such time as the Borrower requests that Availability be created by such development component.
Borrowing Base Property Owner and Borrowing Base Property Owners shall mean, from time to time, the Wholly-Owned Subsidiary or Subsidiaries of the Borrower or CSC, or the JV Entity which is or are the owner or owners of the fee simple interest in, or the approved ground lessee of, a Borrowing Base Property or the Borrowing Base Properties.
Borrowing Base Value shall mean the Adjusted Appraised Value of such Borrowing Base Property, as determined by the most recent Appraisal of such Borrowing Base Property.
Breakage Fees as defined in Section 2.3.15.
Business Day shall mean any day of the year on which offices of Administrative Agent are not required or authorized by law to be closed for business in New York, New York. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month. Saturday and Sunday shall never be considered a Business Day.
Calculation Date shall mean the last day of each calendar quarter commencing with March 31, 2008.
Calculation Period shall mean for each Calculation Date, the just completed calendar quarter (inclusive of the applicable Calculation Date).

Capital Stock shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including without limitation, each class or series of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.
Cash Collateral has the meaning specified in Section 2.7.7.
Cash Collateralize has the meaning specified in Section 2.7.7.
Cash Flow Projections shall mean a detailed schedule in the form of Schedule CF attached hereto and made a part hereof, and subject to change as shall be detailed in the respective Officer’s Certificate to be provided to the Administrative Agent as set forth herein.
Change of Control shall mean the occurrence of any of the following:
     (a) The acquisition by any Person, or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) of Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% or more of the outstanding shares of voting stock of CSC, other than short term acquisitions necessary in connection with the ultimate sale or other offerings of equity interests otherwise permitted hereunder;
     (b) During any period of twelve (12) consecutive calendar months, individuals:
     (1) who were directors of CSC on the first day of such period; or
     (2) whose election or nomination for election to the board of directors of CSC was recommended or approved by at least a majority of the directors then still in office who were directors of CSC on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of CSC; or
     (c) CSC shall cease to be the sole general partner of Borrower; or
     (d) CSC shall cease to own a minimum of 50% of the beneficial ownership interest in the Borrower, or
     (e) With respect to any Borrowing Base Property Owner, the transfer of any ownership interest therein such that such Borrowing Base Property Owner is not a Wholly-Owned Subsidiary of the Borrower, CSC or a JV Entity.
Closing Compliance Certificate as defined in Section 5.1.2(ii).
Closing Date as defined in Section 5.1.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
Collateral as defined in Section 3.1.
Collateral Property and Collateral Properties shall mean any Borrowing Base Property or Borrowing Base Properties and other Individual Properties which (i) were a Borrowing Base Property, (ii) were no longer deemed such under Section 3.4.1, and (iii) for which the Release Conditions have not been satisfied, as described in Section 3.4.3.
Collateral Release Request as defined in Section 3.3.
Combined EBITDA shall mean the sum of the Pro Rata share of EBITDA for each Consolidated CSC Entity and each Unconsolidated CSC Entity.
Commitment shall mean, with respect to each Lender, the amount set forth on Exhibit I hereto as the amount of such Lender’s commitment to make advances to the Borrower, as may be amended from time to time by the Administrative Agent as provided in Article 13 or in Article 2.
Commitment Percentage shall mean, with respect to each Lender, the percentage set forth on Exhibit I hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as may be amended from time to time by the Administrative Agent as provided in Article 13 or in Article 2.
Consolidated or Consolidating means consolidated or consolidating as defined in accordance with GAAP.
Consolidated CSC Entity or Consolidated CSC Entities shall mean, singly and collectively, the Borrower, CSC, and any Wholly-Owned Subsidiary of the Borrower or CSC.
Cost to Repair as defined in Section 14.3.1.
CSC as defined in Section 1.4.
CSC Party and CSC Parties shall mean, singly and collectively, each Loan Party and each Borrower Subsidiary.
Debt shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been, or should be, in accordance with generally accepted accounting principles, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all Debt in the nature of that referred to in clauses (i) through (vi) above which is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, (viii) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation of any Person, either directly or indirectly, of the nature described in clauses (i) through (vi), and (ix) all Debt referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. For the purposes of the calculation of the Financial Covenants, Debt of any entity in which a Person owns an ownership interest shall be calculated on a Pro Rata basis, unless such Person has delivered a guaranty or other indemnity in connection with such Debt creating a greater proportionate liability, in which event, such greater liability shall apply.
Default as defined in Section 10.1.
Default Rate as defined in Section 2.3.13.
Delinquent Lender as defined in Section 13.2.8.
Depository Account as defined in Section 7.14.1.
Development Assets shall mean Individual Properties as to which construction of the associated or contemplated improvements has commenced (either new construction or substantial renovation) but has not yet been completed such that a certificate of occupancy (or the local equivalent) for a substantial portion of the intended improvements has not yet been issued or, for any completed project, until the earlier to occur of (a) such Individual Property becoming a Stabilized Asset, or (b) one hundred eighty (180) days after completion.
Distribution shall mean, with respect to any Person, that such Person has paid a dividend or returned any equity capital to its stockholders, members or partners or made any other distribution, payment or delivery of property (other than common stock or partnership or membership interests of such Person) or cash to its stockholders, members or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any membership or partnership interests (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any membership or partnership interests of such Person (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests). Without limiting the foregoing, “Distributions” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.
Dollars shall mean lawful money of the United States.
Drawdown Date as defined in Section 2.1.2(i).
EBITDA shall mean for any Person the sum of (i) net income (or loss), plus (ii) actual interest paid or payable respecting all Debt to the extent included as an expense in the calculation of net income (or loss), plus (iii) total Tax Expenses to the extent included as an expense in the calculation of net income (or loss), plus (iv) total depreciation and amortization expense, to the extent included as an expense in the calculation of net income (or loss), plus (v) losses from extraordinary items, nonrecurring items, asset sales, write-ups or forgiveness of debt, to the extent included as an expense in the calculation of net income, minus (vi) gains from extraordinary items, nonrecurring items, asset sales, write-ups or forgiveness of debt, to the extent included as income in the calculation of net income, minus (vii) allowances for capital expenditures in the amount of $0.20 per annum per rentable square foot of improvements, adjusted (viii) for the elimination of straight line rents, all of the foregoing as determined in accordance with GAAP, as appropriate. Without limiting the generality of the foregoing, in determining EBITDA, net income shall include as income, Rent Loss Proceeds.
Effective LIBO Rate. The term “Effective LIBO Rate” means the per annum rate equal to the aggregate of (x) the Adjusted LIBO Rate, plus (y) the Applicable Margin for Effective LIBO Rate Loans.
Effective LIBO Rate Advance. The term “Effective LIBO Rate Advance” means any principal outstanding under this Agreement which pursuant to this Agreement bears interest at the Effective LIBO Rate.
Eligibility Criteria shall mean the following criteria which must be satisfied in a manner acceptable to the Administrative Agent and the Required Lenders for each Borrowing Base Property:
     (a) the Borrowing Base Property is a to be constructed, renovated, expanded or completed retail center located in the contiguous 48 states of the United States owned by a Borrowing Base Property Owner and within one of the Borrower’s core markets, and is in scope and of asset quality consistent with the Borrower’s grocery-anchored retail real estate assets, other retail real estate assets existing on the date hereof or other real estate assets approved by the Administrative Agent;

     (b) the Borrower provides reasonably acceptable existing and/or projected operating and leasing information;
     (c) the proposed construction of such Borrowing Base Property (or the renovation or expansion thereof) is scheduled for substantial completion at least ninety (90) days prior to the Initial Maturity Date, or if the Loan has been extended, the Extended Maturity Date;
     (d) the Borrower provides a certification as to the absence of any material environmental issues;
     (e) the Borrower provides certification as to the absence of any material structural issues, if applicable;
     (f) a minimum of fifty percent (50%) of the projected or existing gross leaseable area in the Borrowing Base Property (or in the proposed expanded or renovated area thereof) has been leased pursuant to lease(s), approved by the Administrative Agent if and to the extent approval is required herein, with at least one tenant being an Approved Anchor Tenant, unless otherwise approved by all of the Lenders;
     (g) Unless otherwise approved by all of the Lenders, upon completion of the Borrowing Base Property (or portion thereof to be developed or improved), the ratio of Pro Forma Annual Net Operating Income (based on executed leases and letters of intent then in place) to Projected Debt Service for the Borrowing Base Property shall be no less than 1.0 to 1.0; and
     (h) no liens or encumbrances shall exist on the Borrowing Base Property upon its inclusion as a Borrowing Base Property, other than Permitted Liens.
Eligible Assignee shall mean any Person that meets the requirements to be an assignee under Section 13.3.1, subject to such consents, if any, as may be required under Section 13.3.1.
Environmental Indemnity as defined in Section 3.1.5.
Environmental Legal Requirements as defined in the Environmental Indemnity.
Equity Requirement means, with respect to each Borrowing Base Property Owner, an upfront equity investment to be made and maintained at all times in such Borrowing Base Property Owner equal to thirty percent (30%) of the total development costs reflected in the Construction Budget submitted by the Borrower in connection with the approval of such Borrowing Base Property (or, with respect to the development component of an OD Property, at such time as the Borrower requests that Availability be created by such development component), which Equity Requirement may be funded by Loans advanced under this Agreement with respect to other Borrowing Base Properties.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
ERISA Affiliate shall mean each person (as defined in Section 3(9) of ERISA) which together with either Borrower or a Loan Party would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of either Borrower or a Loan Party being or having been a general partner of such person.
Established Loan Amount shall mean, as of June 13, 2008, One Hundred Fifty Million Dollars ($150,000,000.00), and thereafter, such adjusted amount as may be implemented under Sections 2.1.1(iii) or 2.2.2 above.
Event of Default as defined in Section 10.1.
Event of Loss shall mean, with respect to any Collateral Property, any of the following: (a) any loss or destruction of, or damage to, such Collateral Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Collateral Property, or confiscation of such Collateral Property or the requisition of such Collateral Property by a Governmental Agency or any Person having the power of eminent domain, or any voluntary transfer of such Collateral Property or any portion thereof in lieu of any such condemnation, seizure or taking.
Extended Maturity Date as defined in Section 2.2.1.
Extended Term as defined in Section 2.2.1.
Excluded Taxes shall mean taxes imposed on or measured by the overall net income of any Lender or any agent of Lender and all franchise or gross receipts tax of any Lender or any agent of any Lender.
Federal Funds Rate shall mean: For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.
Financial Covenants shall mean those covenants of the Borrower set forth in Sections 7.19, 7.20, 7.21, 7.22, 7.23 and 7.24.
Fiscal Year shall mean each twelve month period commencing on January 1 and ending on December 31.
Fixed Charges shall mean the aggregate of the Pro Rata share of all (a) Interest Expenses (excluding any interest expenses required to be capitalized under GAAP), (b) regularly scheduled principal amortization payments (other than any final “balloon” payments due at maturity) on all Debt of the Consolidated CSC Entities and the Unconsolidated CSC Entities, (c)

preferred dividend payments or required Distributions (other than Distributions by the Borrower to holders of OP units and Distributions by CSC to common equity holders) paid or payable by the Consolidated CSC Entities and the Unconsolidated CSC Entities, (d) Ground Lease Payments unless already deducted from Net Operating Income or Combined EBITDA, and (e) Tax Expenses for the Consolidated CSC Entities and the Unconsolidated CSC Entities, all of the foregoing as determined in accordance with GAAP.
Fixed Charge Ratio shall mean, for each Calculation Period, the ratio of (a) Combined EBITDA to (b) Fixed Charges.
Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
Formation Documents shall mean, singly and collectively, the partnership agreements, joint venture agreements, limited partnership agreements, limited liability company or operating agreements and certificates of limited partnership and certificates of formation, articles (or certificate) of incorporation and by-laws and any similar agreement, document or instrument of any Person, as amended subject to the terms and provisions hereof.
Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
Funding Date as defined in Section 5.1.
Funding Evidence shall mean, in connection with the Borrower raising the funds necessary to make a Mandatory Principal Payment as required under Section 2.3.8(i), evidence in connection with (i) the sale of any asset, that the Borrower has entered into a sales agreement, letter of intent, or listed the asset for sale with a recognized broker or (ii) the financing or refinancing of an asset, that the Borrower has obtained a commitment for such financing or submitted a loan application to a recognized financial institution, the proceeds of which together with such other funds as are available to the Borrower will be sufficient to make the required payment.
GAAP shall mean generally accepted accounting principles in the United States of America as of the date applicable.
Governmental Authority shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
Ground Leases shall mean, from time to time, any Ground Lease relative to an Individual Property and with respect to Ground Leases covering Borrowing Base Properties, for which the Administrative Agent has given its prior written approval.

Ground Lease Payments shall mean the sum of the Pro Rata share of (i) payments made by the Consolidated CSC Entities under Ground Leases, plus (ii) payments made under Ground Leases by Unconsolidated CSC Entities.
Guaranty as defined in Section 3.1.4.
Guarantor or Guarantors as defined in Section 1.4.
Hazardous Materials shall mean and include asbestos, mold, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.
Implied Debt Service shall mean the greater of (a) the annual amount of principal and interest payable on a hypothetical loan in an amount equal to the Implied Loan Amount, based upon a twenty-five (25) year direct reduction monthly amortization schedule and a per annum interest rate equal to the greater of (i) the actual blended interest rate for the Loan, or (ii) the 10-year Treasury Rate as of the Calculation Date plus 2.00%, or (b) an annual debt service constant of eight percent (8.00%).
Implied Debt Service Coverage Ratio shall mean as of each Calculation Date, the ratio of the Pro Forma Annual Net Operating Income for all Borrowing Base Properties to Implied Debt Service; such calculation and results to be as verified by the Administrative Agent.
Implied Loan Amount shall mean a principal amount which would generate as of any Calculation Date an Implied Debt Service Coverage Ratio of 1.20 to 1.00, which Implied Loan Amount may be revised by the Administrative Agent after the Closing Date or as of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent, to reflect additions, removals and other adjustments to the Borrowing Base Properties since the Closing Date or the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent.
Initial Maturity Date as defined in Section 2.2.1.
Initial Term as defined in Section 2.2.1.
Increased Cost Event as defined in Section 2.6.1.
Indemnified Party as defined in Section 7.17.
Individual Property and Individual Properties shall mean, from time to time, all real estate property owned or ground leased by any Consolidated CSC Entity or any Unconsolidated CSC Entity, together with all improvements, fixtures, equipment, and personalty relating to such property.

Insurance/Taking Release Conditions shall mean as to any Event of Loss, the following conditions: (a) the Cost to Repair is less than or equal to Five Hundred Thousand Dollars ($500,000.00); (b) no Event of Default shall have occurred and be continuing; (c) the Borrowing Base Property and the use thereof after the Repair Work will be in compliance with, and permitted under, all applicable Legal Requirements; and (d) such Event of Loss does not materially impair access to the Borrowing Base Property.
Interest Expense shall mean the sum of the Pro Rata share of (i) the aggregate actual interest (whether expensed or capitalized) paid or payable respecting all Debt by the Consolidated CSC Entities, and (ii) the aggregate actual interest (whether expensed or capitalized) paid or payable by the Unconsolidated CSC Entities.
Interest Period.
     (A) The term “Interest Period” means with respect to each Effective LIBO Rate Advance: a period of one (1), two (2), or three (3) consecutive months, subject to availability, as selected, or deemed selected, by Borrower at least two (2) Business Days prior to the initial date of such Effective LIBO Rate Advance, or if an advance is already outstanding, at least two (2) Business Days prior to the end of the current Interest Period. Each such Interest Period shall commence on the Business Day so selected, or deemed selected, by Borrower and shall end on the numerically corresponding day in the first, second, or third month thereafter, as applicable. Provided, however: (i) if there is no such numerically corresponding day, such Interest Period shall end on the last Business Day of the applicable month, (ii) if the last day of such an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but (iii) if such extension would otherwise cause such last day to occur in a new calendar month, then such last day shall occur on the next preceding Business Day.
     (B) The term “Interest Period” shall mean with respect to each Variable Rate Advance consecutive periods of one (1) day each.
     (C) No Interest Period may be selected which would end beyond the then Maturity Date of the Loan. If the last day of an Interest Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except as provided above in clause (A) relative to an Effective LIBO Rate Advance.
Investment shall mean the acquisition of any real property or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.
ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Borrower Subsidiary) or in favor of the L/C Issuer and relating to any such Letters of Credit.
JV Entity means an entity formed by the Borrower or a Borrower Subsidiary and a JV Partner to own, develop and/or renovate and operate an Individual Property.
JV Partner means a third party who forms a JV Entity with the Borrower or a Borrower Subsidiary.
Knowledge or knowledge shall mean with respect to the Borrower, CSC and the Borrower Subsidiaries, (a) the actual knowledge of Leo S. Ullman, Brenda J. Walker, Lawrence E. Kreider, Jr. or Jeffrey L. Goldberg or (b) the actual knowledge of such Persons’ successors to their positions (or positions similar thereto) as officers of CSC. Notwithstanding the foregoing, such named parties and their successors are not parties to this Agreement and shall have no liability for a breach of any representation, warranty, covenant or agreement deemed to be made to their actual knowledge.
Land Assets shall mean Individual Properties constituting raw or undeveloped land as to which construction of contemplated improvements has not commenced or which does not generate rental revenues under a Ground Lease.
Late Charge as defined in Section 2.3.14.
L/C Advance means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage.
L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan Advance.
L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
L/C Draw shall mean a payment made by the L/C Issuer pursuant to a Letter of Credit which was presented to the L/C Issuer for a draw of proceeds thereunder.
L/C Exposure shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all L/C Draws that have not yet been reimbursed by or on behalf of the Borrower, or repaid through a Loan Advance, at such time.
L/C Issuer means KeyBank, National Association in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
L/C Obligations means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.7.13. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
Lease shall mean any lease relative to all or any portion of an Individual Property.
Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.
Lenders as defined in the Preamble.
Lenders’ Consultant as defined in Section 7.28.
Letter of Credit means any letter of credit issued hereunder.
Letter of Credit Application means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
Letter of Credit Expiration Date means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
Letter of Credit Fee has the meaning specified in Section 2.7.9.
Letter of Credit Sublimit means an amount equal to $15,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.
Leverage Ratio shall mean the quotient (expressed as a percentage) resulting from dividing (i) the aggregate of all Debt of the Consolidated CSC Entities and the Unconsolidated CSC Entities by (ii) the Total Asset Value.
LIBO Rate means, for any Interest Period with respect to an Effective LIBO Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Effective LIBO Rate Advance being made, continued or converted by KeyBank, National Association and with a term equivalent to such Interest Period would be offered by KeyBank, National Association London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
Lien shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.
Licenses and Permits shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, or by a private party pursuant to a Permitted Title Exception, and including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to any Collateral Property.
Line Fee as defined in Section 2.4.2.
Line Percentage shall mean 0.15% per annum.
Liquidation Proceeds. Amounts received by the Administrative Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents (including, but not limited to, all rents, profits and other proceeds received by the Administrative Agent and/or the Lenders from the liquidation of, or exercising rights upon the occurrence of an Event of Default relative to, any Collateral, but not including any amount bid at a foreclosure sale or on behalf of the Administrative Agent or otherwise credited to the Borrower in, any deed-in-lieu of foreclosure or similar transaction).
Loan as defined in Section 1.3.
Loan Advances shall mean any advance of any proceeds of the Loan hereunder, and as defined in Section 2.1.1.
Loan Agenda shall mean that Document Agenda respecting the establishment of the Loan annexed hereto as Exhibit K, and for the addition of any Borrowing Base Property, the agenda of customary closing items provided by the Administrative Agent in connection therewith.
Loan Agreement as defined in the Preamble.
Loan Documents as defined in Section 3.2.
Loan Party and Loan Parties shall mean, singly and collectively, the Borrower, CSC, and any Borrower Subsidiary which is a party to any Loan Document, each Borrowing Base Property Owner, and any Subsidiary and Affiliate of any of the foregoing which is party to any Loan Document.
Loan Termination Date shall mean the Maturity Date.

London Banking Day. The term “London Banking Day” means any day on which dealings in deposits in Dollars are transacted in the London interbank market.
Major Event of Loss shall mean, with respect to any Borrowing Base Property, both (1) any of the following: (a) any loss or destruction of, or damage to, such Borrowing Base Property such that either (x) the repairs and restoration of any completed portion thereof to the condition immediately prior to such loss cannot be completed, in the judgment of the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, within six (6) months after the occurrence of such loss, damage or destruction or (y) for any Stabilized Asset, rendering more than fifty (50%) percent of the said Borrowing Base Property unusable for the purposes conducted thereon immediately prior to such loss, destruction or damage, as determined by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Borrowing Base Property, or confiscation of such Borrowing Base Property or the requisition of such Borrowing Base Property by a Governmental Agency or any Person having the power of eminent domain, or any voluntary transfer of such Borrowing Base Property or any portion thereof in lieu of any such condemnation, seizure or taking, in any such case, rendering more than fifty (50%) percent of the said leaseable area of said Borrowing Base Property unusable for the purposes conducted or intended to be conducted thereon immediately prior to action, as determined by the applicable Lender’s Consultant and if there is no Lender’s Consultant, an independent architect or engineer retained by the Borrower, and (2) the Administrative Agent does not elect under Section 14.3.3 to make the Net Proceeds with respect to such Event of Loss available for Repair Work.
Major Lease shall mean (i) any Lease for space in any Borrowing Base Property (x) in excess of 25,000 rentable square feet, or (y) in excess of 15,000 rentable square feet and in excess of ten (10%) percent of the rentable square footage of such Borrowing Base Property, or (ii) any Lease with a tenant who is a tenant in more than one Borrowing Base Property and who leases 25,000 or more rentable square feet, in the aggregate, in all Borrowing Base Properties.
Mandatory Principal Payment as defined in Section 2.3.8(ii).
Material Adverse Effect shall mean a material adverse effect on (i) the business, assets, operations or financial or other condition of any of the Borrower, CSC, or, taken as a whole, the Loan Parties, (ii) the ability of any of the Borrower, CSC, or, taken as a whole, the Loan Parties to perform any material Obligations or to pay any Obligations which it is or they are obligated to pay in accordance with the terms hereof or of any other Loan Document, (iii) the rights of, or benefits available to, the Administrative Agent and/or any of the Lenders under any Loan Document or (iv) any Lien given to Administrative Agent and/or any of the Lenders on any material portion of the Collateral or the priority of any such Lien.
Maturity shall mean the Initial Maturity Date, or, if extended pursuant to the terms hereof, the Extended Maturity Date, or, in any instance, upon acceleration of the Loan, if the Loan has been accelerated by the Administrative Agent upon an Event of Default.
Maturity Date as defined in Section 2.2.1.

Maximum Loan Amount as defined in Section 2.1.1.
Net Operating Income: For any period of determination, (i) net operating income generated by an Individual Property for such period (i.e., gross operating income, inclusive of any rent loss insurance, less expenses (exclusive of debt service, capital expenditures and vacancy allowances and before depreciation and amortization)), determined in accordance with GAAP, as generated by, through or under Leases, and (ii) all other income arising from direct operations of or licenses or operating agreements for any part of the Individual Property determined on a GAAP basis. For purposes hereof, all rental income shall be adjusted for straight line rents. Borrower shall provide Administrative Agent with all information and materials required by Administrative Agent necessary for the determination of Net Operating Income. If any Leases are scheduled to expire during such period of determination, no rents or other amounts payable under such Leases with respect to any portion of such period occurring after such scheduled expiration date shall be included in the determination of Net Operating Income for such period. If any Leases are scheduled to commence (and rent and occupancy pursuant thereto are also scheduled to commence) during such period of determination, the rents and other amounts payable under such Leases with respect to any period occurring after the scheduled commencement date shall be included in the determination of Net Operating Income for such period.
Net Proceeds. (1) The net amount of all insurance proceeds received under any insurance policies other than Rent Loss Proceeds as a result of the occurrence of an Event of Loss described in clause (a) of the definition of Event of Loss with respect to any Collateral Property, after deduction of the reasonable costs and expenses (including, but not limited to reasonable counsel fees), if any, in collecting the same, or (2) the net amount of all awards and payments received with respect to the occurrence of an Event of Loss described in clause (b) of the definition of Event of Loss, after deduction of the reasonable costs and expenses (including, but not limited to reasonable counsel fees), if any, in collecting the same, whichever the case may be.
Net Worth shall mean (a) the sum of (i) total stockholders’ equity and (ii) limited partners’ interest in the Borrower as of the Calculation Date appearing on the consolidated financial statements of the Borrower and CSC, plus (b) depreciation and amortization provided after December 31, 2007 through the Calculation Date on a cumulative basis.
Non-Retail Assets shall mean Individual Properties that generate more than fifteen (15%) percent of base rental revenues from non-retail tenants.
Non-Stabilized Asset shall mean an Individual Property that is not a Stabilized Asset.
Note shall mean, collectively, the various promissory notes payable to each Lender in the aggregate original principal amount of the Established Loan Amount.
Notice of Default as defined in Section 13.1.6.
Notice of Rate Selection as defined in Section 2.3.3.
Obligations shall mean without limitation, all and each of the following, whether now existing or hereafter arising:

     (a) Any and all direct and indirect liabilities, debts, and obligations of the Borrower or any Loan Party to the Administrative Agent, the L/C Issuer or any Lender under or arising out of the Loan Documents, each of every kind, nature, and description.
     (b) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower or any Loan Party to the Administrative Agent, the L/C Issuer or any Lender (including all future advances whether or not made pursuant to a commitment by the Administrative Agent, the L/C Issuer or any Lender) under or arising out of the Loan Documents, whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Administrative Agent, the L/C Issuer or any Lender may hold against the Borrower or any Loan Party including, without limitation, any obligation arising under any interest rate hedging, cap or other protection arrangement with the Administrative Agent, the L/C Issuer or any Lender.
     (c) All notes and other obligations of the Borrower or any Loan Party now or hereafter assigned to or held by the Administrative Agent, the L/C Issuer or any Lender under or arising out of the Loan Documents, each of every kind, nature, and description.
     (d) All interest, fees, and charges and other amounts which may be charged by the Administrative Agent, the L/C Issuer or any Lender to the Borrower or any Loan Party and/or which may be due from the Borrower or any Loan Party to the Administrative Agent, the L/C Issuer or any Lender from time to time under or arising out of the Loan Documents.
     (e) All costs and expenses incurred or paid by the Administrative Agent, the L/C Issuer or any Lender in respect of any agreement between the Borrower or any Loan Party and the Administrative Agent, the L/C Issuer or any Lender or instrument furnished by the Borrower or any Loan Party to the Administrative Agent, the L/C Issuer or any Lender (including, without limitation, costs of collection, attorneys’ reasonable fees, and all court and litigation costs and expenses) in connection with the Loan.
     (f) Any and all covenants of the Borrower or any Loan Party to or with the Administrative Agent, the L/C Issuer or any Lender and any and all obligations of the Borrower or any Loan Party to act or to refrain from acting in accordance with any agreement between the Borrower or any Loan Party and the Administrative Agent, the L/C Issuer or any Lender or instrument furnished by the Borrower or any Loan Party to the Administrative Agent, the L/C Issuer or any Lender in connection with the Loan.
Occupancy Ratio shall mean with respect to any Individual Property, the ratio as determined by the Administrative Agent of the rentable square footage thereof as to which tenants are in physical occupancy and paying rent, to the total rentable square footage thereof.
OD Property shall mean a Borrowing Base Property that contains both a completed operational component and a development component.

Officer’s Certificate shall mean a certificate delivered to the Administrative Agent by the Borrower, a Borrower Subsidiary, or a Guarantor, as the case may be respectively, which is signed by an authorized officer thereof (or an authorized officer of the direct or indirect managing general partner or managing member, as applicable, of the Borrower, Borrower Subsidiary, or Guarantor, if and as applicable).
Operating Pro Forma shall mean, for each Borrowing Base Property, a projection of Net Operating Income and cash flows for the five year period commencing as of the date on which such Borrowing Base Property becomes a Stabilized Asset.
Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, but excluding any Excluded Taxes.
Outstanding Amount means (i) with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
Participant as defined in Section 13.3.3.
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
Permitted Debt as defined in Section 8.4.
Permitted Distributions shall mean (a) so long as no Event of Default exists and is continuing, or would be created thereby, any Distributions by the Borrower and CSC, (i) in any amount, provided that such Distributions, to the extent not included in the determination of Adjusted FFO, shall not exceed ninety-five (95%) percent of Adjusted FFO for the just completed calendar quarter, (ii) concerning the repurchase or redemption of stock of CSC or partnership interests in the Borrower, or (iii) concerning the issuance of operating partnership units or stock in return for equity interests in connection with any Permitted Investment (provided, any Distributions by the Borrower or CSC shall be permitted as are necessary for CSC to maintain REIT status, if such Distributions are greater than the amounts set forth in subclause (a)(i), above), or (b) at any time after and during the continuance of any Event of Default, such Distributions as are necessary for CSC to maintain REIT status (measured on a quarterly basis), all of the foregoing tested by the Administrative Agent on each Calculation Date with results based upon the results for the most recent Calculation Period, such calculation and results to be as verified by the Administrative Agent.
Permitted Liens as defined in Section 8.2.
Permitted Investments shall mean the following:

     (a) The Pro Rata share of Investments in Development Assets (valued at undepreciated Book Value) which, in the aggregate, do not exceed twenty five percent (25%) of Total Asset Value;
     (b) The Pro Rata share of Investments in Land Assets which, in the aggregate, valued at Book Value do not exceed ten percent (10%) of Total Asset Value;
     (c) Investments in Unconsolidated CSC Entities including, without limitation, the purchase of all or any portion of any interests held by persons that are not Wholly-Owned Subsidiaries of the Borrower;
     (d) The Pro Rata share of Investments in Non-Retail Assets which, in the aggregate, do not exceed five percent (5%) of Total Asset Value;
     (e) Investments in interest rate swaps, caps and other similar rate protection agreements; and
     (f) Investments in Individual Properties or in entities which own such Individual Properties, provided that such investment does not cause a breach of a Financial Covenant. Provided, further, that in the event such an Investment in an entity would result in the ownership by the subject Loan Party of fifty percent (50%) or more in the aggregate of the equity interests in such entity, such Investment shall have been approved by the Board of Directors of the entity (or similar governing body if such entity is not a corporation) which is the subject of such Investment and such entity shall not have announced that it will oppose such Investment or shall not have commenced any action which alleges that such Investment will violate any applicable law.
Person shall mean any individual, corporation, partnership, joint venture, estate, trust, unincorporated association or limited liability company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
Plan shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) any Loan Party or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which such Loan Party or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
Preliminary Approval shall mean the following, if applicable:
     (a) Delivery by the Borrower to the Administrative Agent and the Lenders of the following with respect to any Individual Property proposed to be a Borrowing Base Property, each such item to the reasonable satisfaction of the Administrative Agent and the Lenders:
     (i) physical description;
     (ii) current rent roll and operating statements;

     (iii) to the extent then available in Borrower’s files, the following: a survey, environmental reports, copies of existing title insurance policies or a title commitment, and copies of all title exceptions, engineering reports and similar information; and
     (iv) the Borrower’s certification that to its knowledge the proposed Borrowing Base Property presently satisfies (or is anticipated to satisfy upon the grant of such Collateral) the Eligibility Criteria set forth in subsections (a), (c), (d), and (e), of the definition of Eligibility Criteria.
     (b) Administrative Agent and the Required Lenders shall, within ten (10) Business Days after delivery of all items described in subsection (a), above, grant or deny the preliminary approval for the proposed replacement Borrowing Base Property.
Prime Rate. The term “Prime Rate” means the greater of (i) a variable per annum rate of interest so designated from time to time by KeyBank, National Association (or any successor thereto), as its prime rate, or (ii) the Federal Funds Rate plus 0.50% per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.
Pro Forma Annual Net Operating Income shall mean, for each Borrowing Base Property, the projected Pro Rata share of (i) Net Operating Income less (ii) management fees (calculated as the greater of either 3% of total revenue or actual management expenses incurred), to the extent not already deducted from Net Operating Income, less (iii) allowances for capital expenditures in the amount of $0.20 per annum per rentable square foot of completed improvements to be achieved upon completion of the Borrowing Base Property, based on the Operating Pro Forma delivered by the Borrower to the Administrative Agent, as such Operating Pro Forma shall be updated from time.
Projected Debt Service shall mean, as to any proposed Borrowing Base Property, the annual interest payments which would be made on a loan in an amount equal the total amount anticipated to be advanced with respect to the subject Borrowing Base Property, with interest accruing at an assumed rate equal to the weighted average of the interest rates then in effect under the Loan.
Pro Rata shall mean a calculation based on the percentage of the Capital Stock of or other equity interest in any Person owned, directly or indirectly, by the Borrower and/or CSC. For the purposes of this definition, the Pro Rata share of a Consolidated CSC Entity shall be deemed to be 100%.
Register as defined in Section 13.3.2.
REIT means a “real estate investment trust” as such term is defined in Section 856 of the Code.
Release Conditions as defined in Section 3.3.
Release Price shall mean, with respect to any Borrowing Base Property, the amount, if any, necessary to reduce the aggregate outstanding principal amount of the Loans plus the L/C

Exposure to the Maximum Loan Amount (computed without regard to the Borrowing Base Property for which the Borrower is seeking release).
Rent Loss Proceeds. The proceeds received under any rent loss or business interruption insurance policies.
Repair Work as defined in Section 14.1.
Reportable Event shall mean an event described in Section 4043(b) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615, or as otherwise now or hereafter defined in ERISA.
Required Lenders. As of any date, the Lenders holding at least Sixty-Six and 2/3rds (66 2/3%) percent of the outstanding principal amount due under the Note on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute at least Sixty-Six and 2/3rds (66 2/3%) percent of the Total Commitment.
Restoration Property. Any Collateral Property as to which an Event of Loss has occurred and as to which the Net Proceeds are being made available in accordance with the terms and provisions of Article 14 for Repair Work relative to the subject Collateral Property and such Repair Work can be completed prior to the then applicable Maturity Date, as determined by the Administrative Agent in its reasonable discretion.
Security Documents as defined in Section 3.2.
Stabilized Asset shall mean an Individual Property which has an Occupancy Ratio of equal to or greater than eighty percent (80%). If due to the occurrence of an Event of Loss as to any Borrowing Base Property which was a Stabilized Asset prior to such Event of Loss, the Occupancy Ratio with respect thereto is less than eighty percent (80%), such Borrowing Base Property shall continue to be deemed to be a Stabilized Asset (notwithstanding that the Occupancy Ratio with respect thereto is less than eighty percent (80%) as a result of such Event of Loss) for a period equal to the lesser of (i) six (6) months from the occurrence of the Event of Loss or (ii) the determination that the subject Borrowing Base Property is not, or ceases to be, a Restoration Property.
State shall mean the State or Commonwealth in which the subject of such reference or any part thereof is located.
Subsidiary shall mean, with respect to any Person, any corporation, association, limited liability company, partnership or other business entity of which securities or other ownership interests representing more than 50% of either (x) the beneficial ownership interest or (y) ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person.
Tax Expenses shall mean tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued.

Total Asset Value shall mean the aggregate of:
     (a) for all Individual Properties (which are not Individual Properties acquired within the prior 90 days from the Calculation Date, Development Assets, or Land Assets), the Pro Rata share of the Calculations Period’s aggregate Adjusted Net Operating Income for all such Individual Properties, annualized, capitalized at a rate of 8.00% (which capitalization rate may be adjusted once during the remaining term of the Loan at the request of (i) the Required Lenders only upon the exercise by the Borrower of its rights under Section 2.2.3 of this Loan Agreement; provided, however, that any such adjustment by the Required Lenders shall not result in the increase of the capitalization rate by more than fifty (50) basis points, or (ii) the Borrower, which such request of the Borrower shall be subject to the prior written approval of the Required Lenders), plus
     (b) for Land Assets, and for all Individual Properties which were acquired within the prior 90 days from the Calculation Date, the Pro Rata share of the undepreciated Book Value as of the Calculation Date; plus
     (c) for Development Assets, at the Borrower’s option, either the Pro Rata share of the undepreciated Book Value as of the Calculation Date or the Pro Rata share of the Calculations Period’s aggregate Adjusted Net Operating Income for such Development Asset, annualized, capitalized at a rate of 8.00% (which capitalization rate may be adjusted once during the remaining term of the Loan at the request of (i) the Required Lenders only upon the exercise by the Borrower of its rights under Section 2.2.3 of this Loan Agreement; provided, however, that any such adjustment by the Required Lenders shall not result in the increase of the capitalization rate by more than fifty (50) basis points, or (ii) the Borrower, which such request of the Borrower shall be subject to the prior written approval of the Required Lenders); plus
     (d) for all unencumbered cash and cash equivalent investments, restricted cash held by a qualified intermediary, and escrows owned by the Consolidated CSC Entities and the Unconsolidated CSC Entities, the Pro Rata share of the Book Value as of the Calculation Date of such assets; plus
     (e) deposits corresponding to outstanding letters of credit.
The Pro Rata share of Development Assets completed within the prior 90 days from a Calculation Date will be valued as set forth in (c) above for a maximum of one hundred eighty (180) days from completion (and continuing until end of such Calculation Period ) and based on Adjusted Net Operating Income under subsection (a) above thereafter.
Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.
Total Outstandings means the aggregate Outstanding Amount.
Treasury Rate The term “Treasury Rate” means, as of the date of any calculation or determination, the latest published rate for United States Treasury Notes or Bills (but the rate on Bills issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15(519) of Selected Interest Rates in an amount which approximates (as determined by Administrative Agent) the amount (i) approximately comparable to the portion of the Loan to which the Treasury Rate applies for the Interest Period, or (ii) in the case of a prepayment, the amount prepaid and with a maturity closest to the original maturity of the installment which is prepaid in whole or in part.
UCC or the Uniform Commercial Code means the Uniform Commercial Code in effect in the State of New York, provided, that as same relates to a Collateral Property, the UCC shall mean the Uniform Commercial Code as adopted in such jurisdiction.
Unconsolidated CSC Entity or Unconsolidated CSC Entities shall mean each Person as to which the Borrower and/or CSC own, directly or indirectly, any Capital Stock, but which is not a Wholly-Owned Subsidiary.
Unfunded Current Liability of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.
United States and U.S. shall each mean the United States of America.
Unreimbursed Amount has the meaning specified in Section 2.7.3(i).
Variable Rate means a per annum rate equal at all times to the Prime Rate plus the Applicable Margin for Prime Rate Loans, with changes therein to be effective simultaneously without notice or demand of any kind with any change in the Prime Rate.
Variable Rate Advance means any principal amount outstanding under this Agreement which pursuant to this Agreement bears interest at the Variable Rate.
Variable Rate Indebtedness means any Debt that bears interest at a variable rate without the benefit of an interest rate hedge or other interest rate protection agreement.
Wholly-Owned Subsidiary shall mean, with respect to any Person, any other Person as to which one-hundred (100%) percent of the Capital Stock thereof is owned, directly or indirectly, by such Person.

EXHIBIT B-1 TO LOAN AGREEMENT
REQUISITION AND AVAILABILITY CERTIFICATE

TO:	KeyBank, National Association (“Administrative Agent”)

RE:	Amended and Restated Loan Agreement dated as of October 21, 2008 (as amended, the “Loan Agreement”) between Administrative Agent, the lenders described therein and Cedar Shopping Centers Partnership, L.P. (“Borrower”)
LOAN REQUEST NO.:
AMOUNT OF LOAN ADVANCE REQUESTED:$
DATE:                                        , 200
     This Borrower’s Certificate and Request for Loan Advance is submitted by Borrower to Administrative Agent pursuant to the provisions of the Loan Agreement in order to induce Lenders to make the Loan Advance identified above. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.
     Borrower hereby requests Lenders to make a Loan Advance under the Notes in the following amount: $                                        .
     The Loan Advance is requested for the following purposes:

.
     The Loan Advance requested of $                                          , when added to prior Loan Advances under the Notes of $                                          , plus the L/C Exposure of $                                          , will result in aggregate Loans plus L/C Exposure of $                                          .
     The types of Loans requested are as follows:

Variable Rate:	$

Effective LIBO Rate:	$

Interest Period

$

Interest Period
     The Maximum Loan Amount shall not be exceeded upon the making of the Loan Advance requested hereunder. Calculations of the Maximum Loan Amount, current Loan balance, and amount of the Loan available to be advanced and/or L/C’s available to be issued are set forth on the Availability Certificate annexed hereto.
     Borrower hereby certifies, warrants and represents to Administrative Agent and the Lenders that (except for each condition precedent to Lender’s obligation to make the requested Loan Advance) this request: (i) constitutes an affirmation by Borrower that, except as otherwise disclosed in writing to the Administrative Agent, each of the warranties and representations made in the Loan Agreement, including, without limitation, the Borrower’s continued compliance with the Financial Covenants, as satisfied by the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower to the Agent, remains true and correct in all material respects as of the date of this request and, unless Administrative Agent is notified to the contrary prior to the disbursement of the Loan Advance, will be so on the date of such Loan Advance; and (ii) constitutes the representation and warranty of Borrower that the information set forth in this request is true, accurate and complete in all material respects.
     The Borrower hereby further certifies, warrants and represents to Administrative Agent and the Lenders that: (i) to the best of the Borrower’s knowledge, the financial information provided by the Borrower to the Agent remains true and accurate in all material respects; (ii) the Borrower is in compliance with the financial covenants contained in the Loan Agreement to the extent set forth below; (iii) to the best of the Borrower’s knowledge, an Event of Default which is continuing has not occurred under the Loan Agreement or any of the other Loan Documents.

Covenant	Requirement	Actual
Leverage Ratio	Less than 70%

Fixed Charge Ratio	Not less than 1.35:1

Borrower’s Net Worth	Not less than the aggregate of $536,025,018.00 plus 85% of cumulative net cash proceeds, as set forth in the Loan Agreement

Aggregate Pro Rata amount of the Variable Rate Indebtedness of the Consolidated CSC Entities and the Unconsolidated CSC Entities	Less than 30% of the Total Asset Value

Individual Property secured Debt of the Borrower, CSC or any Borrower Subsidiary which is recourse to the Borrower or CSC	In the aggregate outstanding at any time, not to exceed twenty five percent (25%) of the Total Asset Value

Covenant	Requirement	Actual
The Pro Rata share of Investments in Development Assets (valued at undepreciated Book Value)	In the aggregate, not to exceed twenty five percent (25%) of Total Asset Value

The Pro Rata share of Investments in Land Assets which are valued at Book Value	In the aggregate, not to exceed ten percent (10%) of Total Asset Value

The Pro Rata share of Investments in Non-Retail Assets	In the aggregate, not to exceed five percent (5%) of Total Asset Value
     Calculations of the Financial Covenants are set forth in the Closing Compliance Certificate, or once delivered, the most recent Compliance Certificate delivered by the Borrower to the Agent.
     This request is submitted to Administrative Agent for the purpose of inducing Lenders to make a Loan Advance and Borrower intends that Administrative Agent and the Lenders shall rely upon the same being true, accurate and complete in all material respects.
     If all conditions precedent to Lenders’ obligation to make a Loan Advance are satisfied, please disburse the Loan Advance on                                         , 200                    .

     WITNESS the execution hereof as an instrument under seal as of the                     day of                                         , 200                    .

CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership

By:	Cedar Shopping Centers, Inc., its general partnership

By:

Name:

Title:

Availability Certificate

1. Maximum Loan Amount

a. Established Loan Amount		$150,000,000.00
b. Total Commitment		$150,000,000.00
c. Availability (calculated below)	$

least of (a), (b) and (c)			$

2. Loan Balance

a. Outstanding Balance of Loan plus	$

b. L/C Exposure	$

(a) plus (b)			$

3. Amount of Loan available to be advanced and/or L/C’s available to be issued
1 minus 2			$

Availability Calculation

1. For each Borrowing Base Property which is not an OD Property:

          (A) seventy percent (70%) of the Borrowing Base Value* of such Borrowing Base Property as of the date of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent,
$

(B) seventy percent (70%) of the total costs as set forth on the Construction Budget for such Borrowing Base Property;	$

(C) Aggregate of lesser of (A) or (B) above for each non OD property		$

2. For each Borrowing Base Property which is an OD Property:

          (A) seventy percent (70%) of the Borrowing Base Value* of the completed component of such Borrowing Base Property as of the date of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent,
$

(B)

          (I) seventy percent (70%) of the Borrowing Base Value* of the development component of such Borrowing Base Property as of the date of the most recent Compliance Certificate or Borrowing Base Property report, as applicable, delivered to the Administrative Agent,
$

(II) seventy percent (70%) of the total costs as set forth on the Construction Budget for the development component of such Borrowing Base Property	$

(III) Aggregate of lesser of (I) and (II) above for each OD property		$

3. Implied Loan Amount		$

(calculated below)

4. Availability is the lesser of [(1)(C) + (2)(A) + 2(B)(III)] or (3)	$

*Borrowing Base Value Calculation

Borrowing Base Property
Trexlertown Plaza	Received 8/20/08; $77,650,000.00 (as completed)

Lake Raystown Shopping Center	Received 8/20/08; $16,900,000.00

Blue Mountain Commons	Received 8/20/08; $42,400,000.00 (as completed)

Carbondale Plaza	Received 8/20/08; $8,050,000.00

Implied Loan Amount Calculation
Principal amount which generates Implied Debt Service Coverage Ratio of 1.20 to 1.00, calculated in accordance with the worksheet which is to be annexed hereto.

EXHIBIT C TO LOAN AGREEMENT
NOTE
PROMISSORY NOTE
$                    0,000,000.00                                        , 2008
1. Promise To Pay.
     FOR VALUE RECEIVED, CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a Delaware limited partnership having an address at 44 South Bayles Avenue, Port Washington, New York 11050 (hereinafter, the “Borrower”) promises to pay to the order of KEYBANK, NATIONAL ASSOCIATION, a national banking association having an address at 225 Franklin Street, Boston, Massachusetts 02110 (hereinafter, a “Lender”), the principal sum of                      MILLION DOLLARS ($                    ,000,000.00), or so much thereof as may be advanced by or on behalf of Lender, with interest thereon, or on the amount thereof from time to time outstanding, to be computed, as hereinafter provided, on each advance from the date of its disbursement until such principal sum shall be fully paid. Interest and principal shall be payable in installments as set forth in the Loan Agreement (as defined below). The total principal sum, or the amount thereof outstanding, together with any accrued but unpaid interest, shall be due and payable in full on                                         , 2011 (hereinafter, the “Maturity Date”), which term is further defined in, and is subject to extension and/or acceleration in accordance with, the Loan Agreement pursuant to which this Promissory Note (hereinafter, the “Note”) has been issued.
2. Loan Agreement.
     This Note is issued pursuant to the terms, provisions and conditions of an agreement captioned “Amended and Restated Loan Agreement” (hereinafter, as the same may be modified, amended or restated from time to time, the “Loan Agreement”) dated as October 21, 2008 among Borrower, Lender, and the other financial institutions named therein (the Lender and such other institutions, the “Lenders”) and KeyBank, National Association, as Agent (hereinafter, the “Agent”) and evidences the Loan and Loan Advances made by or on behalf of the Lender pursuant thereto. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement. This Note is one of several Notes executed and delivered by the Borrower to the Lenders in accordance with the terms and provisions of the Loan Agreement.
3. Acceleration; Event of Default.
     At the option of the Agent, subject to the terms of the Loan Agreement, this Note and the indebtedness evidenced hereby shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default, or other indulgence, upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Agent shall have, in addition to any rights and remedies contained herein, any and all rights and remedies set forth in the Loan Agreement or any other Loan Document.

4. Certain Waivers, Consents and Agreements.
     Each and every party liable hereon, or for the indebtedness evidenced hereby, whether as maker, endorser, guarantor, surety or otherwise hereby: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon, and specifically assents to, any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the Agent or the holder to any party now or hereafter liable hereunder or for the indebtedness evidenced hereby; (c) agrees to any substitution, exchange, release, surrender or other delivery of any security or collateral now or hereafter held hereunder or in connection with the Loan Agreement, or any of the other Loan Documents, and to the addition or release of any other party or person primarily or secondarily liable; (d) agrees that if any security or collateral given to secure this Note or the indebtedness evidenced hereby or to secure any of the obligations set forth or referred to in the Loan Agreement, or any of the other Loan Documents, shall be found to be unenforceable in full or to any extent, or if Agent or any other party shall fail to duly perfect or protect such collateral, the same shall not relieve or release any party liable hereon or thereon nor vitiate any other security or collateral given for any obligations evidenced hereby or thereby; (e) agrees to pay all costs and expenses actually incurred by Agent and Lenders or any other holder of this Note in connection with the indebtedness evidenced hereby pursuant to the Loan Agreement, including, without limitation, all reasonable attorneys’ fees and costs, for the implementation of the Loan, the collection of the indebtedness evidenced hereby and the enforcement of rights and remedies hereunder or under the other Loan Documents, whether or not suit is instituted; and (f) consents to all of the terms and conditions contained in this Note, the Loan Agreement, the Mortgage, the Assignment of Leases and Rents, and all other instruments now or hereafter executed evidencing or governing all or any portion of the security or collateral for this Note and for such Loan Agreement, or any one or more of the other Loan Documents.
5. Delay Not A Bar.
     No delay or omission on the part of the Agent or the holder in exercising any right hereunder or any right under any instrument or agreement now or hereafter executed in connection herewith, or any agreement or instrument which is given or may be given to secure the indebtedness evidenced hereby or by the Loan Agreement, or any other agreement now or hereafter executed in connection herewith or therewith shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion.
6. Partial Invalidity.
     The invalidity or unenforceability of any provision hereof, of the Loan Agreement, of the other Loan Documents, or of any other instrument, agreement or document now or hereafter executed in connection with the Loan made pursuant hereto and thereto shall not impair or vitiate any other provision of any of such instruments, agreements and documents, all of which provisions shall be enforceable to the fullest extent now or hereafter permitted by law.

7. Compliance With Usury Laws.
     All agreements among Borrower, Guarantor, Agent and Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Agent or Lenders for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law”, shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower, Agent and Lenders in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents or the Security Documents at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever Agent or Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements among Borrower, the Guarantor, Agent and Lenders.
8. Use of Proceeds.
     All proceeds of the Loan shall be used solely for the purposes more particularly provided for and limited by the Loan Agreement.
9. Security.
     This Note is secured by the Collateral as set forth in the Loan Agreement. The Collateral for this Note may be held by the Agent, on behalf of the Lender and the other Lenders.
10. Notices.
     Any notices given with respect to this Note shall be given in the manner provided for in the Loan Agreement.
11. Governing Law and Consent to Jurisdiction.
     11.1 Substantial Relationship. It is understood and agreed that all of the Loan Documents were delivered in the State of New York, which State the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.
     11.2 Place of Delivery. Borrower agrees to furnish to Lender at Lender’s office in Boston, Massachusetts, all further instruments, certifications and documents to be furnished hereunder, if any.

     11.3 Governing Law. This Note and each of the other Loan Documents, except as otherwise provided in Section 11.4, shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of the State of New York without regard to principles of conflicts of law, except insofar as formation of the Borrower under Delaware law requires Delaware law to apply with respect to matters of authorization to enter into the transaction contemplated by this Note.
     11.4 Exceptions. Notwithstanding the foregoing choice of law:
     (a) the procedures governing the enforcement by Agent and each of the Lenders of its foreclosure and other remedies against Borrower under the Security Documents and under the other Loan Documents with respect to each Collateral Property, including by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief or for the appointment of a receiver, shall be governed by the laws of the State in which such Collateral Property is located;
     (b) Agent and each of the Lenders shall comply with the applicable law of the State in which such Collateral Property is located to the extent required by the law of such jurisdiction in connection with the foreclosure of the security interests and liens created under the Security Documents and the other Loan Documents with respect to each Collateral Property or other assets situated in such State; and
     (c) provisions of Federal law and the law of such State shall apply in defining the terms Hazardous Materials, Environmental Legal Requirements and Legal Requirements applicable to each Collateral Property as such terms are used in the Loan Agreement, the Environmental Indemnity and the other Loan Documents.
Nothing contained herein or any other provisions of the Loan Documents shall be construed to provide that the substantive laws of any other State shall apply to any parties’ rights and obligations under any of the Loan Documents, which, except as expressly provided in clauses (A), (B) and (C) of this Section 11.4, are and shall continue to be governed by the substantive law of State of New York. In addition, the fact that portions of the Loan Documents may include provisions drafted to conform to the law of any other State is not intended, nor shall it be deemed, in any way, to derogate the parties’ choice of law as set forth or referred to in this Note, the Loan Agreement or in the other Loan Documents. The parties further agree that the Agent may enforce its rights under the Loan Documents including, but not limited to, its rights to sue the Borrower or to collect any outstanding indebtedness in accordance with applicable law
     11.5 Consent to Jurisdiction. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT LOCATED IN THE FIRST DEPARTMENT OF THE NEW YORK STATE UNIFIED COURT SYSTEM OR FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN THE LOAN AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE

VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
12. Waiver of Jury Trial.
     BORROWER, AGENT AND LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.
13. No Oral Change.
     This Note and the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought in accordance with the terms and conditions of the Loan Agreement. In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealing, or the like be effective to amend, terminate, extend or otherwise modify this Note or any of the other Loan Documents.
14. Rights of the Agent and Holder.
     This Note, and the rights and remedies provided for herein, may be enforced by Agent, the holder, or any subsequent holder hereof. Wherever the context permits, each reference to the term “holder” herein shall mean and refer to Agent, the holder, or the then subsequent holder of this Note.
15. Right to Pledge.
     Lender may at any time pledge all or any portion of its rights under the Loan Documents including any portion of this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.
16. Setoff.
     The terms and provisions of Article 12 of the Loan Agreement are incorporated herein by reference.
[Remainder of page left intentionally blank]

     IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date set forth above as a sealed instrument.

Witness:	BORROWER:

CEDAR SHOPPING CENTERS PARTNERSHIP,
L.P., a Delaware limited partnership

	By:	Cedar Shopping Centers, Inc., its general partnership

By:

Name:

Title:

EXHIBIT D TO LOAN AGREEMENT
AUTHORIZED REPRESENTATIVES
1.	Leo S. Ullman, President of Cedar Shopping Centers, Inc.

2.	Brenda J. Walker, Vice President of Cedar Shopping Centers, Inc.

3.	Lawrence E, Kreider, Jr., Chief Financial Officer of Cedar Shopping Centers, Inc.

ED-1

EXHIBIT E TO LOAN AGREEMENT
REQUIRED PROPERTY, HAZARD AND OTHER INSURANCE
     Borrower or the applicable Loan Party shall at all times provide and maintain the following insurance coverages with respect to each Collateral Property and the Collateral, if applicable, issued by companies qualified to do business in the applicable jurisdictions where the Collateral Property is located, having a Best’s Rating of not less than A-VIII and otherwise acceptable to Administrative Agent in its sole reasonable discretion:
     (i) physical insurance on an all-risk basis without exception (including, without limitation, flood required if property is in a “Special Flood Hazard Area” A or V, vandalism and malicious mischief, earthquake, collapse, boiler explosion, sprinkler coverage, mold infestation, cost of demolition, increased costs of construction and the value of the undamaged portion of the building and soft costs coverage) covering all the real estate, fixtures and personal property to the extent of the full insurable value thereof, on a builder’s risk non-reporting form prior to completion and occupancy to Occupy Endorsement, having replacement cost and agreed amount endorsements (with deductibles not in excess of insurable value);
     (ii) to the extent that the Collateral Property has tenants paying rent under executed leases, rent loss or business interruption insurance in an amount equal to one year’s projected rentals or gross revenues;
     (iii) public liability insurance, with underlying and umbrella coverages totaling not less than $2,000,000.00 per occurrence and $10,000,000.00 in the aggregate or such other amounts as may be determined by Administrative Agent from time to time;
     (iv) automobile liability insurance (including non-owned automobile) with a coverage of $1, 000, 000 per occurrence during construction;
     (v) worker’s compensation, employer’s liability and other insurance required by law;
     (vi) while any construction is pending, insurance covering those risks required to be covered by any contractor, or another contractor or sub-contractor, under any applicable plans and specifications, construction contracts, or any other construction documents;
     (vii) errors and omissions or similar coverages from any applicable architect and consulting engineers; and
     (viii) such other insurance coverages in such amounts as Administrative Agent may request consistent with the customary practices of prudent developers and owners of similar properties.

An actual insurance policy or certified copy thereof, or a binder, certificate of insurance, or other evidence of property coverage in the form of Acord 27 (Evidence of Property Coverage), Acord 25 (Certificate of Insurance), or a 30-day binder in form acceptable to Administrative Agent with an unconditional undertaking to deliver the policy or a certified copy within thirty (30) days, shall be delivered at closing of the Loan and prior to the first Loan Advance.
     Flood insurance shall be provided if the collateral property is located in a flood zone, flood risk or flood hazard area as designated pursuant to the Federal Flood Disaster Protection Act of 1973, as amended, and the regulations thereunder, or if otherwise reasonably required by Administrative Agent.
     Administrative Agent, on behalf of the Lenders, shall be named as first mortgagee on policies of all-risk-type insurance on the Collateral Property, as loss payee on the Collateral and its contents, and as first mortgagee on rent-loss or business interruption coverages related thereto.
     Except with respect to public liability insurance, as to which Administrative Agent, on behalf of the Lenders, shall be named as an additional insured with respect to the Collateral Property or the Collateral, all other required insurance coverages shall have a so-called “Mortgagee’s endorsement” or “Lenders’ loss-payable endorsement” which shall provide in substance as follows:
     (a) Subject to the terms of this Agreement, loss or damage, if any, under the policy shall be paid to Administrative Agent and its successors and assigns in whatever form or capacity its interest may appear and whether said interest be vested in said Administrative Agent in its individual or in its disclosed or undisclosed fiduciary or representative capacity, or otherwise, or vested in a nominee or trustee of said Administrative Agent.
     (b) The insurance under the policy, or under any rider or endorsement attached thereto, as to the interest only of Administrative Agent, its successors and assigns, shall not be invalidated nor suspended:
     (i) by any error, omission or change respecting the ownership, description, possession or location of the subject of the insurance or the interests therein or the title thereto; or
     (ii) by the commencement of foreclosure or similar proceedings or the giving of notice of sale of any of the property covered by the policy by virtue of any mortgage, deed of trust, or security interest; or
     (iii) by any breach of warranty, act, omission, neglect, or noncompliance with any provisions of the policy by the named insured, or any one else, whether before or after a loss, which under the provisions of the policy of insurance, would invalidate or suspend the insurance as to the named insured, excluding, however, any acts or omissions of Administrative Agent while exercising active control and management of the insured property.

     (c) Insurer shall provide Administrative Agent and each of the Lenders with not less than thirty (30) days, prior written notice of cancellation of the policy (for non-payment or any other reason) or of the non-renewal thereof.
     (d) The insurer reserves the right to cancel the policy at any time, but only as provided by its terms. However, in such case this policy shall continue in force for the benefit of Administrative Agent for thirty (30) days after written notice of such cancellation is received by Administrative Agent and shall then cease.
     (e) Should legal title to and beneficial ownership of any of the property covered under the policy become vested in Administrative Agent or its agents, successors or assigns, insurance under the policy shall continue for the term thereof for the benefit of Administrative Agent.
     (f) All notices herein provided to be given by the insurer to Administrative Agent in connection with this policy and Administrative Agent’s loss payable endorsement shall be mailed to or delivered to Administrative Agent by certified or registered mail, return receipt requested, as follows:
KeyBank, National Association
225 Franklin Street
Boston, Massachusetts 02110
Attention:     Central Insurance Unit

EXHIBIT F TO LOAN AGREEMENT
OWNERSHIP INTERESTS AND TAXPAYER IDENTIFICATION NUMBERS

Tax Identification
Entity Name	Partners/Members	Number
Cedar-Trexler Plaza 2, LLC	Cedar Shopping Centers Partnership, L.P.	20-5065081
Cedar Lake Raystown, LLC	Cedar Shopping Centers Partnership, L.P.	20-1158059
Cedar-Clock Tower, LLC	Cedar Shopping Centers Partnership, L.P.	20-5518103
Cedar Carbondale, LLC	Cedar Shopping Centers Partnership, L.P.	20-0927694

EF-1

EXHIBIT G TO LOAN AGREEMENT
COMPLIANCE CERTIFICATE
TO: The Administrative Agent and Lenders party to the Loan Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Amended and Restated Loan Agreement dated as of October 21, 2008 (as amended, the “Loan Agreement”), among Cedar Shopping Centers Partnership, L.P. (“Borrower”), KeyBank, National Association and the Lenders identified therein. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Loan Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected/authorized                                          of Cedar Shopping Centers, Inc., general partner of the Borrower.
     2. I have reviewed the terms of the Loan Agreement and I have made, or have caused to be made under my supervision, a review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements.
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.
     4. Schedule 1 attached hereto sets forth financial data and computations at and for the period ending                      evidencing the Borrower’s compliance with certain covenants of the Loan Agreement, except as set forth below, all of which data and computations are true, complete and correct in all material respects to my knowledge.
     Described below are the exceptions, if any, to paragraphs 3 and 4, listing the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this ___day of                     , 200___.

CEDAR SHOPPING CENTERS PARTNERSHIP,
L.P., a Delaware limited partnership

By:	Cedar Shopping Centers, Inc., its general
partnership

By:

Name:

Title:

Schedule 1 to Compliance Certificate

Covenant	Requirement	Actual
Leverage Ratio	Less than 70%

Fixed Charge Ratio	Not less than 1.35:1

Borrower’s Net Worth	Not less than the aggregate of $536,025,018.00 plus 85% of cumulative net cash proceeds, as set forth in the Loan Agreement

Aggregate Pro Rata amount of the Variable Rate Indebtedness of the Consolidated CSC Entities and the Unconsolidated CSC Entities	Less than 30% of the Total Asset Value

Individual Property secured Debt of the Borrower, CSC or any Borrower Subsidiary which is recourse to the Borrower or CSC	In the aggregate outstanding at any time, not to exceed twenty five percent (25%) of the Total Asset Value (excluding the Obligations)

The Pro Rata share of Investments in Development Assets (valued at undepreciated Book Value)	In the aggregate, not to exceed twenty five percent (25%) of Total Asset Value

The Pro Rata share of Investments in Land Assets which are valued at Book Value	In the aggregate, not to exceed ten percent (10%) of Total Asset Value

The Pro Rata share of Investments in Non-Retail Assets	In the aggregate, not to exceed five percent (5%) of Total Asset Value

EXHIBIT H TO LOAN AGREEMENT
ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each Assignor] identified in item 1 below [the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

2.	Borrower:	Cedar Shopping Centers Partnership, L.P.

     3. Administrative Agent: KeyBank, National Association, as the administrative agent under the Credit Agreement
     4. Credit Agreement: Amended and Restated Loan Agreement, dated as of October 21, 2008, as amended, among Cedar Shopping Centers Partnership, L.P., the Lenders from time to time party thereto, and KEYBANK, NATIONAL ASSOCIATION.
     5. Assigned Interest[s]:

Aggregate
			Amount of the		Percentage
			Commitment/	Amount of	Assigned of
		Facility	Loans for all	Commitment/	Commitment/	CUSIP
Assignor[s]	Assignee[s]	Assigned	Lenders	Loans Assigned	Loans	Number

     6. Trade Date:                                         , 200        .
     Effective Date:                     , 20      TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.
     The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR: [NAME OF ASSIGNOR]
By:

ASSIGNEE: [NAME OF ASSIGNEE]
By:

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
     1. Representations and Warranties.
     1.1 Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2 Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.3.1 of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.3.1 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (iv) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made it own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the

Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I TO LOAN AGREEMENT
LENDERS’ COMMITMENT

		Commitment
Lender	Commitment Amount	Percentage
KEYBANK, NATIONAL ASSOCIATION	$32,500,000.00	21.66667%
MANUFACTURERS AND TRADERS TRUST COMPANY	$27,500,000.00	18.33334%
TD BANK, N.A.	$25,000,000.00	16.66666%
REGIONS BANK	$25,000,000.00	16.66666%
CITIZENS BANK OF PENNSYLVANIA	$20,000,000.00	13.33333%
RAYMOND JAMES BANK, FSB	$10,000,000.00	6.66667%
TRISTATE CAPITAL BANK	$10,000,000.00	6.66667%

TOTAL	$150,000,000.00	100%

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EXHIBIT J TO LOAN AGREEMENT

Borrowing Base Property
Trexlertown Plaza	Received 8/20/08;$77,650,000.00 (as completed)

Lake Raystown Shopping Center	Received 8/20/08; $16,900,000.00

Blue Mountain Commons	Received 8/20/08; $42,400,000.00 ( as completed)

Carbondale Plaza	Received 8/20/08; $8,050,000.00

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EXHIBIT EC
ESTOPPEL CERTIFICATE
ESTOPPEL CERTIFICATE AND AGREEMENT
     WHEREAS,                      a                      having an address at                      (hereinafter, the “Landlord”), is the owner in fee simple of that certain parcel of real estate numbered                     , and commonly known as                     , as more particularly described in Exhibit A annexed hereto (hereinafter, the “Premises”);
     WHEREAS, the Landlord has leased the Premises to                     , a                      having an address at                      (hereinafter, the “Tenant”), pursuant to that certain ground lease dated as of                           ,           (hereinafter, with any amendments, modifications, extensions, replacements or renewals, the “Lease”), a copy of which is attached hereto as Exhibit B and made a part hereof (all capitalized terms used herein which are not otherwise defined shall have the meaning ascribed to such term under the Lease);
     WHEREAS, KeyBank, National Association, a national banking association having an address at 225 Franklin Street, Boston, Massachusetts 02110, as agent (hereinafter, the “Agent”) on behalf of itself and certain other lenders (hereinafter, individually and collectively referred to as the “Lender” or “Lenders”), has established a loan arrangement (hereinafter, the “Loan Arrangement”) with Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership having an address at c/o Cedar Shopping Centers, Inc., 44 South Bayles Avenue, Suite 304, Port Washington, New York 11050 (hereinafter, the “Borrower”);
     WHEREAS, the Tenant has substantial financial dealings with the Borrower and is affiliated with the Borrower (by ownership and by contractual relationship and/or other meaningful business relationship), and the extension of credit and the providing of financial accommodations to the Borrower will enhance and benefit the business activities and interests of the Tenant;
     WHEREAS, the Loan Agreement contemplates the addition of Collateral properties and Borrowing Base Properties (as such terms are defined in the Loan Agreement);
     WHEREAS, the Agent, Borrower, and the Lender desire to add the Tenant’s interest in the Premises to the Collateral Properties and the Borrowing Base Properties (the “Transaction”);
     WHEREAS, as a prior condition to the Transaction, the Agent and the Lenders require that, among other collateral to be granted, the Tenant grant to the Agent, on behalf of the Lenders, a leasehold mortgage in and to the rights of the Tenant to the Lease and the Premises and a security interest in other property of the Tenant, said leasehold mortgage and security interests to be created by the execution and delivery by the Tenant of that certain Leasehold

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Mortgage and Security Agreement dated as of                     , 2008 (hereinafter, with any extensions, modifications and amendments, the “Leasehold Mortgage”);
     WHEREAS, as a further condition to establishing the Transaction, the Agent and the Lenders require that the Landlord certify, represent, covenant, and agree to the matters described in this Estoppel Certificate and Agreement (hereinafter, this “Estoppel Certificate”); and
     WHEREAS, it is in the best interest of the Landlord that the Transaction be established.
     NOW, THEREFORE, in consideration of the foregoing, and upon the request of the Agent and the Lenders, Landlord and the Tenant hereby make the following representations and covenants:
1.	The Landlord and Tenant represent that:
     1.1 the Lease is currently in full force and effect;
     1.2 the Lease has not been modified or amended;
     1.3 neither the Tenant nor Landlord is in default under the Lease, nor has any event occurred which is, or solely with the passage of time would be, an event of default under the Lease; and
     1.4 the term of the Lease commences on                             ,            and expires on                            ,            .
2.	The Landlord represents that all rent presently due under the Lease has been paid in full, and no additional rent is presently due under the Lease; and as of the date of this Estoppel Certificate, there are no other payments due and payable from the Tenant to the Landlord under the Lease.

3.	The Landlord represents and warrants that the Landlord is the owner of the fee simple estate in the Premises and that its fee interest in the Premises is unencumbered, except as set forth in Exhibit C attached hereto.

4.	The Landlord acknowledges and agrees that the interest of the Landlord in and to the Premises and the Lease shall not be encumbered beyond that which such interests are encumbered as of the date hereof in any manner whatsoever without the prior written consent of the Agent.

5.	Upon the recording of the Security Instrument, the Landlord hereby:
5.1	recognizes Agent, and any successor, assignee or transferee of the Agent, as a “leasehold mortgagee"( as defined/described in the Lease), and acknowledges and consents to the granting of the Leasehold Mortgage, and acknowledges and recognizes that the Agent, as the mortgagee of the leasehold interest in the Lease,

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is entitled to the benefit of all of the rights and privileges provided to a leasehold mortgagee under the Lease;

5.2	recognizes the rights of the Agent, and any successor, assignee or transferee of the Agent, in and to the Premises as described in the Leasehold Mortgage, and consents to the exercise by the Agent of its rights under the Leasehold Mortgage upon the occurrence of an event of default by the Tenant under the Leasehold Mortgage;

5.3	recognizes the right of the Agent, and any successor, assignee or transferee of the Agent, to exercise any options, including, without limitation, any renewal or extension options or rights of first refusal provided to the Tenant under the Lease, and agrees that if, prior to the exercise by the Agent of its rights under the Leasehold Mortgage, the Tenant fails to exercise within the applicable time periods set forth in the Lease any option including, without limitation, any renewal or extension option or right of first refusal, the Landlord shall notify the Agent as attorney-in-fact for the Tenant and the Agent shall be authorized, at its option, to exercise any option or right within sixty (60) days of receipt of such notice and the Landlord shall recognize said exercise of any option or right by the Agent;

5.4	agrees that the interest of the Landlord in and to the Premises and the Lease shall not be transferred or assigned unless the transferee or assignee provides a written agreement to the Agent that (i) said transfer or assignment is subject to the terms and conditions of the Lease, and this Estoppel Certificate, and (ii) the transferee or assignee assumes the obligations of the Landlord thereunder and hereunder;

5.5	acknowledges that notwithstanding the occurrence of any event of default under the Lease, the Landlord will not terminate, or allow or suffer the termination of, the Lease, without the prior written consent of Agent; and

5.6	agrees that notwithstanding the terms of the Lease, any and all insurance proceeds or eminent domain or condemnation awards or proceeds with respect to the Premises shall be subject to the approval of the Agent and shall be payable to the Agent, or otherwise made available for the repair or restoration of the Premises, all in accordance with the terms and provisions of the Leasehold Mortgage.
6.	Upon notice to the Landlord by the Agent of the exercise of Agent’s rights against Tenant (whether pursuant to the Leasehold Mortgage or otherwise) the Landlord shall:
6.1	not interfere with any enforcement by the Agent of the Agent’s rights in and to the personal property of the Tenant located on the Premises;

6.2	not distrain nor assert any claim against the personal property of Tenant;

6.3	permit the Agent to enter upon the Premises and remove the personal property from the Premises, provided, the Agent agrees that it shall promptly repair, at the

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Agent’s expense, any physical damage to the Premises caused by said removal; and

6.5	not interfere with the disposal of the personal property by sale (by public auction or otherwise) conducted on the Premises.
7.	Until such time as the Agent executes and records a discharge of the Leasehold Mortgage:
7.1	no modifications, extensions, renewals or surrender of the Lease shall be effective without the prior written consent of the Agent;

7.2	the Landlord shall not convey the Premises to the Tenant without the prior written consent of the Agent;

7.3	any and all rights, easements and development agreements to be granted by, or entered into with, the Landlord relative to the Premises shall not be granted or entered into without the prior written consent of the Agent; and

7.4	the Landlord shall waive any provisions of the Lease which provide that Tenant shall, upon request of the Landlord, subordinate the Lease to any lien of any present or future mortgages granted by the Landlord.
8.	In the event of any default by the Tenant under the Lease, the Landlord shall:
8.1	cause a copy of any notice of default by the Tenant under the Lease or notice of termination of the Lease to be sent to the Agent, and the Landlord agrees that any such notice of default or termination shall not be deemed duly given and effective unless and until a copy of such notice is actually received by the Agent; and

8.2	permit the Agent to cure or cause to be cured such default within thirty (30) days of the receipt of notice from the Landlord of Tenant’s default if such default may be cured by the payment of money, or, otherwise, within sixty (60) days of the receipt of such notice.
9.	If the Agent fails to cause any default of the Tenant under the Lease to be cured, or such default is incapable of being cured, during the applicable time period, the Landlord shall further refrain from exercising its rights and/or remedies under the Lease and shall not terminate the Lease if the Agent has provided the Landlord with written notice that either:
9.1	the Agent intends to cause the default to be cured and the Agent is diligently pursuing the cure of such default; or

9.2	the Agent has or intends to make demand upon Tenant for payment or performance under any agreement between Tenant and the Agent pertaining to the Loan Arrangement and the Agent diligently pursues the exercise of its rights thereunder.

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10. Any successor, assignee or transferee of the Agent shall have thirty (30) days from the consummation of such succession, assignment, or transfer within which to cure or cause to be cured any default of the Tenant under the Lease.
11.	Any default of the Tenant under the Lease which is cured or which is caused to be cured by the Agent within the applicable cure period, shall be deemed to have been waived by the Landlord and the Landlord shall not be entitled to exercise any rights or remedies granted to Landlord under the Lease on account of the occurrence of such default.

12.	In the event any default of Tenant under the Lease is incapable of being cured, the Landlord shall, upon the request of the Agent, execute a new lease with the Agent upon the same terms and conditions (but providing for the revival of any rights and/or options which may have lapsed due to the Tenant’s action or inaction under the Lease) as the Lease and such new lease shall have the same relative priority in right, title and interest in and to the Premises as the Lease.

13.	The Agent shall not become liable for the obligations of the Tenant under the Lease unless and until the Agent obtains possession of the Premises and expressly agrees to assume all such obligations, and then, only for the period during which the Agent is in possession of the Premises. Upon the sale, transfer or assignment by the Agent of its interest in the Lease and/or the Premises, the Agent shall have no further liability to the Landlord.

14.	Whether or not the Agent assumes the obligations of Tenant pursuant to Section 13, above, the Agent shall have no liability to the Landlord for any obligations of Tenant under the Lease arising prior to such assumption by the Agent.

15.	All notices under this Estoppel Certificate shall be sent certified mail, return receipt requested as follows:

If to Landlord:

Attention:
With a copy to:

Attention:
If to the Tenant:

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Attention:
With a copy to:

Attention:
If to the Agent:
KeyBank, National Association
225 Franklin Street, 18th Floor
Boston, Massachusetts 02110
Attention: Gregory W. Lane
With a copy to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Kevin J. Lyons, Esquire
All notices hereunder shall be deemed to have been received three (3) days after the date of mailing in accordance with the above described requirements.
16.	Upon the request of the Agent, the Landlord will provide the Agent with estoppel certificates, substantially similar in form and substance to this Estoppel Certificate, with respect to the status of the Lease and the compliance by the Landlord and/or Tenant with regard to specific terms, provisions and conditions set forth thereunder.

17.	Each party hereto agrees to execute such documents as may be reasonably required from time to time to evidence or effectuate the terms and provisions hereof.

18.	This Estoppel Certificate is binding on, and shall inure to the benefit of, the Tenant, the Agent, and the Landlord, and each of their successor and assigns.
[The balance of this page is intentionally left blank]

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     It is intended that this Estoppel Certificate take effect as a sealed instrument as of this       day of                     , 200     .

LANDLORD:

By:

Name:

Title:

TENANT:

By:

Name:

Title:

AGENT:

KEYBANK, NATIONAL ASSOCIATION

By:

Name:

Title:

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EXHIBIT A
Premises
(See Attached)

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EXHIBIT B
Lease
(See Attached)

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EXHIBIT C
Encumbrances

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SCHEUDLE 6.14.2(i) TO LOAN AGREEMENT

Borrowing Base Property	Fee or Leasehold Estate Interest
Trexlertown Plaza	Fee Interest
Lake Raystown Shopping Center	Fee Interest
Blue Mountain Commons	Fee Interest
Carbondale Plaza	Fee Interest

S-1

Rights of First Refusal
NONE

S-2

SCHEDULE 6.14.4(ii)
NONE

S-3

SCHEDULE 6.14.4(iii)
NONE

S-4

SCHEDULE 6.14.4(iv)
NONE

S-5

SCHEDULE 6.14.5

Affiliated with an
Ground Lessor(s)	Affiliate of a Loan Party?
None

S-6

SCHEDULE CF
CEDAR SHOPPING CENTERS, INC.
Projected Operating Budget
Funds From Operations (“FFO”) and Adjusted Funds From Operations (Cash Flow — “AFFO”)
Year Ending March 31, 2009
(unaudited)

Consolidated
totals
Revenues:
Rent	$142,053,000
Expense recoveries	33,163,000
Other	559,000

Total revenues	175,775,000

Expenses:
Operating, maintenance and management	28,714,000
Real estate and other property-related taxes	18,907,000
General and administrative	8,766,000
Interest expense (including amortization of deferred financing costs)	47,334,000
Depreciation and amortization	46,772,000
Interest income and income from unconsolidated joint venture	(1,525,000)

Total expenses	148,968,000

Income before minority and limited partners’ interests	26,807,000

Minority interests	(2,159,000)
Limited partners’ interest	(666,000)

Net income	23,982,000

Preferred stock distribution requirements	(7,877,000)

Net income applicable to common shareholders	16,105,000
Add/deduct:
Real estate depreciation and amortization	46,502,000
Limited partners’ interest	666,000
Minority interests	2,159,000
Minority interests’ share of FFO	(5,993,000)
Equity in income of unconsolidated joint venture	(891,000)
FFO from unconsolidated joint venture	1,264,000

FFO	59,812,000
Add/deduct:
Pro rata share of straight-line rents	(2,384,000)

SCF-1

Consolidated
totals
Pro rata share of amortization of intangible lease liabilities	(13,166,000)
Pro rata share of cap-x @ $0.55/sq.ft/year (excluding development/redevelopment properties)	(5,431,000)
Pro rata share of scheduled debt amortization payments	(6,766,000)
Non-real estate depreciation and amortization	1,882,000

AFFO (Cash Flow)	$33,947,000

SCF-2